Exhibit 10.1

EXECUTION VERSION

Published Deal CUSIP Number:  55302JAA5
Published Revolver CUSIP Number:  55302JAB3
Published Term A CUSIP Number:  55302JAC1

CREDIT AGREEMENT

Dated as of January 28, 2016

among

MGM NATIONAL HARBOR, LLC,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

BANK OF AMERICA, N.A.,
as an L/C Issuer,

FIFTH THIRD BANK and BNP PARIBAS,
as Co-Syndication Agents,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and SUMITOMO MITSUI BANKING CORPORATION,

as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A.
as Lead Arranger and Physical Book Manager

BANK OF AMERICA, N.A., FIFTH THIRD BANK, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers

Table of Contents

Section		Page
Article I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:	52
1.03	Accounting Terms.	52
1.04	Rounding	53
1.05	Times of Day; Rates	53
1.06	Letter of Credit Amounts	53
1.07	Certain Calculations	53
Article II THE COMMITMENTS AND CREDIT EXTENSIONS		54
2.01	The Loans	54
2.02	Borrowings, Conversions and Continuations of Loans	54
2.03	Letters of Credit	56
2.04	Prepayments	66
2.05	Termination or Reduction of Commitments	71
2.06	Repayment of Loans	72
2.07	Interest	72
2.08	Fees	73
2.09	Computation of Interest and Fees	73
2.10	Evidence of Debt	74
2.11	Payments Generally; Administrative Agent’s Clawback	74
2.12	Sharing of Payments by Lenders	76
2.13	Increase in Commitments	77
2.14	Defaulting Lenders	80
Article III TAXES, YIELD PROTECTION AND ILLEGALITY		83
3.01	Taxes	83
3.02	Illegality	87
3.03	Inability to Determine Rates	88
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	88
3.05	Compensation for Losses	90
3.06	Mitigation Obligations; Replacement of Lenders	91
3.07	Survival	91
Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		91
4.01	Conditions of Initial Credit Extension	91
4.02	Conditions to all Credit Extensions	95
Article V REPRESENTATIONS AND WARRANTIES		97
5.01	Existence and Qualification; Power; Compliance With Laws.	97
5.02	Authority; Compliance With Other Agreements and Instruments and Government Regulations	97
5.03	No Governmental Approvals Required	98
5.04	Subsidiaries	98
5.05	Financial Statements; Plans and Specifications; In-Balance Test Certificate	98

i

5.06	Litigation	99
5.07	Binding Obligations	99
5.08	No Default	99
5.09	ERISA	99
5.10	Margin Stock; Investment Company Act	99
5.11	Disclosure	99
5.12	Tax Liability	99
5.13	Hazardous Materials	100
5.14	Solvency	100
5.15	Material Adverse Effect	100
5.16	Licenses and Permits	100
5.17	Ownership of Property; Liens	100
5.18	Security Interest; Absence of Financing Statements; Etc	101
5.19	Insurance	101
5.20	Compliance with Law	101
5.21	Intellectual Property	101
5.22	Anti-Terrorism Laws	102
5.23	OFAC; Anti-Corruption Laws	102
Article VI AFFIRMATIVE COVENANTS		102
6.01	Preservation of Existence	102
6.02	Maintenance of Properties	103
6.03	Maintenance of Insurance	103
6.04	Compliance With Laws	104
6.05	Inspection Rights	104
6.06	Keeping of Records and Books of Account	105
6.07	Use of Proceeds	105
6.08	Additional Loan Parties	105
6.09	Collateral Matters	106
6.10	Security Interests; Further Assurances	107
6.11	Limitation on Designations of Unrestricted Subsidiaries	108
6.12	Post-Closing Items	108
6.13	Compliance with Environmental Law	108
6.14	MGM Resorts Completion Guarantee	109
Article VII INFORMATION AND REPORTING COVENANTS		109
7.01	Financial Statements, Etc	109
7.02	Compliance Certificates	112
Article VIII NEGATIVE COVENANTS		113
8.01	Mergers, Consolidations and Asset Sales	113
8.02	Limitation on Lines of Business	115
8.03	Liens	115
8.04	Indebtedness	116
8.05	Payments of Certain Indebtedness	117
8.06	Investments, Loans and Advances	118
8.07	Restricted Payments	120
8.08	Transactions with Affiliates	121
8.09	Limitation on Changes to Fiscal Year	122

8.10	Modifications of Organization Documents and Other Documents; Etc.	122
8.11	Maximum Consolidated Total Leverage Ratio	122
8.12	Minimum Consolidated Interest Coverage Ratio	123
8.13	MGM National Harbor Hotel and Casino Ground Lease	123
8.14	OFAC; Anti-Corruption Laws	123
Article IX EVENTS OF DEFAULT AND REMEDIES		124
9.01	Events of Default	124
9.02	Remedies upon Event of Default	126
9.03	Application of Funds	127
Article X AGENCY		128
10.01	Appointment and Authority	128
10.02	Rights as a Lender	129
10.03	Exculpatory Provisions	129
10.04	Reliance by Administrative Agent and the Collateral Agent	130
10.05	Delegation of Duties	131
10.06	Resignation of Administrative Agent, Collateral Agent or L/C Issuer	131
10.07	Non-Reliance on Administrative Agent and Collateral Agent, Other Lenders and Arrangers	133
10.08	No Other Duties, Etc	133
10.09	Administrative Agent May File Proofs of Claim; Credit Bidding	133
10.10	Collateral and Guaranty Matters	135
10.11	Secured Cash Management Agreements and Secured Hedge Agreements	136
10.12	Withholding Tax	136
Article XI MISCELLANEOUS		137
11.01	Amendments, Etc	137
11.02	Notices; Effectiveness; Electronic Communications	139
11.03	Waiver; Cumulative Remedies; Enforcement	141
11.04	Expenses; Indemnity; Damage Waiver	142
11.05	Payments Set Aside	145
11.06	Successors and Assigns	145
11.07	Treatment of Certain Information; Confidentiality	151
11.08	Right of Setoff	153
11.09	Interest Rate Limitation	153
11.10	Counterparts; Integration; Effectiveness	153
11.11	Survival of Representations and Warranties	154
11.12	Severability	154
11.13	Replacement of Lenders	154
11.14	Governing Law; Jurisdiction; Etc	155
11.15	Waiver of Jury Trial	156
11.16	No Advisory or Fiduciary Responsibility	157
11.17	Electronic Execution of Assignments and Certain Other Documents	157
11.18	USA PATRIOT Act	158
11.19	Keepwell	158
11.20	Gaming Law	158
11.21	ENTIRE AGREEMENT	159
11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	159

Article XII DEED OF TRUST		160
12.01	SNDA and Estoppel	160
12.02	Required Notices	160
12.03	Representations, Warranties and Covenants	160
12.04	Lot Line Adjustment.	161

SCHEDULES

1.01	Mortgaged Real Property
2.01	Commitments
5.04	Subsidiaries
5.06	Litigation
6.12	Post-Closing Items
8.08	MGM Resorts Agreements
11.02	Notice Addresses

EXHIBITS

A	Form of Committed Loan Notice
B	Form of In-Balance Test Certificate
C-1	Form of Term A Note
C-2	Form of Revolving Note
D	Form of Compliance Certificate
E-1	Form of Administrative Questionnaire
E-2	Form of Assignment and Assumption
F	Forms of U.S. Tax Compliance Certificate
G	Form of Opening Date Certificate
H	Form of Completion of Construction Certificate
I	Form of Guaranty

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 28, 2016, among MGM NATIONAL HARBOR LLC, a Nevada limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer.  The parties hereto hereby agree with reference to the following facts:

WHEREAS, the Borrower and the other Loan Parties propose to develop, construct, own and operate MGM National Harbor (as defined below);

WHEREAS, Borrower has requested the Lenders to extend credit in the form of multi- draw Initial Term A Loans, in an aggregate principal amount not in excess of $425,000,000 and Revolving Commitments, in an aggregate principal amount not in excess of $100,000,000;

WHEREAS, the proceeds of the Initial Term A Loans and Revolving Loans are to be used in accordance with Section 6.07;

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications and vacations, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Borrower or its Subsidiaries in furtherance of MGM National Harbor which now exist, are required to be entered into under the terms of the MGM National Harbor Hotel and Casino Ground Lease or which are approved as to their form and substance by the Collateral Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed.

“Account Control Agreements” means, collectively, the Term A Loan Proceeds Account Control Agreement, the Revolving Loan Proceeds Account Control Agreement, the Operating Account Control Agreement and the Company Equity Contribution Account Control Agreement.

“Act” has the meaning specified in Section 11.18.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that the Creditor Parties and their Affiliates shall not be deemed to be Affiliates of the Borrower or any of its Affiliates.

“Agency Fee Letter” means the letter agreement, dated as of the date hereof, between the Borrower and Bank of America, N.A., as Administrative Agent.

“Agent Accounts” means the Term A Loan Proceeds Account, the Revolving Loan Proceeds Account, the Operating Account and the Company Equity Contribution Account.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” means the Administrative Agent and the Collateral Agent; and “Agent” means any of them.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ALTA” means American Land Title Association.

“Anticipated Investment Income” means, at any time, with respect to any Agent Account, the amount of investment income which the Borrower reasonably determines will accrue on the funds in such Agent Account through the Scheduled Completion Date, taking into account the current and future anticipated rates of return on investments in each such account permitted under the Loan Documents and the anticipated times and amounts of draws from each such account or the payment of Project Costs.

“Applicable ECF Percentage” means, for any Fiscal Year, subject to Section 1.07, (a) 50% if the Consolidated Total Leverage Ratio as of the last day of such Fiscal Year is greater than 3.00:1.00, (b) 25% if the Consolidated Total Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.00:1.00 and greater than 2.00:1:00 and (c) 0% if the Consolidated Total Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.00:1.00.

“Applicable Percentage” means, as to each Lender at any time, the percentage of the Commitments and Loans under a given Facility held by that Lender at such time.  If the commitment of each Term A Lender to make Term A Loans or Revolving Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, or if the Term A Commitments or Revolving Commitments

have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (a) in respect of the Revolving Loans and the Initial Term A Loans, (i) prior to the Opening Date, 1.25% per annum for Base Rate Loans and 2.25% per annum for Eurodollar Rate Loans and (ii) from time to time on the Opening Date and after the end of each full Fiscal Quarter ending thereafter for which Borrower has delivered a Compliance Certificate (provided that, at the Borrower’s option and solely for purposes of calculating the Consolidated Total Leverage Ratio test set forth below, the Borrower may deliver Compliance Certificates for Fiscal Quarters ending prior to the Initial Calculation Date) and subject to Section 1.07, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth below:

Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate; Letters of Credit	Base Rate
1	≤ 3.00:1.00	2.00%	1.00%
2	> 3.00:1.00	2.25%	1.25%

and (b) in respect of any Class of Incremental Term Loans, the applicable percentages per annum set forth in the applicable Increase Joinder pursuant to Section 2.13.

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 2 shall apply in respect of the Revolving Loans and the Initial Term A Loans, in each case, as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

In the event that any Compliance Certificate delivered pursuant to Section 7.02 is shown to be inaccurate when delivered (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, and only in such case, then the Company shall immediately (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Rate for such Applicable Period based upon the corrected Compliance Certificate and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12.

This provision is in addition to other respective rights of the Administrative Agent under this Agreement.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Applicable Term A Percentage” means with respect to any Term A Lender at any time, such Term A Lender’s Applicable Percentage in respect of a Term A Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or Loan thereunder at such time and (b) with respect to the Letter of Credit Sublimit, (i) an L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Approved Lot Line Adjustment” has the meaning specified in Section 12.04.

“Appurtenant Rights” means all and singular tenements, hereditaments, rights, reversions, remainders, development rights, privileges, benefits, easements (in gross or appurtenant), rights-of-way, licenses, gores or strips of land, streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and all appurtenances whatsoever and claims or demands of Trustor at law or in equity in any way belonging, benefiting, relating or appertaining to the Land, the Site, the MGM National Harbor area which is located on the Land, the airspace over the Land, the Improvements or any of the Trust Estate encumbered by the Deed of Trust, or which hereinafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Trustor.

“Arrangers” means, collectively, the Joint Lead Arrangers and the Lead Arranger.  The Arrangers are not parties to this Agreement or the other Loan Documents (other than the Engagement Letter, to which certain Joint Lead Arrangers are party) in their capacities as Arrangers, and their sole contractual relationship in relation to the Loan Documents is with the Borrower (and not with any other Loan Party).

“Aspire Program” means the investment opportunity to be provided to certain minority and county investors; provided that the aggregate value of such investment opportunity shall not exceed $40,000,000 in equity capital and that any dividends paid pursuant to the Aspire Program shall be limited to 0.5% of the Borrower’s net gaming revenue per annum.

“Asset Sale” means (a) any conveyance, sale, lease, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including accounts receivable and Equity Interests of any person owned by the Borrower or the Restricted Subsidiaries), but not any issuance of Indebtedness by any Person or any issuance of Equity Interests of Borrower, whether owned on the Closing Date or thereafter acquired, by the

Borrower or the Restricted Subsidiaries to any Person and (b) any issuance or sale by any Restricted Subsidiary of its Equity Interests to any Person, in the case of clauses (a) and (b), to the extent that the aggregate value of the interest in such Property conveyed, sold, leased, transferred, or otherwise disposed of or the Equity Interests issued or sold, in each case whether in any single transaction or related series of transactions, is greater than or equal to $15,000,000.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(d)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent and the Borrower.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means (x) in respect of the Revolving Loans, the period from and including the earlier of (i) the date on which there are no undrawn Initial Term A Commitments outstanding and (ii) the Initial Term A Commitment Termination Date, to the earliest of (A) the Maturity Date for the Revolving Loans, (B) the date of termination of the Revolving Commitments pursuant to Section 2.05 and (C) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02 and (y) in respect of the Initial Term A Loans, (i) with respect to the first $250,000,000 of Term A Commitments, the Closing Date and (ii) with respect to the remaining $175,000,000 of Term A Commitments, the period from and including the Closing Date to the Initial Term A Commitment Termination Date.

“Available Amount” means, as of any date of determination, the sum, without duplication, of (A) $25,000,000 plus (B) (x) the cumulative amount of Excess Cash Flow for each Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2017, minus (y) the portion of Excess Cash Flow that has been (or is required to be or to have been) used to prepay the Loans in accordance with Section 2.04(b)(iv), plus (C) the amount of cash dividends, distributions and returns of capital and other payments (excluding any expense reimbursements, indemnification payments, the Available Excluded Contribution Amount, Matching Equity Contributions and payments or contributions made pursuant to the MGM Resorts Completion Guarantee) actually received in cash by the Borrower or any Restricted Subsidiary after the Closing Date and prior to such date of determination from any Person which is not a Restricted Subsidiary plus (D) the net cash proceeds (excluding the Available Excluded Contribution Amount) of any issuance by the Borrower of common Equity Interests or preferred Qualified Equity Interests after the Closing Date and prior to such date of determination plus (E) any Declined Proceeds, plus (F) proceeds from any Asset Sale pursuant to Section 8.01 not otherwise required to be applied to prepay the Term A Loans pursuant to Section 2.04(b).   The Available Amount will be decreased by any amounts thereof (i) used to make Investments pursuant to Section 8.06(j), (ii) used to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 8.05(d) and

(iii) used to make any Restricted Payment pursuant to Section 8.07(f), effective immediately upon any such use.

“Available Excluded Contribution Amount” means the cash or Cash Equivalents or the fair market value of other assets or property (as reasonably determined by the Borrower) received by the Borrower after the Closing Date from:

(1) contributions in respect of Qualified Equity Interests, and

(2) the sale (other than to any Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) of Qualified Equity Interests of the Borrower, in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount, but excluding any Matching Equity Contribution, and payments or contributions made pursuant to the MGM Resorts Completion Guarantee.  The Available Excluded Contribution Amount will be decreased by any amounts thereof (i) used to make Investments pursuant to Section 8.06(q) and (ii) used to make any Restricted Payment pursuant to Section 8.07(j), effective immediately upon any such use.

“Available Funds” means, at any given time, the sum of (a) the amounts then on deposit in the Company Equity Contribution Account, the Term A Loan Proceeds Account and the Revolving Loan Proceeds Account, collectively, (b) the Anticipated Investment Income at such time, (c) aggregate undrawn Term A Commitments and Revolving Commitments to the extent available to be drawn pursuant to this Agreement, (d) the lesser of (i) MGM Resorts’ capacity to make investments in the Borrower under the agreements governing its outstanding Indebtedness and (ii) the sum of MGM Resorts’ unrestricted cash on hand (excluding cage cash) and unused availability under revolving lines of credit and (e) Net Available Proceeds attributable to any Casualty Event not otherwise required to be applied to prepay the Term A Loans pursuant to Section 2.04(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficiary” means Bank of America, in its capacity as Beneficiary under the Deed of Trust.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.01.

“Borrower Party” means the Borrower or any of its Subsidiaries.

“Borrowing” means, in respect of any Facility, a borrowing under that Facility of the same Class and Type.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, (i) the State of New York or (ii) the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, with respect to any Person, any expenditures by such person for the acquisition or leasing of fixed or capital assets that should be capitalized in accordance with GAAP and any expenditures by such person for maintenance, repairs, restoration or refurbishment of the condition or usefulness of Property of such person that should be capitalized in accordance with GAAP; provided that Capital Expenditures shall not include (i) any such expenditures funded with the proceeds of insurance received in connection with any Casualty Event, (ii) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (iii) any Investment made under Section 8.06, (iv) any expenditures funded by MGM Resorts or (v) any Project Costs paid on or after the Opening Date (regardless of when such Project Costs were incurred).

“Capital Lease” as applied to any Person, means any lease of any Property by that Person as lessee that, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of the Borrower, be accounted for as an operating lease and not as a Capital Lease.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments:

(a)Government Securities due within one year after the date of the making of the Investment;

(b)readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;

(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (g) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

(e)certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

(f)repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(g)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(h)“money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above;

(i)a readily redeemable “money market mutual fund” sponsored by a bank described in clause (d) or (e) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(j)corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and

(k)Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (c) and (g) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is an Agent, a Lender or an Affiliate of an Agent or a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” means all obligations of any Loan Party under a Cash Management Agreement.

“Casualty Bridge Capital” means (a) any unsecured Indebtedness of the Borrower expressly subordinated in right of payment to the Loans; provided that such Indebtedness (i) is not scheduled to mature prior to the date that is 91 days after the Final Maturity Date in effect at the time of issuance of that Indebtedness, (ii) the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the Weighted Average Life to Maturity of any Class of

then outstanding Term A Loans and (iii) does not require the making of cash principal or interest payments prior to the Final Maturity Date in effect at the time of issuance of that Indebtedness, and (b) any contributions by MGM Resorts to the equity capital of the Borrower, in each case which are made following any casualty to MGM National Harbor, provided that, within ten Business Days following the receipt by the Borrower thereof, MGM Resorts identifies the amount thereof to the Administrative Agent, and agree in writing that such amounts are in addition to, and do not constitute utilization of, the MGM Resorts Completion Guarantee.

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Property for which the Borrower or the Restricted Subsidiaries receive cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance); provided no such event shall constitute a “Casualty Event” if such proceeds or other compensation in respect thereof is less than $10,000,000.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or implementation of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) MGM Resorts ceases to own and control (legally and beneficially and either directly or indirectly) Equity Interests in Borrower representing more than 50% of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis; or

(b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than MGM Resorts in connection with which MGM Resorts is not or ceases to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of the transferee Person in such sale or transfer of assets on a fully-diluted basis.

“Change Order” means any change order, equitable adjustment, claim or similar provisions under any Construction Contract which has the effect of increasing the price or which results in additional payment by the Borrower to the other party thereunder.

“Class” means (i) with respect to any Commitment, its character as a Commitment for Revolving Loans, a Commitment for Initial Term A Loans or an Incremental Term Commitment (which may be part of an existing Class of Term A Commitments) designated as a “Class” in an amendment to this Agreement providing for any Incremental Commitments pursuant to Section 2.13 related to such Loans and (ii) with respect to any Loans, its character as a Revolving Loan, an Initial Term A Loan or an Incremental Term Loan designated as a “Class” in an amendment to this Agreement providing for any Incremental Commitments pursuant to Section 2.13 related to such Loans; provided that notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the borrowing and repayment of Revolving Loans shall be made on a pro rata basis across all Classes of Revolving Loans (except to the extent that any applicable amendment pursuant to Section 2.13 provides that the Class of Revolving Loans established thereunder shall be entitled to less than pro rata repayments), and any termination of Revolving Commitments shall be made on a pro rata basis across all Classes of Revolving Commitments (except to the extent that any applicable amendment pursuant to Section 2.13 provides that the Class of Revolving Commitments established thereunder shall be entitled to less than pro rata treatment).  Commitments or Loans that have different maturity dates, pricing (other than upfront fees) or other terms shall be designated separate Classes.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Co-Documentation Agents” means, collectively, Credit Agricole Corporate and Investment Bank and Sumitomo Mitsui Banking Corporation.

“Co-Syndication Agents” means, collectively, Fifth Third Bank and BNP Paribas.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, at any date, all of the “Collateral”, “Mortgage Estates” and “Trust Estates” then referred to in the Collateral Documents, and all other assets a Lien on which is granted pursuant to any Collateral Document, including the Mortgaged Real Property.  For the avoidance of doubt, no Excluded Assets shall constitute Collateral.

“Collateral Agent” means Bank of America, when acting in its capacity as Collateral Agent under the Collateral Documents, and any successor to Bank of America in that capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Account Control Agreements, and any supplements or other similar agreements delivered to the Administrative Agent and/or the Collateral Agent pursuant to Section 6.09 and Section 6.10, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a commitment to make Loans (and, in the case of the Revolving Facility, to participate in Letters of Credit) under a Facility.

“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Revolving Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent in its reasonable discretion including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Community Benefit Agreement” means that certain Community Benefit Agreement dated as of June 9, 2014, between Prince George’s County, Maryland, a body corporate and politic, acting through its duly authorized County Chief Executive Officer, having its principal place of business at County Administration Building, 14741 Governor Oden Bowie Drive, Upper Marlboro, Maryland and the Borrower, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse to the Lenders in any material respect.

“Company Equity Contribution Account” means account number 501014701810 in the name of the Borrower established at Bank of America, N.A. or such account in replacement or substitution thereof, which is subject to the Company Equity Contribution Account Control Agreement.

“Company Equity Contribution Account Control Agreement” means that certain Account Control Agreement dated as of January 28, 2016, among the Borrower, the Administrative Agent and any securities intermediary or depositary bank that may be party thereto from time to time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or replaced from time to time in which case such Account Control Agreement may give effect to the customary provisions required by the replacement deposit bank or securities intermediary.

“Competitor” means a Person (other than, subject to the other limitations set forth in this definition, the Borrower, (x) MGM Resorts and its respective Subsidiaries and (y) any financial institution that is a creditor to such Person or has exercised its remedies in respect thereof) which is (i) among the top 25 global gaming companies by annual revenues or (ii) any Person that has or is proposing to build, own or operate a lodging company having a hotel business in Macau, Singapore or Clark County, Nevada, or any Person proposing to build, own or operate a casino resort in any jurisdiction in which the Borrower, MGM Resorts or any of their respective Subsidiaries does any business or has proposed to do business, in each case designated by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) prior to the Closing Date (or as updated by the Borrower in writing after the Closing Date).

“Completion Obligations” has the meaning specified in the MGM Resorts Completion Guarantee.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.

“Conforming Space Lease” means a Space Lease that is permitted or not prohibited by this Agreement, is not with an Affiliate of Trustor, and provides for market rate rents and market terms.

“Consolidated Interest Charges” means, as of the last day of any fiscal period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all Interest Charges for such period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) the EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period to (b) Consolidated Interest Charges for such Test Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of the Total Funded Indebtedness of the Borrower and the Restricted Subsidiaries as of such date to (b) the EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period.

“Construction Completion Date” has the meaning specified in the definition of “Final Completion Date”.

“Construction Contracts” means collectively, the contracts entered into from time to time between any Loan Party (or the General Contractor on behalf of any Loan Party) and any Contractor in connection with the design, engineering, installation and construction of MGM National Harbor or the supply of materials, fixtures, equipment or services in connection with the construction of MGM National Harbor, including the General Construction Agreement.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractor” means any architects, consultants, contractors, sub-contractors or other Persons engaged by Borrower or the General Contractor on behalf of any Loan Party in connection with the design, engineering, installation and construction of MGM  National Harbor.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties” means each of the Administrative Agent, the Collateral Agent, each L/C Issuer and each Lender, and to the extent relevant, each Cash Management Bank, Hedge Bank and Arranger.

“Debt Issuance” means the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than as permitted by Section 8.04).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.04(c).

“Deed of Trust” means that certain Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of January 28, 2016, by the Borrower, as Trustor, to Lawyers Title Realty Services, Inc., as Trustee, for the benefit of Bank of America, as Beneficiary, as amended, restated, supplemented or otherwise modified from time to time.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means subject to Section 2.14, any Lender (a) that has failed to fund any portion of the Term A Loans, Revolving Loans or participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) that has otherwise failed to pay over to the Administrative Agent, the Collateral Agent, L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) for which the Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) that has notified the Borrower, the Administrative Agent or L/C Issuer, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or (e) that has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent and the Borrower).  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory that is the subject or target of any comprehensive Sanctions broadly prohibiting dealings in, with or involving such country or territory.

“Designation” has the meaning specified in Section 6.11(a).

“Disqualification” means with respect to any Lender:

(a)the failure of that Lender timely to file when required pursuant to applicable Gaming Laws (i) any application requested of that Lender by any Gaming Authority in connection with any licensing required of that Lender as a lender to Borrower or (ii) any application or other papers requested of that Lender by any Gaming Authority in connection with determination of the suitability of that Lender as a lender to Borrower (unless any such request has been withdrawn or rescinded by the applicable Gaming Authority);

(b)the withdrawal by that Lender (except where requested or permitted by the Gaming Authority) of any such application or other required papers; or

(c)any determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Lender is “unsuitable” as a lender to Borrower, (ii) that such Person shall be “disqualified” as a lender to Borrower or (iii) denying the issuance to that Lender of any license required under applicable Gaming Laws to be held by such Lender.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity (i) as the result of an optional redemption by the issuer thereof or (ii) that is mandatorily redeemable or redeemable at the sole option of the holder thereof) (other than solely for Qualified Equity Interests or upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control and is subject to the prior payment in full of the Obligations or as a result of a redemption required by Gaming Laws), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Equity Interest) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the Final Maturity Date then in effect at the time of issuance thereof; provided, that Class A-1 Membership Interests (as defined in the Operating Agreement) and Class A-2 Membership Interests (as defined in the Operating Agreement) shall not constitute Disqualified Equity Interests.

“Disqualified Lenders” has the meaning specified in Section 11.06(i).

“Dollar” and “$” mean lawful money of the United States.

“DQ List” has the meaning specified in Section 11.06(i).

“EBITDA” means, for any period, Net Income for such period plus (a) to the extent deducted in calculating such Net Income (but without duplication) (i) extraordinary losses, (ii) Interest Charges, (iii) the expense for United States federal, state, local and foreign taxes on or measured by income, whether or not payable during that period, (iv) depreciation, amortization and all non-recurring and/or other non-cash expenses, (v) items classified as property transactions or pre-opening and start-up expenses on the financial statements for that period, (vi) any fees, expenses or charges related to any Indebtedness permitted under this Agreement, (vii) net income attributable to non-controlling interests, (viii) non-recurring expenses incurred in connection with this Agreement, (ix) without duplication of clause (iii) above, Permitted Tax Distributions and (x) the amount of any Restricted Payments made pursuant to Section 8.07(i)(A) and any fees, expenses or charges related thereto (provided that amounts added back pursuant to this clause (x) shall be limited to mandatory distributions not otherwise included as Interest Charges) and minus (b) to the extent such items have increased Net Income (but without duplication) (i) extraordinary gains, (ii) the benefit for United States federal, state, local and foreign taxes, whether or not receivable during that period, (iii) net loss attributable to non-controlling interests and (iv) items classified as property transactions.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(d)), which Person (to the extent required under applicable Gaming Laws) is not the subject of a Disqualification; provided, no Defaulting Lender shall be an Eligible Assignee for the purposes of any assignment in respect of the Revolving Facility or undrawn Term A Commitment.

“Engagement Letter” means the letter agreement, dated December 3, 2015, among the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or natural resources.

“Environmental Law” means any and all applicable treaties, Federal, state, local, and foreign laws, statutes, ordinances, regulations, rules, decrees, judgments, directives, orders, consent orders, consent decrees, permits, licenses, and the common law, relating to pollution or protection of public health or the Environment, Hazardous Materials, natural resource damages, or occupational safety or human health to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any regulations promulgated and rulings issued pursuant thereto.

“ERISA Affiliate” means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Pension Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by the Borrower, any Restricted Subsidiary or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower, any Restricted Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice indicating an intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by the Borrower, any Restricted Subsidiary or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability on the Borrower, any Restricted Subsidiary or any ERISA Affiliate or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) with respect to any Pension Plan, the imposition of a lien or the posting of a bond or other security under ERISA or the Code; (j) the withdrawal of the Borrower, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to the Borrower or the Restricted Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, two Business

Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Revolving Loan or a Term A Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means for any Fiscal Year of the Borrower ending on or after December 31, 2017, the excess (if any) of (a) the EBITDA of the Borrower and the Restricted Subsidiaries for such Fiscal Year minus, without duplication, (b) the sum (for such Fiscal Year) of (i) Interest Charges and transaction-related fees actually paid in cash by the Borrower and its Subsidiaries (net of interest income received during such Fiscal Year), (ii) scheduled principal repayments to the extent actually made, of Total Funded Indebtedness (including the Term A Loans) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iii) all Federal, state, local and foreign taxes on or measured by income of the Borrower and its Subsidiaries actually paid in cash by the Borrower and its Subsidiaries (net of any tax rebates or credits received in cash by the Borrower or any of its Subsidiaries during such fiscal year), (iv) any Permitted Tax Distributions made by Borrower during such Fiscal Year, (v) Capital Expenditures made by Borrower and its Subsidiaries during such Fiscal Year (other than (x) Capital Expenditures financed with the proceeds of long-term Indebtedness and (y) Capital Expenditures financed with the Net Available Proceeds from any Asset Sale (removing the monetary threshold set forth in the definition of “Asset Sale”)), (vi) to the extent not reducing EBITDA for such Fiscal Year, any fees, expenses or charges related to litigation in connection with the construction of MGM National Harbor and (vii) to the extent not reducing EBITDA for such Fiscal Year, the amount of any Restricted Payments made pursuant to Section 8.07(i) and any fees, expenses or charges related thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any real property other than the Mortgaged Real Property; and (ii) any asset or property constituting “Excluded Assets” as defined in the Security Agreement.

“Excluded Subsidiary” means each (a) Foreign Subsidiary, (b) FSHCO, and (c) Subsidiary of a Foreign Subsidiary that is a CFC.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligations, if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.19 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by such recipient’s net income (however denominated), and franchise Taxes imposed on such recipient, in each case imposed by a jurisdiction (i) as a result of such recipient being organized or having its principal office or applicable Lending Office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Documents), (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax, imposed by any jurisdiction described in (a) above, (c) any Taxes attributable to such recipient’s failure to comply with Section 3.01(e), (d) in the case of a Lender, any United States federal withholding Tax imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (other than an assignee pursuant to a request by the Borrower under Section 11.13) or designates a new Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), and (e) any United States federal withholding Taxes imposed pursuant to FATCA.

“Exempted Asset Sale” means any Asset Sale permitted by Sections 8.01(a), (b), (d), (e), (f) and (g), inclusive.

“Extraordinary Receipts” means any cash or other property received by the Loan Parties by way of condemnation awards or similar awards in connection with any taking (and payments in lieu thereof), or similar amounts of other insurance or casualty proceeds (other than proceeds in respect of business interruption insurance).

“Facility” means a Term A Facility or the Revolving Facility, as the context may require, it being understood that, as of the Closing Date, there are two Facilities (i.e. the Initial Term A Facility and the Revolving Facility).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement (and any related Laws or official administrative rules or guidance) implementing the foregoing.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“FF&E” means all furniture, fixtures, equipment, appurtenances and personal property now or in the future contained in, used in connection with, attached to, or otherwise useful or convenient to the use, operation, or occupancy of, or placed on, but unattached to, any part of the Site, Improvements or any of the Trust Estate whether or not the same constitutes real property or fixtures in the State, including all removable window and floor coverings, all furniture and furnishings, all kitchen, restaurant and cocktail lounge equipment and supplies, pool and other recreational equipment, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and elevator and escalator plants, cooking facilities, vacuum cleaning systems, public address and communications systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, appliances, equipment, fittings, fixtures, and building materials, all gaming and financial equipment, computer equipment, calculators, adding machines, gaming tables, video game and slot machines, and any other electronic equipment of every nature used or located on any part of the Site,  Improvements or any of the Trust Estate, together with all blinds, shades, draperies, drapery and curtain rods, brackets, bulbs, cleaning apparatus, mirrors, lamps, ornaments, cooling apparatus and equipment, ranges and ovens, garbage disposals, dishwashers, mantels, and any and all such property which is at any time installed in, affixed to or placed upon the Site, Improvements or any of the Trust Estate, and all extensions, additions, accessions, improvements, betterments, renewals, substitutions, and replacements to any of the foregoing, and all of the right, title and interest of Trustor in and to any such property, which, to the fullest extent permitted by law, shall be conclusively deemed fixtures and improvements and a part of the real property hereby encumbered.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Final Completion Date” means the first date on which each of the following has occurred:

(a)the Opening Date shall have occurred;

(b)the final completion of construction of MGM National Harbor substantially in accordance with the Final Plans and Specifications then in effect as certified by the

Borrower and the General Contractor substantially in the form attached as Exhibit H (the “Construction Completion Date”);

(c)all mechanics Liens associated with MGM National Harbor in excess of $25 million shall have been discharged (provided that for purposes of this clause (c), multiple Liens for the same work or services shall be considered a single Lien) through the Construction Completion Date (such undischarged mechanics Liens, “Permitted Mechanics Liens”);

(d)the applicable title company shall have delivered to the Administrative Agent an updated title search identifying all Liens of record through a date reasonably acceptable to the Administrative Agent that is reasonably close to the Final Completion Date confirming that there are no intervening Liens or encumbrances which may then or thereafter take priority over the Lien of each Mortgage, other than Permitted Encumbrances, Permitted Mechanics Liens and any other exceptions to title that are reasonably acceptable to the Administrative Agent;

(e)no default or Event of Default under Section 9.01(a), (b) or (i) shall have occurred and be continuing; and

(f)the Borrower shall deliver to the Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a), (c) and (e) above.

“Final Maturity Date” means, as of any date of determination, the latest Maturity Date for any of the Facilities or Loans then governed by this Agreement.

“Final Plans and Specifications” means, with respect to any particular work or improvement that constitutes a portion of MGM National Harbor, the Plans and Specifications for such work or improvement to the extent such Plans and Specifications:

(a)have received all approvals from all Governmental Authorities required to approve such Plans and Specifications that are reasonably necessary to commence construction of such work or improvements, if any; and

(b)contain sufficient specificity to permit the completion of such work or improvement;

provided, however, that the Final Plans and Specifications may be modified from time to time in accordance with the terms hereof.

“Financial Institution” means any bank or Lending Institution that makes or holds loans or holds mortgages or other liens acquired in the ordinary course of its business.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Priority” means, with respect to any Lien purported to be created in any collateral pursuant to any Loan Document, that such Lien is the only Lien to which such collateral is subject, other than any Lien permitted under this Agreement.

“Fiscal Quarter” means the fiscal quarter of the Borrower consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrower consisting of the twelve-month period ending on each December 31.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Force Majeure Event” means any of the following events that causes a delay in the construction of MGM National Harbor and is outside any Loan Party’s control: (a) an act of God (including, without limitation, a tornado, flood, earthquake, hurricane, etc.); (b) fires, explosions or other casualties and accidents of a nature that would reasonably result in a delay in construction for an extended period of time; (c) work stoppages, strikes, lockouts or other labor disturbances; (d) acts of war, riots, insurrections, civil commotions, acts of terrorism or similar acts of destruction; (e) Requirements of Law enacted after the Closing Date; or (f) embargoes, shortages or unavailability of materials, supplies, labor, equipment, systems loss or malfunctions of utilities for an extended period of time, in each case that first arise after the Closing Date.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means each Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s pro rata portion of the L/C Obligations issued by the L/C Issuer other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) that has no material assets other than the capital stock of one or more Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification® and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Approval” means any and all licenses, permits, certifications, registrations, notifications, waivers, findings of suitability, approvals, authorizations, consents, rulings, orders or directives of any Governmental Authority (a) necessary for the ownership or control (directly or indirectly) of MGM National Harbor or the Borrower or any Restricted Subsidiary, (b) necessary to commence or continue casino gambling or gaming operations at MGM National Harbor, (c) required by any Gaming Law, or (d) required to accomplish the financing and other transactions contemplated hereby.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality (a) with regulatory, licensing or permitting authority or jurisdiction over any casino, gaming, racing, lottery or wagering operations or enterprise or any Gaming Facility or (b) with regulatory, licensing or permitting authority or jurisdiction over any casino, gaming, racing, lottery or wagering operations (or proposed casino, gaming, racing, lottery or wagering operations) owned, managed or operated by the Borrower or the Restricted Subsidiaries, including, without limitation, the Maryland Lottery and Gaming Control Commission and Maryland Lottery and Gaming Control Agency and Maryland Video Lottery Facility Location Commission.

“Gaming Facility” means any casino, hotel, resort, race track, off-track wagering site, or other venue at which casino, gaming, racing, lottery or wagering operations are conducted, and all related or ancillary property and assets.

“Gaming Laws” means all applicable provisions of all (a) constitutions, treaties, statutes or Laws governing Gaming Facilities (including, without limitation, card club casinos and race tracks at which pari-mutuel wagering is conducted) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over casino, gaming, racing, lottery or wagering operations or any Gaming Facility; (b) Gaming Approvals; and (c) orders, decisions, determinations, directives, judgments, advisory opinions, opinions, awards and decrees of any Gaming Authority.

“General Construction Agreement” means that certain agreement between the Borrower and the General Contractor dated as of September 25, 2014, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time in accordance with the terms hereof (except Change Orders that are, in each instance, for an amount less than $10,000,000 and, in the aggregate (taken together with all such other Change Orders) less than $150,000,000).

“General Contractor” means Whiting-Turner Contracting Company.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including, without limitation, any Gaming Authority.

“Granting Lender” has the meaning specified in Section 11.06(p).

“Grantor” means, as of any date of determination, each Loan Party that has granted a Lien to the Collateral Agent for the benefit of the Secured Parties in any of its Property pursuant to any Collateral Document.

“Guarantors” means, collectively, (a) each wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary) of the Borrower that is a party to the Guaranty on the Closing Date, if any, or a Restricted Subsidiary that executes and delivers the Guaranty pursuant to Section 6.08 and (b) with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.  No Excluded Subsidiary shall constitute a Guarantor.

“Guaranty” means a guaranty agreement in substantially the form of Exhibit I delivered pursuant to Section 6.08.

“Guaranty Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or Excluded Swap Obligations.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranty Obligation) or, if not stated or determinable, the maximum reasonably anticipated potential liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Material” means any hazardous or toxic material, substance, waste, constituent, compound, pollutant or contaminant in any form, including petroleum (including crude oil or any fraction thereof or any petroleum product or waste), listed under any Environmental Law or subject to regulation under Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is an Agent, a Lender or an Affiliate of an Agent or a Lender, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary that, as of the last day of the most recently ended Test Period on or prior to the date of determination, does not have assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of $5,000,000.

“Impacted Loans” has the meaning set forth in Section 3.03.

“Improvements” means (1) all buildings, structures, facilities and improvements of every nature whatsoever now or hereafter situated on the Site or any real property encumbered hereby, and (2) all FF&E that is determined to be real property.

“In-Balance Projections” means with respect to the In-Balance Test, good faith projections of the Available Funds and the aggregate Remaining Costs for MGM National Harbor from the first day of the calendar month in which the In-Balance Test is being made through the Scheduled Completion Date (which, for the avoidance of doubt, shall include a “contingency” line item reflecting a fixed dollar amount (which shall be based upon a percentage of Remaining Costs consistent with the Project Budget initially delivered pursuant to Section 4.01(a)(xiii)) of Remaining Costs (excluding such “contingency” line item)).

“In-Balance Test” means that, at the time of calculation and after giving effect to any requested Credit Extension, the Available Funds for MGM National Harbor equal or exceed the aggregate Remaining Costs for MGM National Harbor to be incurred prior to the Final Completion Date.

“In-Balance Test Certificate” means, with respect to MGM National Harbor, an Officer’s Certificate in substantially the form of Exhibit B, setting forth the calculation of the Available Funds and the aggregate Remaining Costs for MGM National Harbor as of the date of such certificate.

“Increase Effective Date” has the meaning assigned to such term in Section 2.13(a).

“Increase Joinder” has the meaning assigned to such term in Section 2.13(c).

“Incremental Commitments” has the meaning assigned to such term in Section 2.13(a).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.13(a).

“Incremental Term Commitment” has the meaning assigned to such term in Section 2.13(a).

“Incremental Term Loans” means any loans made pursuant to any Incremental Term Commitments.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), permit to exist, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms and (y) financing of insurance premiums in the ordinary course of business); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) all Capital Lease Obligations of such Person; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including Swap Contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten Business Days; (i) the amount of all mandatory obligations of such Person to redeem, repay or purchase any Disqualified Equity Interests (excluding accrued dividends of such Disqualified Equity Interests); and (j) all Guaranty Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided, that for purposes of this definition, deferred purchase obligations shall be calculated based on the net present value thereof.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor).  The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person.  The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof.

“Indemnified Taxes” means (a) all Taxes, other than “Excluded Taxes”, imposed on or with respect to any payment made by on or account of any obligation of a Loan Party under the Loan Documents and (b) to the extent not otherwise described in (a), all Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Calculation Date” means the last day of the second full Fiscal Quarter of the Borrower commenced on or following the Opening Date.

“Initial Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Term A Commitments as of the Closing Date is $425,000,000.

“Initial Term A Commitment Termination Date” means the earliest of (i) December 31, 2016, (ii) the Opening Date and (iii) the date on which an aggregate principal amount of Initial Term A Loans equal to $425,000,000 has been made.

“Initial Term A Facility” means the Initial Term A Commitments and the Initial Term A Loans made hereunder.

“Initial Term A Loans” has the meaning specified in Section 2.01(a).

“Interest Charges” means, for any Person, as of the last day of any fiscal period, the sum of (a) all interest, fees, prepayment premiums, debt discount, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or, in the case of Revolving Loans only, one week thereafter, as selected by the Borrower in the relevant Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all Appropriate Lenders; provided, that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investments” of any Person means (a) any loan or advance of funds or credit by such Person to any other Person, (b) any Guaranty Obligation by such Person in respect of the Indebtedness or other obligation of any other Person (provided that upon termination of any such Guaranty Obligation, no Investment in respect thereof shall be deemed outstanding, except as contemplated in clause (e) below), (c) any purchase or other acquisition of any Equity Interests or indebtedness or obligations of any other Person, (d) any capital contribution by such Person to any other Person, (e) any payment under any Guaranty Obligation by such Person in respect of the Indebtedness or other obligation of any other Person, (f) the acquisition of Cash Equivalents or (g) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, the granting of tenant allowances to retail tenants for shops, restaurants, night clubs and other venues at arm’s length will not be deemed to constitute the making of an Investment in such retail tenant except to the extent of any purchase of the securities of the retail tenant.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C

Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means, collectively, Bank of America, N.A., Fifth Third Bank, BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank and Sumitomo Mitsui Banking Corporation.

“Joint Venture” means any Person, other than an individual or a Wholly Owned Subsidiary of the Borrower, in which the Borrower or a Restricted Subsidiary holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Land” means  the leasehold estate in the land described in Schedule A to the Deed of Trust created by the MGM National Harbor Hotel and Casino Ground Lease, together with all of the Trustor’s rights in and to any and all easements, rights-of-way, strips and gores of land, water rights, mineral, gas and oil rights and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by Trustor.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including, without limitation, all Gaming Laws, Liquor Laws and Environmental Laws), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America and each other L/C Issuer designated pursuant to Section 2.03(m), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 11.06(a).  An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arranger” means Bank of America, N.A.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, including but not limited to the MGM National Harbor Hotel and Casino Ground Lease, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Institution” means a person, other than a bank or natural Person, which makes or holds loans or holds mortgages or other liens acquired in the ordinary course of its business.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lessor” means National Harbor Grand LLC, a Maryland limited liability company as successor in interest to National Harbor Beltway L.L.C., a Virginia limited liability company, as Lessor under the MGM National Harbor Hotel and Casino Ground Lease.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, that commercial letters of credit will only be issued for cash payment upon presentation of a sight draft and other customary terms acceptable to the L/C Issuer for that Letter of Credit.  Letters of Credit may only be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $30,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“License Revocation” means the revocation, failure to renew, denial or suspension of any Gaming Approval or Liquor License of the Borrower or any Restricted Subsidiary necessary for the ownership, use or operation of any Gaming Facility or MGM National Harbor, or the appointment of a trustee, receiver, conservator, supervisor or similar official with respect to any portion of any Gaming Facility, MGM National Harbor, any Borrower or any Restricted Subsidiary.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

“Liquor Authority” means any Governmental Authority administering, applying or enforcing Liquor Laws.

“Liquor Laws” has the meaning specified in Section 11.20(a).

“Liquor License” means, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any and all licenses, permits, certifications, registrations, notifications, waivers, findings of suitability, approvals, authorizations, consents, rulings, orders or directives to sell and/or distribute beer, wine or liquor that is granted or issued by any Liquor Authority to the Borrower or any such Restricted Subsidiary (which, for the avoidance of doubt, does not include tenant liquor licenses).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan or a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the MGM Resorts Completion Guarantee, the Guaranty, the Collateral Documents, the Engagement Letter, the Agency Fee Letter, each Issuer Document and any other instruments, certificates, documents or agreements executed and delivered by any Loan Party with or for the benefit of the Administrative Agent, the Collateral Agent or any Lender in its capacity as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Major Contractor” means the General Contractor and each other Contractor performing work for an amount not less than $15,000,000.

“Mandatory Prepayment Date” has the meaning specified in Section 2.04(c).

“Margin Stock” means margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Matching Equity Contribution” has the meaning assigned to such term in Section 4.02(e).

“Material Adverse Effect” means an event, circumstance, occurrence or condition which has caused any of (a) a material adverse effect on the business, assets, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b)  a material impairment of the ability of the Borrower or any material Guarantor, taken as a whole, to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect on the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Agreement” means the MGM Resorts Completion Guarantee, the Plans and Specifications, the Project Budget, the General Construction Agreement and the Borrower’s Organization Documents.

“Material Change” means any material change in the Plans and Specifications which materially alters the nature of MGM National Harbor or any other material change to the design, layout, architecture or quality of MGM National Harbor from that which is contemplated on the Closing Date (unless such change is due to or related to a Requirement of Law); provided that it is acknowledged that any further refinement or embellishment to the Plans and Specifications (including any adjustment to the size or number of contemplated facilities, gaming positions or the other amenities associated therewith) in a manner which is not materially inconsistent with such Plans and Specification or any subsequent refinement or embellishment thereof shall not be considered a “Material Change.”

“Material Indebtedness” means any Indebtedness the outstanding principal amount of which is in excess of $25,000,000.

“Material Permits” has the meaning specified in Section 5.16.

“Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Revolving Loans, January 28, 2021, (b) with respect to the Initial Term A Loans, January 28, 2021 and (c) with respect to any other Term A Loans or Revolving Loans that constitute Incremental Commitments, the date specified as the maturity date for such Loans in the amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Commitments pursuant to Section 2.13 related to such Loans; provided, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“MGM National Harbor” means the 23.0635 acre mixed use hotel and casino in National Harbor, Maryland commonly known as MGM National Harbor on the property described in the Mortgage related thereto.

“MGM National Harbor Hotel and Casino Ground Lease” means that certain Hotel and Casino Ground Lease, dated as of April 26, 2013, as amended by the (i) First Amendment to Hotel and Casino Ground Lease, dated as of July 23, 2014, by and between National Harbor Beltway L.L.C., a Virginia limited liability company, as landlord, and MGM National Harbor, LLC, a Nevada limited liability company as tenant, (ii) Second Amendment to Hotel and Casino Ground Lease, dated as of November 24, 2015, and (iii) as further amended from time to time in a manner which is not adverse to the Lenders in any material respect.

“MGM Resorts” means MGM Resorts International, a Delaware corporation, and its successors and assigns.

“MGM Resorts Completion Guarantee” means the Completion Guarantee, dated as of January 28, 2016, executed by MGM Resorts in favor of Borrower and the Collateral Agent, as at any time amended.

“Minimum Opening Date Facilities” means, with respect to MGM National Harbor, the following specifications:

(a)a casino with no less than approximately 3,000 slot machines and 90 live table games;

(b)(i) no less than approximately 6 restaurants, bars and lounges, collectively, and (ii) retail locations;

(c)a resort hotel with no less than approximately 200 rooms, which rooms are fully-furnished for occupancy;

(d)[reserved];

(e)a convention space;

(f)a theater; and

(g)a parking garage with no less than approximately 4,000 parking spaces.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including, but not limited to, a deed of trust, trust deed, deed to secure debt, mortgage or any other document creating, and evidencing a Lien on a Mortgaged Real Property (including the Deed of Trust).

“Mortgaged Real Property” means (a) each Real Property identified on Schedule 1.01 and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.08, Section 6.09 or Section 6.10, other than any such property subsequently released from the Lien of the Collateral Documents in accordance with the terms of this Agreement.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, (b) to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate has within the preceding five plan years made or had an obligation to make contributions, including any Person which ceased to be an ERISA Affiliate during such five-year period or (c) with respect to which the Borrower or any Restricted Subsidiary is reasonably likely to incur liability under Title IV of ERISA.

“Net Available Proceeds” means:

(a)in the case of any Asset Sale, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or otherwise, but only as and when received) received by the Borrower or any Restricted Subsidiary directly or indirectly in connection with such Asset Sale, net (without duplication) of (A) the amount of all fees and expenses and transaction costs paid by or on behalf of the Borrower or any Restricted Subsidiary (other than to the Borrower or a Subsidiary thereof) in connection with such Asset Sale (including, without limitation, any underwriting, brokerage or other customary selling commissions and legal, advisory and other fees and expenses, including survey, title and recording expenses, transfer taxes and expenses incurred for preparing such assets for sale, associated therewith); (B) any Taxes paid or estimated in good faith to be payable by or on behalf of any Borrower Party as a result of such Asset Sale (after application of all credits and other offsets that arise from such Asset Sale); (C) any repayments by or on behalf of any Borrower Party of Indebtedness (other than the Obligations) to the extent that such Indebtedness is secured by a Permitted Encumbrance or any other Lien permitted by Section 8.03 on the subject Property required to be repaid as a condition to the purchase or sale of such Property; (D) amounts required to be paid to any Person (other than any Borrower Party) owning a beneficial interest in the subject Property; and (E) amounts reserved, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Borrower or any of its Subsidiaries after such Asset Sale and related thereto, including pension and other post-employment benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Administrative Agent;

(b)in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue) received by the Person whose Property was subject to such Casualty Event in respect of such Casualty Event net of (A) fees and expenses incurred by or on behalf of the Borrower or any Restricted Subsidiary (other than those payable to the Borrower or a Subsidiary thereof) in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted by the Loan Documents, and (C) any Taxes paid or payable by or on behalf of the Borrower or any Restricted Subsidiary in respect of the amount so recovered (after application of all credits and other offsets arising from such Casualty Event) and amounts required to be paid to any Person (other than any Borrower Party) owning a beneficial interest in the subject Property; and

(c)in the case of any Debt Issuance, the aggregate amount of all cash received in respect thereof by the Person consummating such Debt Issuance in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection therewith.

“Net Income” means, with respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person from continuing operations for that period, determined in accordance with GAAP, consistently applied.

“New Financing” has the meaning specified in Section 2.04(a).

“Non-Compliant Lender” has the meaning specified in Section 11.13.

“Non-Consenting Lender” has the meaning specified in Section 11.13.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and also including reimbursement obligations, fees, indemnitees, costs and expenses (including without limitation, all fees, charges and disbursements of counsel to the Secured Parties that are required to be paid by the Loan Parties pursuant to the Loan Documentation), excluding with respect to any Guarantor, in each case, Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means, as applied to any entity, a certificate executed on behalf of such entity by its Responsible Officer.

“Opening Date” means the first date on which each of the following has occurred:

(a)all material permits and licenses necessary for opening and operation of MGM National Harbor with the Minimum Opening Date Facilities have been issued and are in full force and effect;

(b)MGM National Harbor is open to the public and operating with the Minimum Opening Date Facilities; and

(c)the Borrower has delivered a confirmation to the Administrative Agent, substantially in the form attached as Exhibit G, confirming the Opening Date has occurred.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of Borrower, dated as of April 10, 2015, as in effect on the Closing Date and as amended from time to time in a manner which is not adverse to the Lenders in any material respect; provided that that certain amendment to give effect to the Aspire Program substantially in the form provided to the Lead Arranger on December 1, 2015 shall be deemed not adverse to the Lenders in any material respect.

“Operating Account” means account number 501014701807 in the name of the Borrower established at Bank of America, N.A. or such account in replacement or substitution thereof, which is subject to the Operating Account Control Agreement.

“Operating Account Control Agreement” means that certain Account Control Agreement dated as of January 28, 2016, among the Borrower, the Administrative Agent and any securities intermediary or depositary bank that may be party thereto from time to time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or replaced from time to time in which case such Account Control Agreement may give effect to the customary provisions required by the replacement deposit bank or securities intermediary.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (including, for the avoidance of doubt, the Operating Agreement in the case of the Borrower); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court, filing, recording or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 11.13) that are imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Tax (other than any connection arising solely from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Documents).

“Outstanding Amount” means (a) with respect to Term A Loans and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term A Loans and Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(l).

“Participant Register” has the meaning specified in Section 11.06(m).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is subject to Title IV of ERISA and is maintained by the Borrower, the Restricted Subsidiaries or any of their ERISA Affiliates or to which the Borrower, the Restricted Subsidiaries or any of their ERISA Affiliates contributes or has an obligation to contribute.

“Perfection Certificate” has the meaning assigned to such term in Section 4.01(a)(xvii).

“Permitted Acquisitions” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or the Restricted Subsidiaries of all or substantially all the business, property or assets of, or Equity Interests in, a Person or any division or line of business of a Person or any Joint Venture, or which results in the Borrower owning (directly or indirectly) more than 50% of the Equity Interests in a Person, provided, that (a) such acquisition shall not have been consummated pursuant to a tender offer that has not been approved by the board of directors (or functional equivalent) of such Person, (b) the Consolidated Total Leverage Ratio, on a pro forma basis after giving effect to such acquisition (and the related incurrence or assumption of any Indebtedness), as of the most recently ended Test Period, as if such acquisition (and any related incurrence or assumption of Indebtedness) had occurred on the first day of such relevant Test Period, does not exceed 4.50:1.00, (c) with respect to an acquisition for consideration in excess of $25,000,000, the Borrower has delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clauses (a) and (b) above, together with all relevant financial information for the Person or assets to be acquired and (d) each Person acquired or formed in connection with, or holding the assets acquired pursuant to, such acquisitions shall become a Guarantor to the extent required by, and in accordance with, Section 6.08.

“Permitted Debt Conditions” means, in respect of any Indebtedness, that such Indebtedness (i) is not scheduled to mature prior to the date that is 91 days after the Final Maturity Date in effect at the time of issuance of that Indebtedness and (ii) the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the Weighted Average Life to Maturity of any Class of then outstanding Term A Loans.

“Permitted Encumbrances” means:

(a)Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(b)Liens for Taxes and assessments on Property which are not yet past due; or Liens for Taxes and assessments on Property for which adequate reserves (in accordance with GAAP) have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(c)minor defects and irregularities in title to any Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d)easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e)easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property (i) in or adjacent to a neighboring development, shopping center, utility company, public facility or (ii) within the National Harbor Beltway L.L.C. community, or other projects affecting Property which individually or in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f)easements, rights-of-way, restrictions and other similar encumbrances affecting MGM National Harbor or minor defects and irregularities of title which are disclosed in the policy of title insurance referred to in Article IV or which, in the aggregate, do not materially detract from the value of MGM National Harbor or materially interfere with the operation of MGM National Harbor;

(g)rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(h)rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Property;

(i)present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(j)statutory Liens, other than those described in clauses (a) or (b) above or any Lien imposed by ERISA, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(k)covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(l)rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(m)Liens consisting of pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance and other social security legislation, including Liens of judgments thereunder which are not currently dischargeable, other than Liens imposed by ERISA;

(n)Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Restricted Subsidiary is a party as lessee; provided that the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 25% of the annual fixed rentals payable under such lease;

(o)Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(p)Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(q)Liens consisting of deposits of Property to secure statutory obligations of the Borrower or a Restricted Subsidiary of the Borrower;

(r)Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Borrower or a Restricted Subsidiary is a party;

(s)Liens created by or resulting from any litigation or legal proceeding involving the Borrower or a Restricted Subsidiary in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided, that adequate reserves have been set aside by the Borrower or Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(t)non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Borrower and the Restricted Subsidiaries of the Borrower, taken as a whole;

(u)Liens arising under applicable Gaming Laws;

(v)Liens on each Mortgaged Real Property, which Liens are identified in the title policies delivered on the Closing Date pursuant to Section 4.01(a)(iv);

(w)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(x)Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(y)Liens on cash and Cash Equivalents deposited to discharge, redeem or defease Indebtedness;

(z)Liens in favor of the Lessor under the MGM National Harbor Hotel and Casino Ground Lease; and

(aa)licenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower and its Subsidiaries taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Borrower and the Borrower remains the primary operator of MGM National Harbor.

“Permitted Mechanics Liens” has the meaning assigned to such term in the definition of “Final Completion Date.”

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof substantially contemporaneous with the application of the proceeds of the Indebtedness incurred to effect the refinancing; provided, that: (a) no Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (provided that the stated maturity or Weighted Average Life to Maturity may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (1) the stated maturity in effect prior to such refinancing or (2) 91 days after the Final Maturity Date then in effect at the time of issuance), (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced, (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and expenses of the Borrower and the Restricted Subsidiaries incurred in connection with such refinancing and (iv) in the case of the refinancing of any unsecured Indebtedness, the Permitted Debt Conditions are satisfied; and (c) the sole obligor on such refinancing Indebtedness shall be the Borrower or the original obligor on such Indebtedness being refinanced; provided, that (i) any guarantor of the Indebtedness being refinanced shall be permitted to guarantee the refinancing Indebtedness and (ii) any Loan Party shall be permitted to guarantee any such refinancing Indebtedness of any other Loan Party.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries pursuant to Section 8.01(h).

“Permitted Tax Distributions” means (A) with respect to any taxable period ending after the Closing Date for which Borrower is treated as a partnership for U.S. federal income tax purposes, the payment of distributions to Borrower’s equity owners in an aggregate amount equal to the product of (x) the taxable income attributable to the activities of Borrower and/or its Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal income tax purposes for such taxable period, reduced by any taxable loss with respect to any prior taxable periods ending after the Closing Date (to the extent such loss was not previously taken into account in determining the amount of any Permitted Tax Distribution pursuant to this definition) to the extent such taxable loss would be deductible if such loss had been incurred in the current taxable period and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to any direct or indirect equity owner of Borrower for such taxable period (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)), and (B) with respect to any taxable period ending before the Closing Date for which Borrower was treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to Borrower’s equity owners in an aggregate amount equal to the product of (x) any additional taxable income attributable to the activities of Borrower and/or its Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal income tax purposes for such taxable period resulting from a tax audit adjustment made after the Closing Date and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to any direct or indirect equity owner of Borrower for such taxable period (taking into account the character of the additional taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)) plus any penalties, additions to tax or interest that may be imposed as a result of such audit adjustment.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other Person.

“Plans and Specifications” means the then current drawings, plans and specifications for MGM National Harbor prepared by a Loan Party, a Loan Party’s architects or the General Contractor and made available to the Administrative Agent.

“Platform” has the meaning specified in Section 7.01.

“Prepayment Restricted Indebtedness” means any series, class or issue of Indebtedness that is secured by Liens on the Collateral that rank junior to the Liens securing the Obligations hereunder or is unsecured.

“Project Budget” means the project budget required to be delivered pursuant to Section 4.01(a)(xiii), as amended from time to time in accordance with the terms of this Agreement.

“Project Costs” means the costs, expenses and uses associated with the construction and development of the MGM National Harbor, as more fully described in the Project Budget.

“Project Documents” means the Construction Contracts, and each other material agreement to which the Borrower, the General Contractor or MGM Resorts is a party relating to the development, construction, maintenance or operation of MGM National Harbor (other than the Loan Documents).

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person owned by the first Person.

“Public Lender” has the meaning specified in Section 7.01.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property” means (i) each parcel of real property leased or operated by the Borrower or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Borrower or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Refinance” means refinance, renew, extend, exchange, replace, defease (covenant or legal) (with proceeds of Indebtedness), discharge (with proceeds of Indebtedness) or refund (with proceeds of Indebtedness), in whole or in part, including successively; and “Refinancing” and “Refinanced” have correlative meanings.

“Register” has the meaning specified in Section 11.06(k).

“Regulations T, U and X” means Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) and Regulation X (12 C.F.R. Part 224), respectively, of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” has the meaning specified in Section 2.04(c).

“Related Indemnified Person” of an Indemnitee means (a) any controlling Person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition shall be limited to a controlled Affiliate or controlling Person involved in the negotiation or syndication of the Facility.

“Related Parties” means, with respect to any Person, that Person, its Affiliates and their respective partners, directors, officers, employees, agents, trustees and advisors.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material, into, from or through the Environment.

“Remaining Costs” means, at any date of determination, the amount of Project Costs the Borrower reasonably expects to be expended by the Loan Parties after such date of determination to complete the tasks set forth in the Project Budget as certified by the Borrower (including, for the avoidance of doubt, the “contingency” line item).

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans or Revolving Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition), (b) aggregate unused Revolving Commitments and (c) aggregate unfunded Term A Commitments; provided that Commitments of, and the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the sum of (a) Total Term A Outstandings and (b) aggregate unused Term A Commitments; provided that the unused Term A Commitment of, and the portion of the Total Term A Outstandings held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Requirement of Law” means, as to any Person, any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means the chief executive officer, chairman, president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary, controller, or general counsel or other chief legal officer of the relevant Loan Party or of the ultimate managing member of the relevant Loan Party, and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer on behalf of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and other action, as applicable, on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the holders of the Equity Interests in such Person.

“Restricted Subsidiaries” means all existing and future Subsidiaries of the Borrower other than the Unrestricted Subsidiaries.

“Revocation” has the meaning specified in Section 6.11(b).

“Revolver Equity Threshold” has the meaning assigned to such term in Section 4.02(e).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower hereunder, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed, in the case of Revolving Commitments for Revolving Loans on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Revolving Commitments as of the Closing Date is $100,000,000.

“Revolving Facility” means a credit facility consisting of a Class of Revolving Loans.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Loan Proceeds Account” means an account to be established in the name of the Borrower at Bank of America, N.A. or such account in replacement or substitution thereof, which is subject to the Revolving Loan Proceeds Account Control Agreement.

“Revolving Loan Proceeds Account Control Agreement” means that certain Account Control Agreement related to the Revolving Loan Proceeds Account, among the Borrower, the Administrative Agent and any securities intermediary or depositary bank that may be party thereto from time to time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or replaced from time to time in which case such Account Control Agreement may give effect to the customary provisions required by the replacement deposit bank or securities intermediary.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-2.

“SNDA” has the meaning assigned to such term in Section 6.16.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanction(s)” means any economic or financial sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”)  or any other relevant sanctions authority with jurisdiction over the Borrower.

“Scheduled Completion Date” means September 30, 2018 (or, solely in the event that a Force Majeure Event has occurred, March 31, 2019).

“Scheduled Opening Date” means September 30, 2017 (or, solely in the event that a Force Majeure Event has occurred, March 31, 2018).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VIII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement, dated as of January 28, 2016, made by Borrower and each Guarantor party thereto from time to time in favor of the Collateral Agent for the benefit of the Secured Parties, as amended from time to time.

“Site” means the Land and the Appurtenant Rights.

“Solvent” and “Solvency” means, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable.  For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“SPC” has the meaning specified in Section 11.06(p).

“Space Leases” means any and all leases, subleases, lettings, licenses, concessions, operating agreements, management agreements, and all other agreements affecting the Trust Estate that Trustor has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, that give any person the right to conduct its business on, or otherwise use, operate or occupy, all or any portion of the Site (as defined in the Deed of Trust) or Improvements (as defined in the Deed of Trust) and any leases, agreements or arrangements permitting anyone to enter upon or use any of the Trust Estate to extract or remove natural resources of any kind, together with all amendments, extensions, and renewals of the foregoing entered into in compliance with the Deed of Trust, together with all rental, occupancy, or other similar agreements pertaining to use or occupation of the Site, the Improvements or any part thereof.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.19).

“Sponsor Capital Calls” means any contribution of capital by the Sponsor Entities.

“Sponsor Entities” means MGM Resorts itself and its Subsidiaries and includes any Person in which Persons which qualify as Sponsor Entities own 50% or more of the aggregate Equity Interests of such Person; provided, however, that neither Borrower nor any Subsidiary of Borrower shall be a Sponsor Entity.

“Subsidiary” of a Person means a corporation, partnership, Joint Venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.,

any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means the commitment of a Term A Lender to make Term A Loans, including Initial Term A Loans and/or Incremental Term Loans, in each case, as set forth on Schedule 2.01.

“Term A Facility” means a credit facility consisting of a Class of Term A Loans.

“Term A Funding Date” means any date on which the Term A Loans are funded hereunder, which in the case of Initial Term A Loans, shall in no event be later than the Initial Term A Commitment Termination Date.

“Term A Lender” means at any time, (a) on the Closing Date, the Lenders set forth as Term A Lenders on Schedule 2.01 and (b) at any time after the Closing Date, any Lender that holds Term A Loans or has a Term A Commitment at such time.

“Term A Loan” means Initial Term A Loans and/or Incremental Term Loans, as the context requires.

“Term A Loan Proceeds Account” means account number 501014701797 in the name of the Borrower established at Bank of America, N.A. or such account in replacement or substitution thereof, which is subject to the Term A Loan Proceeds Account Control Agreement.

“Term A Loan Proceeds Account Control Agreement” means that certain Account Control Agreement dated as of January 28, 2016, among the Borrower, the Administrative Agent and any securities intermediary or depositary bank that may be party thereto from time to time, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or replaced from time to time in which case such Account Control Agreement may give effect to the customary provisions required by the replacement deposit bank or securities intermediary.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender, evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103% of L/C Obligations with respect to any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer).

“Test Period” means for any date of determination the period of the four most recently ended consecutive Fiscal Quarters of Borrower and the Restricted Subsidiaries for which financial statements are available.

“Title Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Total Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered in accordance with Section 7.01(a) or Section 7.01(b).

“Total Funded Indebtedness” means, as to any Person, on each date of determination, the sum of (without duplication) all Indebtedness (other than letters of credit to the extent undrawn) consisting of (a) Capital Lease Obligations, (b) Indebtedness for borrowed money, (c) mandatory obligations of such Person to redeem, repay or purchase any Disqualified Equity Interests, and (d) Indebtedness in respect of the deferred purchase price of property or services of such Person and its Subsidiaries (excluding, for the avoidance of doubt (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms and (y) financing of insurance premiums in the ordinary course of business), in each case, determined on a consolidated basis on such date in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Total Term A Outstandings” means the aggregate Outstanding Amount of all Term A Loans.

“Trust Estate” shall have the meaning set forth in the Deed of Trust.

“Trustee” means Lawyers Title Realty Services, Inc., whose address is 7130 Glen Forest Drive, Suite 403, Richmond, Virginia 23226, as Trustee under the Deed of Trust.

“Trustor” means MGM National Harbor LLC, a Nevada limited liability company, as Trustor under the Deed of Trust.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means (a) the Subsidiaries listed on Schedule 5.04 as a “Specified Unrestricted Subsidiary”, (b) each Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 6.11 and Section 8.06, and (c) any Subsidiary of a Person that is an Unrestricted Subsidiary of the type described in clauses (a) and (b) above.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Weighted Average Life to Maturity” means, on any date and with respect to the aggregate amount of any Indebtedness, an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than directors’ qualifying shares, nominee shares or other similar securities) are directly or indirectly owned or controlled by such Person.  Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary means a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability by the Borrower, any Restricted Subsidiary or any ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) the word “lease” shall be construed to mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), as in effect from time to time.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Required Revolving Lenders shall so request, the Administrative Agent, the

Required Revolving Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Revolving Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Accounting Standards Codification 810 “Consolidation,” as if such variable interest entity were a Subsidiary as defined herein.

1.04Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06Letter of Credit Amounts (a).  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07Certain Calculations.  For purposes of determining the Applicable Rate and the Applicable ECF Percentage pursuant to the respective definition thereof, determining capacity to incur Incremental Commitments pursuant to Section 2.13(a) and complying with the financial covenants set forth in Sections 8.11 and 8.12, EBITDA within the definition of “Consolidated Total Leverage Ratio” shall be calculated with respect to the applicable Test Period as follows: with respect to each calculation made at any time after the time when one full Fiscal Quarter shall have elapsed after the Opening Date but prior to the time when four full Fiscal Quarters shall have elapsed after the Opening Date, EBITDA shall be equal to (1) for the first full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for such Fiscal Quarter, multiplied by (ii) four; (2) for the second full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for the preceding two Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) two; and (3) for the third full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for the preceding three Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 1.33.

Article II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01The Loans.

(a)The Initial Term A Borrowings.  Subject to the terms and conditions set forth herein, each Lender with an Initial Term A Commitment severally agrees to make term loans (the “Initial Term A Loans”) to the Borrower from time to time, on any Business Day during the Availability Period; provided, that after giving effect to any Borrowing of Initial Term A Loans, (i) the Total Term A Outstandings shall not exceed the total Initial Term A Commitments, and (ii) the aggregate Outstanding Amount of the Initial Term A Loans of any Lender shall not exceed such Term A Lender’s Initial Term A Commitment.  Each Lender with an Incremental Term Commitment severally agrees to make Incremental Term Loans to the Borrower in an amount equal to such Lender’s applicable Incremental Term Commitment.  Amounts borrowed under this Section 2.01(a) on or after the Closing Date shall be deposited and held in the Term A Loan Proceeds Account until applied in accordance with Section 6.07.  Amounts borrowed in respect of Term A Loans and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b)The Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment.  Amounts borrowed under this Section 2.01(b) prior to the Opening Date shall be deposited and held in the Revolving Loan Proceeds Account until applied in accordance with Section 6.07.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Term A Borrowing, each Revolving Borrowing, each conversion of Term A Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, or (ii) 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, that, if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months or, in the case of Revolving Loans only, one week, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four

Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Appropriate Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Section 2.03(c)(ii), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Notwithstanding the foregoing, each Term A Borrowing shall be in a principal amount of $100,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the remaining Term A Commitments.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Revolving Borrowing, a Borrowing of any other Class (specifying the Class thereof) a conversion of Term A Loans or Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the applicable Class of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term A Borrowing or a Revolving Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (in the case of Eurodollar Rate Loans) or 1:00 p.m. (in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower, as specified in such Committed Loan Notice, on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that if, on the date a Committed Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  Upon the occurrence and during the continuation of an Event of Default, the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans while such Event of Default is continuing.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)Borrowings of more than one Type and Class may be outstanding at the same time; provided that after giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term A Facilities.  After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 8 Interest Periods in effect in respect of the Revolving Facility.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued under this Agreement and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)No L/C Issuer shall issue any Letter of Credit if:

(A)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;

(D)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into satisfactory arrangements, including the delivery of Cash Collateral in an amount equal to 103% of L/C Obligations with respect to any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to such L/C Issuer, with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion.

(iv)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)No L/C Issuer shall have any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless such L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary), as specified in such Letter of Credit Application, or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless each Revolving Lender has approved such expiry date and such L/C Issuer shall be satisfied with the arrangements with respect to the period commencing on the Letter of Credit Expiration Date and ending on such expiry date); provided, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that any Revolving Lender has elected to not permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the Business Day of any payment by such L/C Issuer under a Letter of Credit (such day, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, provided that the Borrower has received notice of such payment by 9:00 a.m. on such Honor Date, otherwise the Borrower shall make such payment not later than 11:00 a.m. on the following Business Day.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Lender (including each Revolving Lender that is an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in Dollars in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of such L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of such L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificates strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, such L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Cash Collateral.  Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 103% of such L/C Obligations or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer.  Sections 2.04 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.04 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of any L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to the Collateral Agent and such L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Collateral Agent, for the benefit of such L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Collateral Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Collateral Agent and Liens arising by operation of Law that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Collateral Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such L/C Issuer.

(h)Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP at the time of issuance shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the amounts set forth from time to time as that L/C Issuer’s published scheduled fees for such services and (ii) for each standby Letter of Credit equal to the Applicable Rate with respect to the Revolving Facility times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (A) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit at a rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)Additional L/C Issuers.  From time to time, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Lender designate such Revolving Lender (in addition to Bank of America) to act as an L/C Issuer hereunder.  In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the Person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as the L/C Issuer hereunder.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than Bank of America) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

2.04Prepayments.

(a)Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans and Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and Types of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Periods of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term A Loans pursuant to this Section 2.04(a) shall be applied to the principal repayment installments of the applicable Term A Facility in forward order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of applicable Term A Facility.

Notwithstanding the foregoing, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a new debt or equity financing that would result in the repayment of all Obligations in connection therewith, the termination of the Loans and Commitments under this Agreement and the release or termination of all Liens securing the Obligations hereunder (a “New Financing”), such notice of prepayment may be revoked if such New Financing is not consummated.

(b)Mandatory.

(i)Within ten Business Days after receipt by the Borrower or any Restricted Subsidiary of any Net Available Proceeds from any Asset Sale (other than any Exempted Asset Sale) or series of related Asset Sales (other than any series of related Exempted Asset Sales or Asset Sales where the Net Available Proceeds therefrom do not exceed $25,000,000), the Borrower shall prepay an aggregate principal amount of Term A Loans in an aggregate amount equal to 100% of such Net Available Proceeds (with any prepayments of the Term A Loans to be applied as set forth in clause (v) below); provided, that at the election of the Borrower (as notified by the Borrower to the Administrative Agent within ten Business Days following the date of such Asset Sale), the Borrower and its Restricted Subsidiaries may reinvest all or any portion of such Net Available Proceeds in assets that are used or useful in the business of the Borrower and the Restricted Subsidiaries (including by way of merger or Investment) (x) within 365 days following the date of such Asset Sale or (y) if the Borrower and its Restricted Subsidiaries enter into a legally binding commitment to use such Net Available Proceeds before the expiration of the 365-day period referred to in preceding clause (x), within 180 days after the end of such 365-day period; provided further, however, that any Net Available Proceeds not subject to such legally binding commitment or so reinvested within such 365-day period (as such period may be extended as permitted above) (or, in either case, such earlier date, if any, as the Borrower or such Restricted Subsidiary determines not to reinvest the Net Available Proceeds from such Asset Sale as set forth above) shall be immediately applied to the prepayment of the Term A Loans or other term Indebtedness as set forth in this Section 2.04(b)(i).

(ii)Within ten days after the receipt by the Borrower or any Restricted Subsidiary of any Net Available Proceeds from any Debt Issuance, the Borrower shall prepay an aggregate principal amount of Term A Loans equal to 100% of all such Net Available Proceeds (such prepayment to be applied as set forth in clause (v) below).

(iii)Within ten days after the receipt by the Borrower or any Restricted Subsidiary of any Net Available Proceeds of any Casualty Event (other than Casualty Events in respect of assets or property that are not Collateral or where the Net Available Proceeds therefrom do not exceed $25,000,000), the Borrower shall prepay an aggregate principal amount of Term A Loans equal to 100% of all Net Available Proceeds received therefrom (such prepayments to be applied as set forth in clause (v) below); provided, that, with respect to any Net Available Proceeds realized with respect to any such Casualty Event, at the election of the Borrower (as notified by the Borrower to the Administrative Agent within 45 days following such Casualty Event), the Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Available Proceeds in the replacement or restoration of any properties or assets in respect of which such Net Available Proceeds were paid or in assets that are used or useful in the business of the Borrower and the Restricted Subsidiaries (including by way of merger or Investment) (x) within 365 days following the date of such Casualty Event or (y) if the Borrower or such Restricted Subsidiary enters into a legally binding commitment to use such Net Available Proceeds before the expiration of the 365-day period referred to in preceding clause (x), within 180 days after the end of such 365-day period; and provided further, however, that any Net Available Proceeds not subject to such legally binding commitment or so reinvested within such 365-day period (as such period may be extended as permitted above) (or, in either case, such earlier date, if any, as the Borrower or such Restricted Subsidiary determines not to reinvest such Net Available Proceeds as set forth above) shall be immediately applied to the prepayment of the Term A Loans as set forth in this Section 2.04(b)(iii); and provided further, however, that with respect to any such replacement or restoration of property or assets constituting Collateral, the Borrower shall take all actions specified in Section 6.09 in order that such property or asset shall constitute Collateral upon the acquisition or construction thereof.

(iv)Commencing with the Fiscal Year ending December 31, 2017, within ten Business Days after financial statements have been delivered pursuant to Section 7.01(b) and the related Compliance Certificate has been delivered pursuant to Section 7.02 for such Fiscal Year, the Borrower shall prepay an aggregate principal amount of Term A Loans in an amount equal to (x) the Applicable ECF Percentage of Excess Cash Flow for the Fiscal Year covered by such financial statements minus (y) the amount of any optional prepayments during such Fiscal Year of the Loans pursuant to Section 2.04(a) (to the extent such prepayments are of Revolving Loans, only to the extent accompanied by a permanent reduction in the Commitments under the Revolving Facility) to the extent not funded with the proceeds of Indebtedness or from any Matching Equity Contribution (such prepayments to be applied as set forth in clause (v) below).

(v)Each prepayment of Term A Loans pursuant to the foregoing provisions of this Section 2.04(b) shall be applied to the principal repayment installments of the Term A Facility on a pro-rata basis.  In the event of any mandatory prepayment of Term A Borrowings made at a time when Term A Borrowings of more than one Class remain outstanding, the Borrower shall select Term A Borrowings to be prepaid so that the aggregate amount of such mandatory prepayment is allocated among Borrowings of Term A Loans of each Class pro rata (or, to the extent provided in any amendment pursuant to Section 2.13 for any Class of Term A Loans, less than pro rata for such Class) based on the aggregate principal amount of outstanding Borrowings of each such Class.  Mandatory prepayments of Term A Loans shall be applied to the remaining amortization payments of such Term A Loans on a pro rata basis among all scheduled and outstanding payments.

(vi)If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to 103% of such excess or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer.

(vii)Prepayments of the Revolving Facility made pursuant to Section 2.04(b)(i), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer or the Revolving Lenders, as applicable.

If the terms of any agreement, instrument or indenture pursuant to which any Indebtedness (other than the Obligations) pari passu with or junior in right of payment to the Loans is outstanding (or pursuant to which such Indebtedness is guaranteed) require prepayment of such Indebtedness out of the Net Available Proceeds of any Asset Sale unless such Net Available Proceeds are used to prepay other Indebtedness, then, to the extent not otherwise required by this Section 2.04(b), if the Borrower and the Restricted Subsidiaries shall not have reinvested the Net Available Proceeds thereof as permitted by Section 2.04(b)(i) within the time frame permitted thereby (but prior to the date required to be applied to such Indebtedness), the Loans shall be repaid in an amount not less than the minimum amount that would be required to be prepaid not later than the latest time as and upon such terms so that such other Indebtedness will not be required to be prepaid pursuant to the terms of the agreement, indenture or instrument or guarantee governing such other Indebtedness.

(c)Right to Decline Proceeds.  Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment or offer required under Section 2.04(b) not less than three Business Days prior to the date such prepayment or offer shall be made (each such date, a “Mandatory Prepayment Date”).  Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid under Sections 2.04(b)(i), (ii), (iii) or (iv) and (iii) the Type of each Loan being prepaid.  Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Section 2.04(b) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment.  Administrative Agent will promptly notify each Lender holding Term A Loans of the contents of Borrower’s prepayment or offer notice and of such Lender’s pro rata share of any prepayment or offer.  Each such Lender may reject all or a portion of its pro rata share of any mandatory prepayment of, or offer with respect to, Term A Loans required to be made pursuant to Section 2.04(b) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from Administrative Agent regarding such prepayment or offer.  Each Rejection Notice shall specify the principal amount of the mandatory prepayment or offer of Term A Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term A Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment or offer of Term A Loans to which such Lender is otherwise entitled.  Any Declined Proceeds remaining thereafter shall be retained by the Borrower.

Notwithstanding anything to the contrary in this Section 2.04, (i) to the extent that any Net Available Proceeds of any Asset Sale by a Foreign Subsidiary that is a Restricted Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary that is a Restricted Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States of America, an amount equal to the portion of such Net Available Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term A Loans at the times provided herein so long, but only so long, as the applicable local law will not permit repatriation to the United States of America (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and an amount equal to such repatriated Net Available Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term A Loans pursuant to this Section 2.04, to the extent provided herein; (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Available Proceeds or Excess Cash Flow would have an adverse tax cost consequence with respect to such Net Available Proceeds or Excess Cash Flow, the amount required to be prepaid pursuant to this Section 2.04(b) will be reduced by an amount equal to the Net Available Proceeds or Excess Cash Flow so affected; provided, that in the case of this clause (ii), on or before the date on which an amount equal to any Net Available Proceeds or Excess Cash Flow so excluded would otherwise have been required to be applied to prepayments pursuant to this Section 2.04, (x) the Borrower applies an amount equal to such Net Available Proceeds or Excess Cash Flow to such prepayments as if such Net Available Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Available Proceeds or Excess Cash Flow had been repatriated (or, if less, Net Available Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Available Proceeds or Excess Cash Flow is applied to the permanent repayment of Indebtedness of a Foreign Subsidiary; or (iii) to the extent the transfer of funds to fund the relevant prepayment would (as determined by counsel to the Borrower) present a material risk of liability for any Loan Party or the directors or officers of any Loan Party the Net Available Proceeds or Excess Cash Flow so affected may be reduced by the applicable Loan Party.

2.05Termination or Reduction of Commitments.

(a)Optional.  The Borrower may, upon notice to the Administrative Agent, terminate a Term A Facility, the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce a Term A Facility, Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving

Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized (in an amount equal to 103% of such Outstanding Amount or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer) thereunder would exceed the Letter of Credit Sublimit or (C) a Term A Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Term A Outstandings under such Term A Facility would exceed such Term A Facility.  Notwithstanding the foregoing, if such notice of reduction indicates that such reduction is to be funded with the proceeds of a New Financing, such notice of reduction may be revoked if such New Financing is not consummated.

(b)Mandatory.

(i)The aggregate Term A Commitments shall be automatically and permanently reduced to $300,000,000 after giving effect to the Borrowing of Initial Term A Loans (if any) on the Closing Date.  The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the Initial Term A Commitment Termination Date.

(ii)If after giving effect to any reduction or termination of the Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)Application of Commitment Reductions; Payment of Fees.

(i)The Administrative Agent will promptly notify the Lenders of the applicable Class of any termination or reduction of the Letter of Credit Sublimit, the Revolving Commitment or the Term A Commitment under this Section 2.05.  Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. Upon any reduction of the Term A Commitments of any Class, the Term A Commitment of each Term A Lender of the applicable Class shall be reduced by such Lender’s Applicable Term A Percentage of such reduction amount.  All fees in respect of a Facility accrued until the effective date of any termination of such Facility shall be paid on the effective date of such termination.

2.06Repayment of Loans.

(a)Term A Loans.  The Borrower shall repay to the Term A Lenders of Initial Term A Loans (x) on the last day of the fourth (4th) full Fiscal Quarter following the Opening Date and of the next seven (7) Fiscal Quarters thereafter, an amount equal to 1.25% of the aggregate principal amount of the Initial Term A Loans funded, (y) on the last day of the twelfth (12th) full Fiscal Quarter following the Opening Date and of the next three (3) Fiscal Quarters thereafter, an amount equal to 1.875% of the aggregate principal amount of the Initial Term A Loans funded, and (z) on the last day of the sixteenth (16th) full Fiscal Quarter following the Opening Date and for each Fiscal Quarter thereafter, an amount equal to 2.5% of the aggregate principal amount of the Initial Term A Loans funded, in each case, on or after the Closing Date but prior to such repayment date; provided, that (i) such principal repayment installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04 and (ii) the final principal repayment installment of the Initial Term A Loans shall be repaid on the Maturity Date for the Initial Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term A Loans outstanding on such date.  In the event that any Incremental Term Loans are made, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related amendment pursuant to Section 2.13.

(b)Revolving Loans.  The Borrower shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

2.07Interest.

(a)Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b)(i)If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of any Loan) payable by a Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the request of the Required Lenders, while any Event of Default (other than as set forth in clauses (b)(i) and (b)(ii) above) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent (i) for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Revolving Facility exceeds the Total Revolving Outstandings and (ii) for the account of each Term A Lender of Initial Term A Loans in accordance with its Applicable Term A Percentage, until the Initial Term A Commitment Termination Date, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Initial Term A Facility exceeds the Total Term A Outstandings.  The commitment fee shall accrue at all times during the applicable Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of applicable Availability Period for the applicable Facility.  The commitment fee shall be calculated quarterly in arrears.

(b)Other Fees.  The Borrower shall pay to the Lead Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times separately agreed upon between the Borrower and the Arrangers or the Administrative Agent (including those set forth in the Agency Fee Letter).  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the

Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)(i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender (severally) and the Borrower (severally and not jointly with the applicable Lender) agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative

Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Initial Term A Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

The provisions of this Section 2.12 are subject in all respects to the provisions of Section 2.14.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13Increase in Commitments.

(a)Borrower Request.  After the Opening Date, the Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Maturity Date for the Revolving Facility, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more Classes of new term loan commitments (each, an “Incremental Term Commitment” and, together with the Incremental Revolving Commitments, the “Incremental Commitments”), by an aggregate amount not in excess of (i)(x) $100,000,000 minus (y) the aggregate principal amount of Incremental Commitments incurred pursuant to this Section 2.13(a)(i) prior to such date plus (ii) an amount such that, after giving effect to the incurrence of such amount the Borrower would be in compliance on a pro forma basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, but excluding any concurrent incurrence of Indebtedness pursuant to clause (i) above (it being understood that the Borrower shall be deemed to have utilized this clause (ii) prior to utilization of amounts under clause (i) above) and without netting the cash proceeds of any Incremental Commitment) the Consolidated Total Leverage Ratio (assuming that all Incremental Commitments incurred pursuant to this Section 2.13(a) on or prior to such date of determination are funded Indebtedness and would be included in the definition of Total Funded Indebtedness, whether or not such Indebtedness would otherwise be so included) does not exceed 3.00:1.00.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent) and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Each Incremental Commitment shall be in an aggregate amount of $10,000,000 or any whole multiple of $500,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Incremental Commitments set forth in above).

(b)Conditions.  The Incremental Commitments shall become effective as of the Increase Effective Date; provided that:

(i)unless otherwise agreed by the Borrower and the lenders providing the Incremental Commitments (and subject to clause (f) below), the Incremental Commitments will have the same Guarantees as, and be secured on a pari passu basis by the same Collateral securing, the then existing Term A Loans and Revolving Loans; provided that, for the avoidance of doubt, the Incremental Commitments shall only be Guaranteed by the Loan Parties and shall be secured only by the Collateral securing, the then existing Term A Loans and Revolving Loans;

(ii)no Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii)the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, if such representation or warranty is qualified by materiality, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13(b), the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b) of Section 7.01; and

(iv)If the Increase Effective Date is prior to the Final Completion Date, any borrowings to be made on the Increase Effective Date shall be accompanied by the consummation of a Matching Equity Contribution by MGM Resorts to the Borrower (in the form of common Equity Interests) in an amount equal to the amount required by Section 4.02(e), with the proceeds thereof to be deposited in the Company Equity Contribution Account and available to be used in accordance with Section 6.07.

(c)Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to Incremental Commitments shall be as follows:

(i)terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or as otherwise determined by the Borrower and the lenders providing such Incremental Term Commitments (and set forth in the applicable Increase Joinder), substantially identical to the Initial Term A Loans (it being understood that Incremental Term Loans may be a part of the Initial Term A Loans) and to the extent that the terms and provisions of Incremental Term Loans are not substantially identical to the Initial Term A Loans (except to the extent permitted by clause (iii), (iv), (v) and (vi) below) they shall not be materially more favorable, taken as a whole, to the Lenders providing such Incremental Term Loans than the terms of the existing Term A Facility or shall be reasonably satisfactory to the Administrative Agent (it being understood that terms and conditions applicable after the Final Maturity Date are acceptable to the Administrative Agent); provided that in any event the Incremental Term Loans must comply with clauses (iii), (iv) and (vi) below;

(ii)the terms and provisions of Revolving Loans made pursuant to Incremental Revolving Commitments shall be identical to the Revolving Loans;

(iii)the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any Class of then existing Term A Loans;

(iv)the maturity date of Incremental Term Loans shall not be earlier than the Final Maturity Date;

(v)the interest rate margins and (subject to clause (iii) above) amortization schedule applicable to any Incremental Term Loans shall be determined by the Borrower and the lenders in respect thereof;

(vi)Incremental Term Loans, for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the then existing Term A Loans; and

(vii)the Borrower shall make any breakage payments in connection with any adjustment of Revolving Loans pursuant to Section 2.13(d).

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment reasonably satisfactory to each of them.  Notwithstanding the provisions of Section 11.01, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.13.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term A Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments and Incremental Term Loans that are Term A Loans, respectively, made pursuant to this Agreement.  This Section 2.13 shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.

(d)Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Incremental Revolving Commitments, then each Revolving Lender that is acquiring an Incremental Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date.  If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(b).

(e)Making of Incremental Term Loans.  On any Increase Effective Date on which new Commitments for Term A Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term A Loan to the Borrower in an amount equal to its new Commitment.

(f)Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranties and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, to the extent agreed by the Borrower and the lenders providing such Incremental Commitments (and set forth in the applicable Increase Joinder).  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such class of Term A Loans or any such new Commitments.

2.14Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to L/C Issuer hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14(d); fourth, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14(d); sixth, to the payment of any amounts owing to the Lenders or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to

Section 2.14(a)(iii).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to extent allocable to its pro rata portion of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14(d).

(C)With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata portion of the L/C Obligations but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Total Revolving Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(A)Cash Collateral.  If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14(d).

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each L/C Issuer agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.14(a)(iii), whereupon such Lender will cease to be a Defaulting Lender); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)New Letters of Credit.  So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any new, extended, renewed or increased Letter of Credit have been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.14(d).

(d)Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize L/C Issuer’s Fronting Exposure in an amount equal to 103% of such Fronting Exposure or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer with respect to such Defaulting Lender (determined after giving effect to Section 2.14(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(i)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of L/C Issuer, and agree to maintain, a First Priority Lien in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and L/C Issuer as herein provided, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (y) the determination by the Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.14, the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law.

(ii)If the Borrower, the Administrative Agent or any other applicable withholding agent shall be required by applicable Laws to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, with respect to any payment, then (A) the applicable withholding agent shall withhold or make such deductions and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (B) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any such required withholding or required deductions have been made (including any such deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 3.01) the Lender (or, in case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction on account of Indemnified Taxes or Other Taxes been made.

(b)Payment of Other Taxes by the Borrower.  Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)Tax Indemnifications. Without limiting the provisions of clause (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount and basis of calculation of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 3.01(c), the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 3.01(c) for any incremental interest, penalties or expenses resulting from the failure of the Administrative Agent or such Lender, as applicable, to notify the Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender, as applicable, receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.

(i)Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other information reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the

Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding; and

(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), two copies of whichever of the following is applicable:

(I)executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)executed originals of IRS Form W-8ECI (or any successor form),

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code  and that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form),

(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of such direct and indirect partners, or

(V)executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed with respect to such refund) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This clause (f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)FATCA.  If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements necessary for an exemption from withholding under such provisions (including those contained in Sections 1471(b) or Section 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i)Lender.  For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

(j)Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01.

3.02Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan (in each case with respect to this clause (a)(i), “Impacted Loans”), or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar

Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04Increased Costs; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 and any Excluded Taxes); or

(iii)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder

(whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential).

(b)Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered; provided that the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender or L/C Issuer are generally treated (it being understood that this provision shall not be construed to obligate any Lender or L/C Issuer to make available any information that, in its sole discretion, it deems confidential).

(c)Certificates for Reimbursement.  A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.

3.05Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

excluding in each case any loss of anticipated profits.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in this Section 3.05 and delivered to the Borrower shall be conclusive absent manifest error.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.  Notwithstanding the foregoing, (a) the Borrower shall not be required to make any payments to any Lender under Section 3.02 or 3.04 for any costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such costs or reductions and of such Lender’s intention to claim compensation therefor; provided that if the event giving rise to such costs or reductions is given retroactive effect, then the 270-day period referred to above shall be extended to include the period of retroactive effect therefor; (b) the Borrower shall not be obligated to compensate any Lender under Section 3.05 for any such losses, expenses or liabilities attributable to any such circumstance occurring prior to the date that is 30 days prior to the date on which such Lender requested such compensation from the Borrower.

Article IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions of Initial Credit Extension.  The obligation of the L/C Issuers and the Lenders to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer on behalf of the signing Loan Party to the extent execution thereof is contemplated thereby (and, if applicable, by the Administrative Agent, the Collateral Agent and/or the Lenders) each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and reasonably satisfactory to the Administrative Agent, the Collateral Agent and each of the Lenders:

(i)executed counterparts of this Agreement, the MGM Resorts Completion Guarantee and the Guaranty, to the extent there are any Guarantors on the Closing Date;

(ii)a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)the Security Agreement duly executed by each Loan Party, together with:

(A)to the extent certificated, certificates representing the Pledged Securities (as defined in the Security Agreement), if any, referred to therein accompanied by undated stock powers executed in blank,

(B)proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C)the Term A Loan Proceeds Account Control Agreement, the Operating Account Control Agreement and the Company Equity Contribution Account Control Agreement duly executed by the appropriate parties;

(iv)the Mortgages, duly executed and in a form suitable for recordation, along with:

(A)evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem necessary in order to create a valid first Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid or shall be paid substantially concurrently with the Closing Date,

(B)for each Mortgaged Real Property, ALTA mortgagee’s title insurance policies (the “Title Policy”), including customary endorsements thereto in favor of Collateral Agent,  in an amount reasonably acceptable to the Collateral Agent, dated as of the date of recording of such Mortgage, insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens, other than Permitted Encumbrances and other Liens reasonably acceptable to the Collateral Agent,

(C)for each Mortgaged Real Property either (I) a new and current ALTA survey (or equivalent) certified to the Collateral Agent sufficient for the issuers of the title insurance delivered pursuant to Section 4.01(a)(iv)(B) above to remove all standard survey exceptions and issue the customary survey-related endorsements, or (II) the most recent ALTA survey (or equivalent) of such premises, together with an affidavit from Borrower or such Restricted Subsidiary, as applicable, stating that there has been no change, in each case of clauses (I) and (II) such documentation being sufficient for the issuers of such title insurance policies to remove all standard survey exceptions and issue the customary survey-related endorsements,

(D)[reserved],

(E)opinions of counsel reasonably acceptable to the Collateral Agent, confirming that each Mortgage creates a Lien on the Mortgaged Real Property purported to be covered by the related Mortgage, which shall be from local counsel in each state where a Mortgaged Real Property is located covering the enforceability, due authorization, execution and delivery of the relevant Mortgages and any other opinions reasonably requested by Collateral Agent,

(F)with respect to each Mortgaged Real Property: (i) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination; (ii) if any Mortgaged Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Restricted Subsidiary, and (iii) for each Mortgaged Real Property located in a special flood hazard area, evidence of flood insurance  as required by Section 6.03 hereof,

(G)with respect to any Leasehold Property that is Closing Date Mortgaged Real Property, an estoppel certificate from the landlord under the applicable lease, including but not limited to an estoppel certificate from Lessor under the MGM National Harbor Hotel and Casino Ground Lease reasonably satisfactory to the Administrative Agent, and

(H)evidence reasonably satisfactory to the Administrative Agent that a memorandum of lease to the MGM National Harbor Hotel and Casino Ground Lease has been recorded.

(v)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer authorized to act in connection with this Agreement and the other Loan Documents;

(vi)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(vii)a favorable opinion of (x) Milbank, Tweed, Hadley & McCloy LLP, counsel to the Loan Parties, (y) local counsel to the Loan Parties in each jurisdiction in which the Loan Parties are formed and (z) Maryland local counsel to the Loan Parties with respect to Gaming Laws, in each case, addressed to the Administrative Agent, the Collateral Agent and each Lender and reasonably satisfactory to the Administrative Agent;

(viii)a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since December 31, 2014 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) the accuracy of the representation and warranty set forth in Section 5.14;

(ix)Phase I environmental assessment reports in respect of the Mortgaged Real Property reasonably acceptable to the Administrative Agent (which reports the Administrative Agent has received and acknowledges being satisfied with);

(x)current FIRREA appraisals of the Mortgaged Real Property prepared by an independent appraiser reasonably satisfactory to the Administrative Agent, at the sole expense of Borrower, reasonably acceptable to the Administrative Agent, showing the “as is” value, the “completed” value, the “completed and stabilized” value, and/or such other valuations as may be reasonably required by the Administrative Agent;

(xi)evidence that the Collateral Agent, on behalf of the Lenders, has been named as an additional insured or loss payee, as the case may be, under all insurance policies specified in Section 5.19 pursuant to certificates of insurance or endorsements, as appropriate;

(xii)a copy of the General Construction Agreement (which General Construction Agreement the Administrative Agent has received);

(xiii)a copy of the substantially final Plans and Specifications and a Project Budget, in each case reasonably satisfactory to the Joint Lead Arrangers (which Plans and Specifications the Administrative Agent has received);

(xiv)an In-Balance Test Certificate from the Chief Financial Officer of the Borrower, confirming that the In-Balance Test will be satisfied as of the Closing Date;

(xv)the unaudited consolidated balance sheets of the Borrower as of December 31, 2014 and September 30, 2015 (which consolidated balance sheets the Administrative Agent has received);

(xvi)certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under Section 8.03); and

(xvii)a Perfection Certificate (the “Perfection Certificate”), duly executed by each of the Loan Parties.

(b)(i) all fees required to be paid by the Borrower to the Administrative Agent and the Arrangers on or before the Closing Date pursuant to any written agreement shall concurrently be paid; and (ii) all fees required to be paid to the Lenders by the Borrower on or before the Closing Date pursuant to any written agreement shall concurrently be paid;

(c)unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs to the Administrative Agent and the Collateral Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced three Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); and

(d)No later than three (3) Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by any Lender at least ten (10) days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Without limiting the generality of the provisions of Section 10.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (including any for any Term A Loans but other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if such representation or warranty is qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 7.01(a) and (b).

(b)Except as otherwise provided for in the MGM Resorts Completion Guaranty, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)Each Request for Credit Extension of Term A Loans or, to the extent the Total Revolving Outstandings after giving effect to such issuance would be greater than $25,000,000 (the “Revolver Equity Threshold”) Revolving Loans, following the Closing Date but on or prior to the Opening Date, shall be accompanied by the consummation of a cash equity contribution (a “Matching Equity Contribution”) by MGM Resorts to the Borrower (with all Matching Equity Contributions to the Borrower to be in the form of common Equity Interests) in an amount equal to the amount of the requested drawing under the Revolving Facility in excess of the Revolver Equity Threshold or a Term A Facility, as applicable, with the proceeds thereof to be deposited in the Company Equity Contribution Account and available to be used in accordance with Section 6.07.

(e)In the case of drawings under the Revolving Facility, prior to the initial Request for Credit Extension of Revolving Loans (unless a later time is otherwise agreed to by the Borrower and the Administrative Agent), the Administrative Agent shall have received the Revolving Loan Proceeds Account Control Agreement in form reasonably satisfactory to the Administrative Agent and the Collateral Agent and duly executed by a Responsible Officer of the signing Loan Party.

(f)On the date of each Request for Credit Extension (i) of Term A Loans prior to the Final Completion Date and (ii) of Revolving Loans prior to the Opening Date, the In-Balance Test shall be satisfied as of such date and each such Request for Credit Extension shall be accompanied by an In-Balance Test Certificate, attaching the In-Balance Projections.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01Existence and Qualification; Power; Compliance With Laws.

(a)The Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of Nevada.  As of the Closing Date, the Borrower has no Subsidiaries and there are no Guarantors.

(b)The Borrower and each Guarantor, if any, is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect.  The Borrower and each Guarantor, if any, has all requisite corporate or other organizational power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which each is a party and to perform the Obligations, except where the failure to have such power and authority would not constitute a Material Adverse Effect.

(c)The Borrower and each Guarantor, if any, is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business as at present conducted, except where the failure so to comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.

5.02Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by the Borrower and each Guarantor, if any, of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(i)require any consent or approval not heretofore obtained of any member, partner, director, stockholder or security holder of credit of such party;

(ii)violate or conflict with any provision of such party’s charter, articles of incorporation, operating agreement or bylaws, as applicable;

(iii)result in or require the creation or imposition of any Lien upon or with respect to any Property of the Borrower and the Restricted Subsidiaries, other than Liens permitted by Section 8.03;

(iv)violate any Requirement of Law applicable to such Loan Party, except where such violation or conflict would not have a Material Adverse Effect;

(v)violate or conflict with any provision of any contract or agreement applicable to such party, except where such violation or conflict would not have a Material Adverse Effect; and

(vi)none of the Borrower or Guarantors, if any, is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any Material Agreement, indenture, loan or credit agreement, in any respect that constitutes a Material Adverse Effect.

5.03No Governmental Approvals Required.  Except as obtained or made on or prior to the Closing Date and the approval of the Maryland Lottery and Gaming Control Commission, no material authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by the Borrower or any Restricted Subsidiary of the Loan Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the transactions herein and therein contemplated.

5.04Subsidiaries.

As of the Closing Date, Borrower has no Subsidiaries or other equity investments, other than those disclosed on Schedule 5.04 which shows, as of the Closing Date, with respect to each such Subsidiary, if any, or equity investment, if any, as of the Closing Date, the jurisdiction of its formation, the address of its principal place of business and its United States taxpayer identification number.

5.05Financial Statements; Plans and Specifications; In-Balance Test Certificate.

(a)Each of the most recent quarterly and annual financial statements delivered pursuant to Article VII hereof (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness as required by GAAP.

(b)The Plans and Specifications (a) are, to the Borrower’s knowledge based on reasonable assumptions as to all legal and factual matters material thereto, (b) are and will be from time to time, consistent with the provisions of the Loan Documents and the Project Documents in all material respects, (c) to the knowledge of the Borrower, have been prepared in good faith, and (d) fairly represent the Borrower’s reasonable expectation as to the matters covered thereby.  The Final Plans and Specifications, if any, (i) to the knowledge of the Borrower, have been prepared in good faith, and (ii) are accurate in all material respects and fairly represent the Borrower’s reasonable expectation as to the matters covered thereby.

(c)Each In-Balance Test Certificate is a true and correct statement in all material respects of the proposed sources and uses for the development and completion of MGM National Harbor.  The Project Budget and all of the amounts set forth therein represent a true statement in all material respects of all Project Costs reasonably anticipated by the Borrower to be incurred in connection with the development and completion of MGM National Harbor in accordance with this Agreement.

5.06Litigation.  As of the Closing Date, except as set forth on Schedule 5.06, there are no actions, suits, proceedings or investigations pending as to which the Borrower or the Restricted Subsidiaries have been served or have received notice or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or the Restricted Subsidiaries or any Property of any of them before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

5.07Binding Obligations.  This Agreement and each other Loan Document, when delivered hereunder, will have been duly and validly executed and delivered by each Loan Party party thereto.  Each of the Loan Documents to which the Borrower or the Restricted Subsidiaries is a party will, when executed and delivered by such Person, constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.08No Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.09ERISA.  Each Pension Plan complies with ERISA, the Code and any other applicable Laws, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect; and (ii) no ERISA Event has occurred or is reasonably likely to occur that could reasonably be expected to have a Material Adverse Effect.

5.10Margin Stock; Investment Company Act.  Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any extension of credit (including any Loans and Letters of Credit) hereunder will be used directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any Margin Stock or extend credit to others for such purpose or to refund Indebtedness originally incurred for such purpose or for any other purpose, in each case, that entails a violation of, or is inconsistent with, the provisions of Regulation T, Regulation U or Regulation X.   Neither Borrower nor the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11Disclosure.  All written factual statements made by a Responsible Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof, taken as a whole, do not contain any material misstatement of fact or omit a material fact necessary to make the statements made not misleading in light of all the circumstances existing at the date any statement was made.

5.12Tax Liability.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Borrower and each of its Restricted Subsidiaries have filed all Tax returns which are required to be filed (including in its capacity as a withholding agent), and have paid, or made provision for the payment of, all Taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Borrower and the Restricted Subsidiaries (including, in each case, in its capacity as a withholding agent), except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves (in accordance with GAAP) have been established and maintained, and so long as no Property of the Borrower and the Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited as a result thereof.  As of the Closing Date, there are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Borrower or the Restricted Subsidiaries, other than (i) those that are between the Borrower and its Restricted Subsidiaries, (ii) any customary indemnification obligations contained in commercial agreements not principally related to Taxes and (iii) those that would not, individually or in the aggregate, have a Material Adverse Effect.

5.13Hazardous Materials.  There has been no Release of Hazardous Materials on, at, under or from any property currently or, to the best knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any Restricted Subsidiary, and to the best knowledge of the Borrower, no condition exists that violates any Environmental Law affecting any Real Property, except for such Releases or violations that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

5.14Solvency.  As of the Closing Date and on any Term A Funding Date, immediately following the extensions of credit to occur on such date, the Borrower (on a combined basis with the Restricted Subsidiaries) is and will be Solvent.

5.15Material Adverse Effect.  Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, Material Adverse Effect.

5.16Licenses and Permits.  The Borrower and the Restricted Subsidiaries hold all material governmental permits, licenses, authorizations, consents and approvals (including, without limitation, all other Gaming Approvals) necessary for the Borrower and the Restricted Subsidiaries to construct, own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted or contemplated (collectively, the “Material Permits”), except for (i) Material Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, (ii) those Gaming Approvals which Borrower may not request or receive until after construction of MGM National Harbor and (iii) as authorized under Md. Code Ann., State Gov’t, Section 9-1A-11(b)(2), an extension of the date by which the commencement of the operation of video lottery terminals in MGM National Harbor must occur.  None of the Material Permits has been modified in any way since the Closing Date that would reasonably be expected to have a Material Adverse Effect.  All Material Permits are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of the Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to appoint a trustee to act for Borrower or any of the Restricted Subsidiaries or to suspend, revoke or not renew any such Material Permits except where such suspension, revocation or failure to renew would not reasonably be expected to have a Material Adverse Effect.

5.17Ownership of Property; Liens.  The Borrower and the Restricted Subsidiaries each have good and valid title to, or valid leasehold interest in, all material Property owned by it, and all such assets and Property are subject to no Liens other than Permitted Encumbrances and other Liens permitted under Section 8.03.  The Borrower and each of the Restricted Subsidiaries have good record and marketable title to, or valid leasehold interests in, its owned or leased Mortgaged Real Property.  Except as would not reasonably be expected to have a Material Adverse Effect, neither the business nor the properties of any Loan Party is affected by any Force Majeure Event.

5.18Security Interest; Absence of Financing Statements; Etc.  The Collateral Documents, once executed and delivered, will create, in favor of Collateral Agent for the benefit of the Secured Parties, as security for the obligations purported to be secured thereby, a valid and enforceable security interest in and Lien upon all of the Collateral, and upon (i) filing, recording, registering or taking such other actions as may be necessary with the appropriate Governmental Authorities (including payment of applicable filing and recording taxes), (ii) the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement) and (iii) delivery of the applicable documents to the Collateral Agent in accordance with the provisions of the applicable Collateral Documents, for the benefit of the Secured Parties, such security interest shall be a perfected security interest in and Lien upon all of the Collateral (subject to any applicable provisions set forth in the Security Agreement with respect to limitations as to perfection of Liens on the Collateral described therein) prior to all Liens other than (x) Permitted Encumbrances and (y) any other Liens permitted by Section 8.03, in each case having priority by operation of Law; provided that certain Gaming Approvals may be required to enforce and/or exercise certain rights and remedies thereunder.  Upon the execution of the Security Agreement and each Account Control Agreement, each such Account Control Agreement shall give rise to a perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the accounts described therein and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Encumbrances.

5.19Insurance.  The Loan Parties maintain casualty, liability, builder’s all-risk and other insurance coverages in respect of MGM National Harbor and each such policy is maintained through financially sound and reputable insurance companies (which are not Sponsor Entities or Loan Parties) and is in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and the Restricted Subsidiaries operate.

5.20Compliance with Law.  Each of the Loan Parties is in compliance in all material respects with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirement of Law or such order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.21Intellectual Property.  Except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties own or have the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, licenses and other rights with respect thereto, that are necessary for the operation of their business as contemplated in the Loan Documents, which rights do not infringe any similar rights owned by any other Person in any respect.

5.22Anti-Terrorism Laws.

No Loan Party is in material violation of any Requirement of Law relating to terrorism or money laundering, including, without limitation, the Bank Secrecy Act of 1970, 31 U.S.C. § 5311 et seq., Title 31 of the Code of Federal Regulations, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

5.23OFAC; Anti-Corruption Laws.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative of the Borrower or any of its Subsidiaries, is an individual or entity that is, or is 50% or more owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on the Specially Designated Nationals and Blocked Persons List maintained by OFAC, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority with jurisdiction over the Borrower or (iii) located, organized or resident in a Designated Jurisdiction.

The Borrower and its Subsidiaries have conducted their businesses in compliance with the FCPA in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with the FCPA and other applicable anti-corruption laws and regulations.

Article VI
AFFIRMATIVE COVENANTS

So long as the Termination Conditions have not been satisfied the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

6.01Preservation of Existence.  Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Authority that are necessary for the transaction of their respective business except (a) where the failure to so preserve and maintain the existence of any Restricted Subsidiary and such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations would not constitute a Material Adverse Effect, and (b) that a merger or Asset Sale permitted by Section 8.01 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

6.02Maintenance of Properties.  Maintain, preserve and protect all of their respective material Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of the Borrower and the Restricted Subsidiaries, taken as a whole, shall not constitute a violation of this covenant or where the failure to do so would not constitute a Material Adverse Effect.  In respect of any Mortgaged Real Property, the Borrower and the Restricted Subsidiaries shall not (a) initiate or acquiesce in any change in zoning or any other land classification in a manner that would prohibit any casino, gaming, lottery or hotel business conducted on such Mortgaged Real Property or would otherwise materially impact the value of such Mortgaged Real Property as collateral, or (b) demolish any of the primary gaming or hotel features of such Mortgaged Real Property (except in connection with refreshments or remodeling thereof within their existing core and shell and temporary construction disruption which is reasonable in relation to the anticipated benefits of the development or redevelopment thereof), provided that the Borrower and the Restricted Subsidiaries shall be permitted to demolish any portion of such Mortgaged Real Property in connection with the expansion or renovation of such Mortgaged Real Property or the construction of adjacent or adjoining features, provided that the Borrower has determined in good faith that such expansion, renovation, construction or similar project would not be expected to unreasonably interfere with the business conducted at such Mortgaged Real Property or materially impair its value as Collateral.

6.03Maintenance of Insurance.  Maintain liability, casualty and other insurance (subject to customary deductibles and retentions), including with respect to each Mortgaged Real Property, with responsible insurance companies in such amounts and against such risks as is carried by companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and the Restricted Subsidiaries operate; and furnish to the Administrative Agent, promptly upon reasonable written request, information evidencing compliance with this Section 6.03.  The Collateral Agent shall be named as an additional insured on all liability insurance policies of each Loan Party (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies, and insurance as to fraud, errors and omissions) and the Collateral Agent shall be named as a mortgagee/loss payee on all property insurance policies of each such Person relating to Property which is Collateral.

If any portion of any Mortgaged Real Property at any time is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance reasonably acceptable to the Administrative Agent.  The Borrower shall, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, privileges, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 6.03 shall prevent (A) sales, conveyances, transfers or other dispositions of assets, consolidations or mergers by or any other transaction in accordance with Section 8.01; (B) the withdrawal of qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (C) the abandonment of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that the Borrower reasonably determines are not useful to its business.

In the event that the proceeds of any insurance claim are paid after the Administrative Agent has exercised its right to foreclose after an Event of Default, such proceeds shall be paid to the Administrative Agent to satisfy any deficiency remaining after such foreclosure.  The Collateral Agent shall retain its interest in the policies required to be maintained pursuant to this Section 6.03 during any redemption period.

6.04Compliance With Laws.  Comply, within the time period, if any, given for such compliance by the relevant Governmental Authority with enforcement authority, with all Requirements of Law (including ERISA, applicable tax laws and Gaming Laws and any and all zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Real Property) except to the extent that such non-compliance with such Requirements of Law would not constitute a Material Adverse Effect, except that the Borrower and the Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.  The Borrower will maintain in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Sanctions, with the FCPA and other applicable anti-corruption laws and regulations.

6.05Inspection Rights.  Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of the Borrower or the Restricted Subsidiaries) permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Mortgaged Real Property of, the Borrower and the Restricted Subsidiaries (including, for the avoidance of doubt, MGM National Harbor) (provided that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise such visitation and inspection rights; provided that Lenders may accompany the Administrative Agent at their own expense on any visitation or inspection pursuant to this clause (x) and (y) the Administrative Agent shall not exercise such rights more often than (i) on or prior to the Final Completion Date, one time during any Fiscal Quarter and (ii) after the Final Completion Date, one time during any Fiscal Year) and to discuss the affairs, finances and accounts of the Borrower and the Restricted Subsidiaries with any of their officers, managers, key employees (subject to such accountants’ customary policies and procedures) and, upon request, furnish promptly to the Administrative Agent, any Lender or any advisor of the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of the Borrower, provided that no Borrower Party will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter in respect of which disclosure is then prohibited by law or contract.  Notwithstanding anything to the contrary in this Agreement, none of the Borrower or the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any Competitor that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.06Keeping of Records and Books of Account.  Keep adequate records and books of account in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any Restricted Subsidiary.

6.07Use of Proceeds.  Use the proceeds of each Loan and other credit extension made hereunder, along with the amounts in the Company Equity Contribution Account, (a) to fund the costs and expenses of the construction and development of MGM National Harbor (including, without limitation, Project Costs), (b) to fund the costs and expenses in connection with the opening and initial operations of MGM National Harbor, (c) to fund the costs and expenses associated with the leasing, ownership and operations of MGM National Harbor, (d) to fund fees and expenses incurred in connection with the foregoing, including, without limitation, working capital, transaction costs and expenses and payment of transaction costs, fees and expenses incurred in connection with this Agreement, the other Loan Documents and the other transactions contemplated hereby, and (e) with respect to Revolving Loans and Letters of Credit, for working capital needs and general corporate purposes.  All funds held in the Company Equity Contribution Account (including those funds transferred from the Company Equity Contribution Account to the Operating Account) shall be utilized to fund the construction of, or to provide working capital for, MGM National Harbor prior to the utilization of any funds held in the Term A Loan Proceeds Account or the Revolving Loan Proceeds Account.  All funds held in the Term A Loan Proceeds Account (including those funds transferred from the Term A Loan Proceeds Account to the Operating Account) shall be utilized prior to the utilization of any funds held in the Revolving Loan Proceeds Account.  Each of the Agent Accounts shall be segregated from each other and assets maintained in the Agent Accounts are owned beneficially by the Borrower, subject to the terms and conditions of this Agreement and the Account Control Agreements; provided that funds held in the Company Equity Contribution Account, Term A Loan Proceeds Account and the Revolving Loan Proceeds Account may be transferred into the Operating Account to be utilized in accordance with sub-clauses (a)-(e) of this Section 6.07.

6.08Additional Loan Parties.  Upon (i) any Loan Party creating or acquiring any Subsidiary that is a wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary or Excluded Subsidiary) after the Closing Date, (ii) any Subsidiary that is a Restricted Subsidiary of a Loan Party ceasing to be an Immaterial Subsidiary, (iii) any Immaterial Subsidiary providing a guarantee of any Material Indebtedness or (iv) any Subsidiary that is an Unrestricted Subsidiary becoming a wholly-owned Restricted Subsidiary (other than an Immaterial Subsidiary or Excluded Subsidiary) pursuant to Section 6.11, such Loan Party shall, to the extent that it does not violate any Gaming Law, (A) cause each such Subsidiary that is a Restricted Subsidiary (other than an Immaterial Subsidiary, except for any Immaterial Subsidiary listed in clause (iii) above)) to promptly (but in any event within 180 days after the later of such event described in clause (i), (ii), (iii) or (iv) above or receipt of such approval (or such longer period of time as the Administrative Agent may agree to in its reasonable discretion or as required to obtain any necessary Gaming Approval)), execute and deliver a Guaranty and all such other documents and certificates as the Administrative Agent may reasonably request in order to have such Restricted Subsidiary become a Guarantor, (B) deliver to the Administrative Agent all legal opinions reasonably requested by the Administrative Agent relating to the matters described above covering matters similar to those covered in the opinions delivered on the Closing Date with respect to such Guarantor, (C) deliver to the Administrative Agent an executed joinder to the Security Agreement and take all actions required by the Security Agreement or requested by the Administrative Agent to perfect the Liens created thereunder and (D) to the extent such Loan Party owns any Real Property having a fair market value greater than $25,000,000, execute and deliver the items required pursuant to Section 4.01(a)(iv)(A) – (F) hereof; provided that, notwithstanding anything in this Section 6.08 to the contrary, any Immaterial Subsidiary that is a guarantor of any Material Indebtedness of the Borrower or the Restricted Subsidiaries shall only be required to be a Guarantor until such time as its guaranty of such Material Indebtedness is released (at which time it shall be released by the

Administrative Agent from the Guaranty on the request of the Borrower without further action by the Creditor Parties).  To the extent any Gaming Approvals are required for any actions required by this Section 6.08, the Borrower and/or applicable Loan Party shall, at their own expense, promptly apply for and thereafter diligently pursue such Gaming Approvals; provided further, however, that (i) no funds held in the Term A Loan Proceeds Account or the Revolving Loan Proceeds Account may be transferred into the Operating Account until all funds in the Company Equity Contribution Account have been exhausted and (ii) no funds held in the Revolving Loan Proceeds Account may be transferred into the Operating Account until all funds in the Term A Loan Proceeds Account have been exhausted.

6.09Collateral Matters.  Subject to compliance with applicable Gaming Laws, if any Grantor shall acquire any Property (other than any Excluded Assets or any Property that is subject to a Lien permitted under Section 8.03(f) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such Property after giving effect to the applicable provisions of the UCC) or Real Property after the Closing Date as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien and as to which the Collateral Documents purport to grant a Lien or the Loan Documents require the grant of a Lien, that Grantor shall (subject to any applicable provisions set forth in the Security Agreement with respect to limitations on grant of security interests in certain types of assets or Collateral and perfection of Liens on such assets or Collateral) promptly (and in any event within 180 days or such longer period of time as the Collateral Agent may agree to in its reasonable discretion or as required to obtain any necessary Gaming Approval) (i) execute and deliver to the Collateral Agent such amendments to the Collateral Documents or such other documents as Collateral Agent deems reasonably necessary in order to grant to the Collateral Agent, for the benefit of the Secured Parties, liens and security interests in such Property, including with respect to any Mortgaged Real Property having a fair market value greater than $25,000,000, the items required pursuant to Section 4.01(a)(iv)(A) – (F) hereof and (ii) take all actions reasonably necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority Lien.  To the extent any Gaming Approvals are required for any actions required by this Section 6.09, the Borrower and/or applicable Loan Party shall, at their own expense, promptly apply for and thereafter diligently pursue such Gaming Approvals.

6.10Security Interests; Further Assurances.  Each Grantor shall, promptly, upon the reasonable request of Collateral Agent, and assuming the request does not violate any Gaming Law or, if necessary, is approved by the Gaming Authority, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any deed of trust, financing statement or other document, or deliver to the Collateral Agent any certificates representing Equity Interests, which are reasonably necessary to create, protect or perfect or for the continued validity, perfection and priority of the Liens on the Collateral covered thereby (subject to any applicable provisions set forth in the Collateral Documents with respect to limitations on grant of security interests in certain types of Collateral and perfection of Liens on such Collateral) subject to no Liens other than Permitted Encumbrances and other Liens permitted pursuant to Section 8.03.  With respect to the Pledged Securities (as defined in the Security Agreement) referred to in the Security Agreement, to the extent any Gaming Approvals are required for any actions required by the Security Agreement, the Borrower and/or applicable Loan

Party shall, at their own expense, promptly apply for and thereafter diligently pursue such Gaming Approvals. Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document following the occurrence and during the continuation of an Event of Default which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts to execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain.  The Administrative Agent shall have the right to order, with prior written notice to the Borrower and at the Borrower’s expense, appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA at any time after the occurrence and during the continuation of an Event of Default under Section 9.01(a), (b) or (i).

Notwithstanding anything to the contrary in this Agreement or in any Collateral Document, no Grantor shall be required to perfect any security interests, or make any filings or take any other actions necessary or desirable to perfect and protect security interests, in (a)(i) any motor vehicles and other assets subject to certificates of title or (ii) any letter of credit rights, other than the filing of UCC-1s pursuant to the Security Agreement or (b) assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding anything contained in Section 6.09 or this Section 6.10 to the contrary, this Section 6.10 shall not require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, Excluded Assets, or the taking of any actions to perfect security interests in Excluded Assets apart from the filing of financing statements under the UCC.

Furthermore, the Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

6.11Limitation on Designations of Unrestricted Subsidiaries.

(a)The Borrower may hereafter designate any Restricted Subsidiary (other than a Restricted Subsidiary which, as of the date of designation, owns any Collateral) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if: (i) no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation; and (ii) such Designation complies with Section 8.06. If the Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 6.11, the Obligations of such Guarantor under the Loan Documents shall terminate and be of no further force and effect without any action required by the Administrative Agent or the Collateral Agent; and, at the Borrower’s request, the Administrative Agent and/or the Collateral Agent will execute and deliver any instrument evidencing such termination.

(b)The Borrower may hereafter designate any Unrestricted Subsidiary as a “Restricted Subsidiary” under this Agreement or revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (in either case, a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if: (i) no Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such Revocation; (ii) after giving effect to such Revocation as of the end of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered under Section 7.01(a) or Section 7.01(b) on a pro forma basis, no Event of Default would exist under the financial covenants set forth in Section 8.11 and Section 8.12; and (iii) all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement. All Designations and Revocations must be evidenced by an Officer’s Certificate of the Borrower delivered to the Administrative Agent with the Responsible Officer so executing such certificate certifying compliance with the foregoing provisions of this Section 6.11.

6.12Post-Closing Items.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Borrower and the Restricted Subsidiaries shall comply with the post-closing requirements set forth on Schedule 6.12 hereto.

6.13Compliance with Environmental Law.  The Borrower and the Restricted Subsidiaries shall (a) comply with Environmental Law, and will keep or cause all Mortgaged Real Property to be kept free of any Liens under Environmental Law, unless, in each case, failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) in the event of any Release of Hazardous Material at, on, under or emanating from any Real Property which would result in liability under or a violation of any Environmental Law, in each case which would reasonably be expected to have a Material Adverse Effect, undertake, and/or take reasonable efforts to cause any of their respective tenants or occupants to undertake, at no cost or expense to Administrative Agent or any Creditor Party, any action required pursuant to Environmental Law to mitigate and eliminate such condition; provided, however, that no Borrower Party shall be required to comply with any order or directive then being contested by any of them in good faith by appropriate proceedings; and (c) if a Release of Hazardous Materials has occurred at any Mortgaged Real Property that reasonably could be expected to form the basis of an Environmental Liability against the Borrower, Restricted Subsidiary or Mortgaged Real Property and which would reasonably be expected to have a Material Adverse Effect, provide, at the written request of Administrative Agent, in its reasonable discretion, and at no cost or expense to Administrative Agent or any Creditor Party, an environmental site assessment (including, without limitation, the results of any soil or groundwater or other testing conducted at Administrative Agent’s request) concerning such Mortgaged Real Property, conducted by an environmental consulting firm proposed by the Borrower and approved by Administrative Agent in its reasonable discretion, indicating the presence or absence of Hazardous Material and the potential cost of any required action in connection with any Hazardous Material on, at, under or emanating from such Mortgaged Real Property.

6.14MGM Resorts Completion Guarantee.  At all times from the Closing Date to the Final Completion Date, the Borrower shall cause MGM Resorts to be in compliance with the MGM Resorts Completion Guarantee.

Article VII
INFORMATION AND REPORTING COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

7.01Financial Statements, Etc.  Deliver to the Administrative Agent (for distribution by the Administrative Agent to the Lenders):

(a)Quarterly Financials. Within 60 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its consolidated statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail;

(b)Annual Financials.  Commencing with the Fiscal Year ending December 31, 2015, within 150 days after the Fiscal Year ending December 31, 2015 and within 105 days after the end of each Fiscal Year thereafter, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, members’ equity and cash flows, in each case of the Borrower and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States of America or other independent public accountants of recognized standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Borrower and its Subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly and solely with respect to, or expressly and solely resulting from, the Maturity Date with respect to the Revolving Loans, the Initial Term A Loans or any other Term A Loans occurring within one year from the time such audit is delivered);

(c)Annual Projections. As soon as practicable, and in any event within 105 days after the end of each fiscal year of Borrower (but no earlier than 60 days before the end of each fiscal year), projections for the upcoming fiscal year (in form customary to projections required to be delivered by MGM Resorts in the ordinary course of its business), which projections shall be accompanied by a certificate of the chief executive officer, chief financial officer, treasurer or controller of Borrower or the Managing Member stating that, at the time made, such projections are based on reasonable estimates, information and assumptions;

(d)SEC Filings. Promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant to other provisions of this Section 7.01;

(e)Environmental Matters. Promptly after the assertion or occurrence thereof, written notice of any Environmental Liability or Release of Hazardous Material which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)Default. Promptly after a Responsible Officer becomes aware of the existence of any condition or event which constitutes an Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than three Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action the Borrower or the Restricted Subsidiaries are taking or propose to take with respect thereto;

(g)Auditors’ Reports.  Promptly upon receipt thereof, copies of any management letter related to any material weakness commenting on the Borrower’s or such Restricted Subsidiary’s internal controls issued by such accountants to management in connection with their annual audit;

(h)Mandatory Prepayment Events.  Promptly after the (i) occurrence of any Asset Sale for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(i) or b(iv), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(ii), or (iii) receipt of any Net Available Proceeds with respect to any Casualty Event for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(iii), written notice thereof;

(i)ERISA Information.  Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability to the Borrower, the Restricted Subsidiaries or any ERISA Affiliate in an aggregate amount exceeding $25,000,000, a written notice specifying the nature thereof;

(j)Material Changes.  Prior to the Construction Completion Date, promptly after any Material Change to the Plans and Specifications or the Project Budget, an Officer’s Certificate of the Borrower certifying that (i) such changes are not materially adverse to the interests of the Lenders and (ii) the Borrower will remain in compliance with the In-Balance Test after giving effect to such change.

(k)Mechanics Liens.  Prior to the Final Completion Date, concurrently with the delivery of the financial statements required pursuant to Section 7.01(a) (or such later time agreed to by the Administrative Agent), a summary of outstanding mechanics Liens as evidenced by lien searches consistent with those provided on the Closing Date.

(l)Development Status Updates.  (i) Within (5) five Business Days of the end of each month prior to the Opening Date (or such later time agreed to by the Administrative Agent) and (ii) within (5) five Business Days of the end of each Fiscal Quarter after the Opening Date but prior to the Construction Completion Date (or such later time agreed to by the Administrative Agent), a summary of the status of MGM National Harbor substantively consistent with that provided senior officers of MGM Resorts.

(m)Subcontractors.  At the request of the Administrative Agent following the occurrence of any Event of Default, a complete and accurate list of the names and addresses of any Major Contractor engaged by the General Contractor and Major Contractor engaged by Borrower, under one or more contracts or work orders with respect to the construction of MGM National Harbor.

(n)Other Information.  Such other data and information as from time to time may be reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) or by the Required Lenders.

Documents required to be delivered pursuant to Section 7.01(a), Section 7.01(b) or Section 7.01(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that  the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) only by marking Borrower Materials “PUBLIC” (or by expressly authorizing their posting as such in writing), will the Borrower be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower

Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding anything to the contrary in this Section 7.01, (a) neither the Borrower nor its Subsidiaries will be required to make any disclosure to any Creditor Party that (i) is prohibited by law or any bona fide confidentiality agreement in favor of a Person (other than the Borrower or any of its Subsidiaries or Affiliates) (the prohibition contained in which was not entered into in contemplation of this provision), or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in the case of Section 7.01(n) only, creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries to produce or otherwise disclose; and (b)(i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for the Borrower on Form 10-K for any fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section 7.01 with respect to such fiscal year and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for the Borrower on Form 10-Q for any fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section 7.01 with respect to such fiscal quarter to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section 7.01, as the case may be.

7.02Compliance Certificates.  Commencing with the delivery of the financial statements required pursuant to Section 7.01(a) for the Fiscal Quarter ending on the Initial Calculation Date, deliver to the Administrative Agent for distribution to the Lenders within the required time period for delivery of financial statements pursuant to Section 7.01(a) and Section 7.01(b), Compliance Certificates signed by a Responsible Officer.

Article VIII
NEGATIVE COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall cause each of the Restricted Subsidiaries to comply with the following covenants:

8.01Mergers, Consolidations and Asset Sales.  Neither the Borrower nor any Restricted Subsidiary will wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than solely to change the jurisdiction of organization), or make any Asset Sale, except for:

(a)any Asset Sale of inventory or other property in the ordinary course of business, and any Asset Sale consisting of space leases, licenses and rental agreements entered into in the ordinary course of business of Borrower and its Subsidiaries;

(b)any Asset Sale of obsolete, surplus or worn out property, whether now owned or hereafter acquired, and any Asset Sale of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(c)any Asset Sale of any property that does not then constitute Collateral;

(d)any Asset Sale consisting of the grant of Acceptable Land Use Arrangements;

(e)to the extent constituting Asset Sales, any Liens permitted by Section 8.03, Investments permitted by Section 8.06 and Restricted Payments permitted by Section 8.07; and any mergers, consolidations or other transactions permitted by Section 8.01 (i), (j), (k) and  (l);

(f)any Asset Sale consisting of the exchange (or surrender to Governmental Authorities) of minor strips and gores of land not material to the operation of MGM National Harbor;

(g)any Asset Sale by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary; provided that if the transferor of any assets subject to such Asset Sale is a Loan Party, then (x) the transferee must be a Loan Party, (y) if the transferee is a Restricted Subsidiary that is not a Loan Party, then the transfer pursuant to such Asset Sale shall be deemed to be an Investment which must be incurred in accordance with Section 8.06 or (z) if the transferee is not a Restricted Subsidiary, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Asset Sale and must be made in accordance with another clause of this Section 8.01;

(h)any Asset Sales by the Borrower or any Restricted Subsidiary of property pursuant to a Sale Leaseback in an aggregate amount not to exceed $10,000,000; provided, that the Net Available Proceeds thereof shall be applied as set forth in Section 2.04(b)(i); provided, further, that (i) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (ii) such Sale Leaseback shall not have a material adverse effect on the Collateral, taken as a whole, or the Liens on the Collateral in favor of the Administrative Agent, taken as a whole.

(i)any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that if a party to such a merger is a Loan Party, then the continuing or surviving Person must be a Loan Party;

(j)mergers and consolidations solely to effect a change in the state or form of organization of the Borrower or any Restricted Subsidiary;

(k)the Borrower or any Restricted Subsidiary may merge with any Person, provided that (i) the Borrower or a Restricted Subsidiary is the surviving Person, (ii) such merger is otherwise permitted as an Investment under Section 8.06, (iii) no Event of Default shall have occurred and be continuing or result therefrom, (iv) the financial condition of the Borrower and its Subsidiaries is determined by the Borrower to not be adversely affected thereby, as evidenced by a certificate of a Responsible Officer and (v) the Borrower and the Restricted Subsidiaries execute such amendments to the Loan Documents as may be reasonably requested by the Administrative Agent to assure the continued effectiveness of the Guaranty and the continued priority and perfection of any Liens granted in favor of the Collateral Agent by such Persons;

(l)dissolutions and liquidations of Restricted Subsidiaries; provided that if the transferor of any assets subject to such dissolution and liquidation is a Loan Party, then (x) the transferee must be a Loan Party, (y) if the transferee is a Restricted Subsidiary that is not a Loan Party, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Investment which must be incurred in accordance with Section 8.06 or (z) if the transferee is not a Restricted Subsidiary, then the transfer pursuant to such dissolution or liquidation shall be deemed to be an Asset Sale and must be made in accordance with another clause of this Section 8.01;

(m)Asset Sales of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such Asset Sale; provided that if such equipment constitutes Collateral, such replacement property must also constitute Collateral;

(n)Asset Sales of any of the Borrower’s direct or indirect ownership interests in any undeveloped land; provided, that not less than 75% of the aggregate consideration received therefrom shall be paid in cash and the Net Available Proceeds thereof shall be applied as set forth in Section 2.04(b)(i);

(o)leases or subleases entered into in compliance with the terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties; provided that such leases or subleases are in the ordinary course of business of the Borrower and the Borrower remains the primary operator of MGM National Harbor; and

(p)Asset Sales required to be made by Borrower or any Restricted Subsidiary by the terms of the Community Benefit Agreement.

8.02Limitation on Lines of Business.  Neither the Borrower nor any Restricted Subsidiary shall make any material change in the general nature of the business of the Borrower and its Subsidiaries as contemplated on the Closing Date and similar, complementary, ancillary or related businesses.

8.03Liens.  Neither the Borrower nor any Restricted Subsidiary shall create, incur, grant, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)Permitted Encumbrances;

(b)Liens securing the Obligations under the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements;

(c)Liens in existence on the Closing Date and Liens relating to any refinancing of the obligations secured by such Liens; provided, that such Liens do not encumber any Property other than the Property (including proceeds) subject thereto on the Closing Date;

(d)purchase money Liens securing Indebtedness and Capital Lease Obligations permitted under Section 8.04(c); provided, that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Capital Lease Obligations (or refinancings thereof and) directly related assets, including proceeds and replacements thereof;

(e)Liens granted on the Equity Interests in a Person which is not the Borrower or a Restricted Subsidiary;

(f)Liens securing Indebtedness incurred in accordance with Section 8.04(e); provided that (i) such Liens do not apply to any other Property of the Borrower or the Restricted Subsidiaries not securing such Indebtedness at the date of the related Permitted Acquisition or Investment and (ii) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or Investment;

(g)Liens in respect of Permitted Sale Leasebacks, limited to the Property subject to such Permitted Sale Leaseback;

(h)[reserved];

(i)Acceptable Land Use Arrangements;

(j)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods

(k)the effects of any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property which is consistent with the intended uses of MGM National Harbor;

(l)Liens (other than mechanics liens) disclosed in the commitment for title insurance heretofore delivered to the Administrative Agent;

(m)leases or subleases entered into in compliance with the terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;

(n)licenses of patents, trademarks and other intellectual property rights granted by the Loan Parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;

(o)consensual Liens or Liens arising by law consisting of bankers’ liens, rights of setoff or similar rights or remedies relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

(p)any Lien created by an agreement or instrument entered into by Borrower or a Restricted Subsidiary which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument; and

(q)additional Liens so long as the aggregate outstanding principal amount of the Indebtedness or other obligations secured by all such Liens in the aggregate does not exceed $25,000,000 at any one time.

8.04Indebtedness.  Neither the Borrower nor any of the Restricted Subsidiaries will incur any Indebtedness, except:

(a)obligations (contingent or otherwise) existing or arising under any Swap Contract entered into for the purpose of mitigating risks associated with fluctuations in interest rates (including both fixed to floating and floating to fixed contracts), foreign exchange rates or commodity price fluctuations in a non-speculative manner;

(b)Indebtedness under the Loan Documents and Secured Cash Management Agreements;

(c)Capital Lease Obligations and Indebtedness secured by purchase money Liens in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(d)Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or Restricted Subsidiary; provided, that Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Borrower or any Loan Party shall be subject to Section 8.06(d);

(e)after the Opening Date, Indebtedness (x) of a Person that becomes a Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not created in anticipation or contemplation thereof and (y) assumed in connection with any Investment permitted under this Agreement which was not incurred to finance that Investment or created, incurred or assumed in contemplation of that Investment; provided, that (i) the Consolidated Total Leverage Ratio, on a pro forma basis after giving effect to such acquisition (and the related incurrence or assumption of any Indebtedness), as of the end of the most recently ended Test Period, as if such acquisition (and any related incurrence or assumption of Indebtedness) had occurred on the first day of such relevant Test Period, does not exceed a ratio that is 0.25:1.00 less than the Consolidated Total Leverage Ratio then in effect under Section 8.11 and (ii) with respect to any such Indebtedness in excess of $50,000,000, the Borrower has delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clause (i) above (and Permitted Refinancings thereof);

(f)unsecured Indebtedness of the Borrower or any Restricted Subsidiary (and any Refinancings thereof) that is expressly subordinated in right of payment to the Loans; provided that such Indebtedness at any time outstanding does not exceed $50,000,000;

(g)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(h)Guaranty Obligations of Borrower or any Restricted Subsidiary in respect of any Indebtedness of the Borrower and the Restricted Subsidiaries not prohibited hereunder;

(i)subject to the conditions set forth in Section 8.06(j) or 8.06(k), as applicable, Guaranty Obligations incurred when no Event of Default has occurred and is continuing of the Indebtedness of Unrestricted Subsidiaries (which Guaranty Obligations shall for the avoidance of doubt reduce amounts available pursuant to Section 8.06(j) or 8.06(k), as applicable, on a dollar-for-dollar basis), if (i) both before and after giving effect to the incurrence of such Guaranty Obligations, no Event of Default has occurred or is continuing, and (ii) the applicable dollar limitations set forth in Section 8.06(j) or 8.06(k), as the case may be, would not be exceeded after giving effect to such incurrence when aggregated (without duplication) with all Guaranty Obligations incurred pursuant to this clause (i) in reliance on the applicable clause of Section 8.06 if such Guaranty Obligation were being incurred as an Investment thereunder;

(j)Indebtedness in an aggregate principal amount not to exceed $15,000,000 consisting of premium finance programs for casualty, liability and other insurance coverages at MGM National Harbor;

(k)Casualty Bridge Capital owing to MGM Resorts or its Affiliates (including any Loan Parties);

(l)Indebtedness of Borrower or any Restricted Subsidiary arising in respect of letters of credit, bankers’ acceptances, worker’s compensation claims, payment obligations in connection with self-insurance or similar obligations and bid, appeal, performance and surety bonds, in each case in amounts and for the purposes customary in such Person’s industry and other letters of credit or guarantees constituting Investments permitted by Section 8.06(o), so long as the aggregate amount of Indebtedness outstanding under this clause (l) shall not exceed $25,000,000 at any time; and

(m)Indebtedness incurred in connection with any Permitted Sale Leaseback and any Permitted Refinancing in respect thereof.

8.05Payments of Certain Indebtedness.  The Borrower or the Restricted Subsidiaries will not, nor will they permit any Restricted Subsidiary to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy any Prepayment Restricted Indebtedness, except:

(a)regularly scheduled or required repayments or redemptions of such Indebtedness;

(b)to the extent exchanged for Equity Interests in the Borrower or using the proceeds of the issuance of Equity Interests in the Borrower;

(c)additional Prepayment Restricted Indebtedness in an aggregate principal amount not to exceed $25,000,000;

(d)from and after the Final Completion Date, the portion, if any, of the Available Amount on the date of such prepayment, redemption, purchase, defeasance or satisfaction that the Borrower elects to apply to this Section 8.05(d), such election to be specified in a written notice of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (A)  no Event of Default has occurred and is continuing or would result therefrom, and (B) after giving pro forma effect to such prepayment, redemption, purchase, defeasance or satisfaction, the Consolidated Total Leverage Ratio calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered would be no greater than Consolidated Total Leverage Ratio then permitted pursuant to Section 8.11 for such Fiscal Quarter;

(e)pursuant to Refinancings of such Indebtedness permitted under Section 8.04, including pursuant to Permitted Refinancings;

(f)so long as no Event of Default has occurred and is continuing or would result therefrom, prepayments, redemptions, purchases, defeasances or satisfactions of any Prepayment Restricted Indebtedness within 364 days prior to the final maturity date of such Prepayment Restricted Indebtedness; and

(g)the prepayment of the Loans in accordance with the terms of this Agreement.

8.06Investments, Loans and Advances.  Neither Borrower nor any Restricted Subsidiary will make any Investment, except for the following:

(a)Investments consisting of Cash Equivalents;

(b)advances to officers, directors and employees of Borrower or the Restricted Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(c)Investments outstanding on the Closing Date;

(d)Investments by the Borrower and its Subsidiaries in Loan Parties and Investments in Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.04(d);

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Guaranty Obligations permitted by Section 8.04 (other than pursuant to clause (i) thereof);

(g)Investments in Swap Contracts permitted under Section 8.04(a);

(h)obligations of the Borrower with respect to indemnifications of title insurance companies issuing title policies in relation to construction liens at MGM National Harbor and similar matters;

(i)Permitted Acquisitions;

(j)from and after the Final Completion Date, Investments in an aggregate outstanding amount not at any time in excess of the portion, if any, of the Available Amount on the date of such Investment that the Borrower elects to apply to this Section 8.06(j), such election to be specified in a written notice of a Responsible Officer calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (A)  no Event of Default has occurred and is continuing or would result therefrom, and (B) after giving pro forma effect to such Investments, the Consolidated Total Leverage Ratio calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered would be no greater than Consolidated Total Leverage Ratio then permitted pursuant to Section 8.11 for such Fiscal Quarter; provided, further, that upon the Revocation of a Subsidiary that was designated as an Unrestricted Subsidiary, the Borrower may add back to this clause the aggregate amount of any Investment in such Subsidiary that was made pursuant to this Section 8.06 at the time of such Investment.

(k)Investments which do not exceed $25,000,000 outstanding at any one time;

(l)any acquisition or Investment to the extent made using Equity Interests of the Borrower (other than Disqualified Equity Interests);

(m)to the extent constituting Investments, transactions expressly permitted under Sections 8.01 (including the receipt of permitted noncash consideration for the dispositions of assets permitted thereunder), 8.03, 8.04 and 8.07;

(n)Investments arising as a result of Permitted Sale Leasebacks;

(o)Investments in Persons which are the owners or operators of restaurants, retail, night club or other businesses located at MGM National Harbor in an aggregate amount not to exceed $15,000,000 outstanding at any time;

(p)other Investments required to be made by Borrower or any Restricted Subsidiary by the terms of the Community Benefit Agreement; and

(q)Investments in an aggregate amount not to exceed the Available Excluded Contribution Amount.

For purposes of this Section 8.06, (i) at the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, the Borrower shall be deemed to have made an Investment in an amount equal to its direct or indirect pro rata ownership interest in the fair market value of the net assets of such Subsidiary at the time of such Designation; provided, however, that to the extent a Joint Venture becomes a Subsidiary and is substantially concurrently designated as an Unrestricted Subsidiary, the amount deemed invested will not include amounts previously invested in compliance with this Section 8.06 and (ii) at the time of Revocation of any such Designation, the amount of Investments otherwise then available to be made under clauses (j) or (k) of this Section 8.06 shall be deemed increased by (x) the amount of deemed Investment made under such clauses (j) and (k) pursuant to the immediately preceding clause (j) plus (y) the amount of Investments in such Subsidiary made since its Designation as an Unrestricted Subsidiary pursuant to such clauses (j) and (k).

8.07Restricted Payments.  Neither the Borrower nor the Restricted Subsidiaries shall at any time, directly or indirectly, declare or make any Restricted Payment except that:

(a)the Borrower may declare and make Permitted Tax Distributions;

(b)each Subsidiary may declare and make Restricted Payments to the Borrower, any of the Borrower’s Restricted Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and its Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests and to the extent required under the organizational documents of any non-wholly owned Restricted Subsidiary, based on the formulation required in such organizational documents);

(c)the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)a Restricted Subsidiary may issue Equity Interests to the extent constituting an Asset Sale permitted by Section 8.01 or Investment permitted by Section 8.06;

(e)a Restricted Subsidiary may issue Equity Interests in additional, newly formed Restricted Subsidiaries;

(f)the Borrower and the Restricted Subsidiaries may declare and make Restricted Payments from and after the Final Completion Date in an aggregate amount not to exceed the Available Amount;  provided that (A)  no Event of Default has occurred and is continuing or would result therefrom, and (B) after giving pro forma effect to such Restricted Payments, the Consolidated Total Leverage Ratio calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered would be no greater than Consolidated Total Leverage Ratio then permitted pursuant to Section 8.11 for such Fiscal Quarter;

(g)the Borrower may make payments, redemptions, repurchases, retirements, defeasances or other acquisitions of Casualty Bridge Capital solely in exchange for common Equity Interests of Borrower;

(h)the Borrower may make Restricted Payments made within 120 days following the receipt of any Extraordinary Receipts in the amount of Extraordinary Receipts to the extent applied to the retirement of any Casualty Bridge Capital, provided that giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(i)after the Opening Date, the Borrower (A) may make Restricted Payments taking the form of Aspire Preferred Distributions (as defined in the Operating Agreement) and Preferred Distributions (as defined in the Operating Agreement) to non-controlling interest holders as required by the terms of the Operating Agreement and (B) may, subject to no Event of Default having occurred and then be continuing under Section 9.01(a), (b) or (i), make Restricted Payments not otherwise contemplated by clause (i) above to non-controlling interest holders as required by the terms of the Operating Agreement; and

(j)the Borrower and the Restricted Subsidiaries may declare and make Restricted Payments in an aggregate amount not to exceed the Available Excluded Contribution Amount.

8.08Transactions with Affiliates. Neither the Borrower nor any of the Restricted Subsidiaries shall hereafter enter into any transaction of any kind with any of their Affiliates (including any Sponsor Entity) with a value in excess of $5,000,000 in the aggregate for any transaction or series of related transactions, whether or not in the ordinary course of business, other than on fair and reasonable terms and substantially as favorable to Borrower or such Restricted Subsidiary as would be obtainable by Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the Borrower and its Restricted Subsidiaries may enter into:

(a)the transactions contemplated by the agreements described on Schedule 8.08;

(b)[reserved];

(c)[reserved];

(d)Borrower may make Sponsor Capital Calls and accept the funds therefrom as equity for working capital or any other purposes;

(e)Casualty Bridge Capital;

(f)any Restricted Payment, or obligation with respect thereto, permitted by Section 8.07 or any Investments permitted by Section 8.06;

(g)[reserved];

(h)license, lease or other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with MGM Resorts on terms which, taken as a whole, are commercially reasonable;

(i)[reserved];

(j)transactions related to the issuance, sale or transfer of the Equity Interests of Borrower to any parent entity, including in connection with capital contributions by such parent entity to Borrower or any Subsidiary; and

(k)transactions undertaken for the purpose of improving the consolidated tax efficiency of any parent entity of Borrower, Borrower and/or the Subsidiaries (provided that such transactions, taken as a whole, are not adverse to the Lenders in any material respect (as determined by the Borrower in good faith).

8.09Limitation on Changes to Fiscal Year.  The Borrower shall not change its Fiscal Year end (December 31 of each year) unless required to do so by law or by then prevailing auditing standards or at the request of any Governmental Authority.

8.10Modifications of Organization Documents and Other Documents; Etc..  Neither the Borrower nor any of the Restricted Subsidiaries shall hereafter:

(a)terminate, amend or modify, or permit the termination, amendment, or modification of, its Organization Documents other than (i) any such termination, amendments or modifications effected in connection with any transfers permitted by this Agreement and (ii) any such amendments or modifications or such new agreements which are required by the Gaming Laws or otherwise not adverse in any material respect to the interests of the Lenders;

(b)agree to any amendments to, or assignments, terminations or waivers of, any of its rights under, any Material Permits or Material Agreements if any such amendments, assignments, terminations or waivers would, individually or in the aggregate, (taking into consideration any viable replacements or substitutions therefor at the time such determination is made) be adverse in any material respect to the interests of Lenders;

(c)with respect to any Casualty Bridge Capital in the form of Indebtedness, amend or otherwise change the terms of any documents with respect thereto or make any payment consistent with an amendment thereof or change thereto if the effect of such amendment or change is to increase the interest rate on such Indebtedness so as to cause such Indebtedness to cease to qualify as Casualty Bridge Capital, change (to a date prior to the Final Maturity Date) any dates upon which cash payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (to require any additional or earlier prepayment prior to the Final Maturity Date) or change the payment subordination provisions of any such Indebtedness (or of any guaranty thereof).

8.11Maximum Consolidated Total Leverage Ratio. So long as there are any outstanding Commitments and subject to Section 1.07, the Borrower shall not permit the Consolidated Total

Leverage Ratio as of the last day of any Test Period ending on and after the Initial Calculation Date, to be greater than the amount set forth below opposite such date:

Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
Initial Calculation Date through September 30, 2017	4.75:1.00
December 31, 2017 through September 30, 2018	4.25:1.00
December 31, 2018 through September 30, 2019	3.50:1.00
Thereafter	3.00:1.00

8.12Minimum Consolidated Interest Coverage Ratio.  So long as there are any outstanding Commitments and subject to Section 1.07, the Borrower shall not permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period ending on and after the Initial Calculation Date, to be less than 2.00:1.00.

8.13MGM National Harbor Hotel and Casino Ground Lease.   Unless required under the terms of the MGM National Harbor Hotel and Casino Ground Lease, except as set forth in this Agreement, Trustor shall not, without the prior written consent of Beneficiary (which may be granted or withheld in Beneficiary’s sole and absolute discretion) (i) terminate, or surrender the MGM National Harbor Hotel and Casino Ground Lease, or (ii) enter into any modification of the MGM National Harbor Hotel and Casino Ground Lease which materially impairs the practical realization of the security interests granted by the Deed of Trust, and any such attempted termination, modification or surrender without Beneficiary’s written consent shall be void.  Trustor shall, within thirty (30) days after written request from Beneficiary and to the extent provided for under the MGM National Harbor Hotel and Casino Ground Lease, use commercially reasonable efforts to obtain from the Lessor and deliver to Beneficiary a certificate setting forth the name of the tenant thereunder and stating that the MGM National Harbor Hotel and Casino Ground Lease is in full force and effect, is unmodified or, if the MGM National Harbor Hotel and Casino Ground Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Trustor, stating that to the best of Lessor’s knowledge, no default or event which with notice or lapse of time (or both) would become a default is existing under the MGM National Harbor Hotel and Casino Ground Lease, stating the date to which rent has been paid, and specifying the nature of any defaults, if any, and containing such other statements and representations as may be reasonably requested by Beneficiary.

8.14OFAC; Anti-Corruption Laws. The Borrower will not use, directly or indirectly, any part of the proceeds of the Loans:  (A) to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption laws; (B) to fund or facilitate dealings with an individual or entity that is, or is 50% or more owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on the Specially Designated

Nationals and Blocked Persons List maintained by OFAC, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority with jurisdiction over the Borrower, or (iii) located, organized or resident in a Designated Jurisdiction in violation of applicable Sanctions; or (C) in any other manner that would constitute or give rise to a violation any Sanctions by any party hereto, including any Lender.

Article IX
EVENTS OF DEFAULT AND REMEDIES

9.01Events of Default.  Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)the Borrower fails to pay any amount of principal on any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations on the date when due; or

(b)the Borrower fails to pay any interest on any Loan or L/C Obligation made hereunder, or any fees, or any portion thereof, within five Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five (5) Business Days following written demand by the applicable Creditor Party entitled to such payment; or

(c)the Borrower fails to comply with the covenants contained in Section 6.01, Section 7.01(f) or Article VIII (other than the covenant contained in Section 8.02); or

(d)the Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed within thirty days after notice thereof by the Administrative Agent to the Borrower; or

(e)any representation or warranty of a Loan Party made in any Loan Document shall prove to have been incorrect in any material respect when deemed made; or

(f)the Borrower or the Restricted Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $25,000,000 or more, or any guaranty of present or future Indebtedness of $25,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by failure to make any required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $25,000,000 or more, or of any guaranty of present or future Indebtedness of $25,000,000 or more, if as a result of such failure or sufferance of any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require the Borrower or the Restricted Subsidiaries to be redeemed, purchased, prepaid, defeased or otherwise become due (automatically or otherwise) or an offer to prepay, defease, redeem or purchase, all or any portion of such Indebtedness; or

(g)any Loan Document, at any time after its execution and delivery and for any reason other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Lenders, or (iii) satisfaction in full of all Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders; or the Borrower, any Subsidiary Guarantor, or the Restricted Subsidiaries or, in the case of the MGM Resorts Completion Guarantee only, MGM Resorts, denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(h)a final judgment against the Borrower or any of its Material Subsidiaries is entered for the payment of money in excess of $25,000,000 (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage) and, absent procurement of a stay of execution, such judgment remains unsatisfied as of the earlier to occur of (x) thirty calendar days after the date of entry of judgment and (y) five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

(i)any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(j)any Pension Plan maintained by the Borrower, the Restricted Subsidiaries or any of their ERISA Affiliates is determined to have failed to satisfy the minimum funding standard set forth in Section 412 of the Code and Section 302 of ERISA or the incurrence of any Withdrawal Liability to any Multiemployer Plan, in each case that could reasonably be expected to result in a liability of the Borrower, the Restricted Subsidiaries or any ERISA Affiliate in an aggregate amount exceeding $25,000,000; or

(k)after the Opening Date, the occurrence of a License Revocation that continues for fifteen consecutive calendar days with respect to casino, gaming, racing, lottery or wagering operations at MGM National Harbor or any Gaming Facility accounting for ten percent or more of the Total Assets or consolidated gross revenues of the Borrower and Restricted Subsidiaries; or

(l)any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected First Priority Lien on the Collateral purported to be covered thereby with respect to any material portion of the Collateral; or

(m)a Change of Control occurs;

(n)(i) the failure to obtain any Gaming Approval, Liquor License or Material Permit necessary for the ownership, use or operation of any Gaming Facility or MGM National Harbor if such approvals or licenses are necessary and material to the construction or operation of MGM National Harbor in accordance with the Plans and Specifications and to the extent the failure to obtain or maintain such Gaming Approval, Liquor License or Material Permit makes it not feasible to construct or operate MGM National Harbor in all material respects or achieve the Opening Date prior to the Scheduled Opening Date or (ii) any Gaming Approval, Liquor License or Material Permit or any material provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or failed to be renewed or to be in full force and effect, if any such failure, violation, breach, suspension, revocation, cancellation, termination, modification or non-renewal, individually or in the aggregate, is necessary and material to the construction or operation of MGM National Harbor in accordance with the Plans and Specifications and to the extent the failure to obtain or maintain such Gaming Approval, Liquor License or Material Permit makes it not feasible to construct or operate MGM National Harbor or achieve the Opening Date prior to the Scheduled Opening Date; or

(o)the Opening Date has not occurred on or prior to the Scheduled Opening Date.

9.02Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of the Required Lenders take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to an amount equal to 103% of such Outstanding Amount or otherwise in an amount and/or in a manner reasonably acceptable to the applicable L/C Issuer); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding the foregoing, Lenders will forbear the exercise of any remedies under the Loan Documents related to an Event of Default solely relating to the construction of MGM National Harbor which can be cured or mooted by the fulfillment of the Completion Obligations so long as MGM Resorts is diligently performing the Completion Obligations or causing the diligent performance of the same in accordance with the terms and provisions of the Loan Documents and the Plans and Specifications.

9.03Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent and the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided that Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section;

Fifth, to the Collateral Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

Article X
AGENCY

10.01Appointment and Authority.

(a)Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and no Borrower shall have any rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02Rights as a Lender.  The Person serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and the Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

10.03Exculpatory Provisions.  The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent and the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity;

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent or the Collateral Agent by the Borrower, a Lender or an L/C Issuer;

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent; and

(f)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

It is expressly understood and agreed that no Agent is under any duty to supervise or to inspect the work of construction, and that any such inspection by or on behalf of any Agent is for the sole purpose of protecting the interests of the Administrative Agent and the Collateral Agent and the Lenders with respect to the Mortgaged Real Property.  Failure to inspect the work or any part thereof shall not constitute a waiver of any Agent's rights hereunder.  Inspection not followed by notice of Default shall not constitute a waiver of any Default then existing; nor shall it constitute an acknowledgment that there has been or will be compliance with the Plans and Specifications or applicable legal requirements or that the construction is free from defective materials or workmanship.

The receipt, review or acceptance of the Plans and Specifications, the Construction Contracts, subcontracts, bonds and other Material Agreements (including Administrative Agent’s acceptance of any modifications thereof and any Person providing work, labor or services pursuant thereto) by the Administrative Agent shall not be deemed in any respect a representation or warranty, express or implied, that MGM National Harbor will be structurally sound, have a value of any particular magnitude or otherwise satisfy a particular standard, and no such party shall have any duty to inform Borrower of such party’s assessment of any such construction document.

10.04Reliance by Administrative Agent and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05Delegation of Duties.  The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent.  The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06Resignation of Administrative Agent, Collateral Agent or L/C Issuer.

(a)The Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor; provided that, if no Event of Default shall have occurred and be continuing, then the successor agent shall be subject to the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as the Administrative Agent and the Collateral Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and the Collateral Agent and, in consultation with the Borrower, appoint a successor; provided that, if no Event of Default shall have occurred and be continuing, then the successor agent shall be subject to the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by, or in the name of, the Collateral Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent and Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent and Collateral Agent as provided for above in this Section 10.06.  Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent and Collateral Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent and Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06).  The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent.

(d)Any resignation by Bank of America as Administrative Agent and Collateral Agent pursuant to this Section 10.06 shall also constitute its resignation as an L/C Issuer.  If Bank of America or any other L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender) and acceptance by such successor of such appointment, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer, (ii) such retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

10.07Non-Reliance on Administrative Agent and Collateral Agent, Other Lenders and Arrangers.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent and Collateral Agent, any other Lender, any Arranger or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent and Collateral Agent , any other Lender, any Arranger or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers are parties to this Agreement, any of the other Loan Documents (other than the Engagement Letter, to which certain Joint Lead Arrangers are party) and none of the Arrangers, the Co-Syndication Agents or the Co-Documentation Agents has any powers, duties or responsibilities under this Agreement, any of the other Loan Documents in its capacity as such, except, in each case, in its capacity, as applicable, as the Administrative Agent and Collateral Agent, a Lender or an L/C Issuer hereunder.

10.09Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03, 2.08 and 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent and Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent and Collateral Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid

(i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be canceled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Collateral Agent:

(a)to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon satisfaction of the Termination Conditions, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or Restricted Subsidiary as a result of a transaction permitted hereunder;

(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary that is a Material Subsidiary except any Immaterial Subsidiary described in Section 6.08(iii);

(d)to release any Guarantor, other than any Person that is a Material Subsidiary, from its obligations under the Guaranty if such Person is a guarantor of any Material Indebtedness of the Borrower or the Restricted Subsidiaries, at such time as its guaranty of such Material Indebtedness and any other Material Indebtedness is released;

(e)to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.03(i) or Section 8.04(c);

(f)to execute and deliver customary subordination, non-disturbance and attornment agreements to tenants and licensees on Mortgaged Real Property; and

(g)to release any Mortgaged Real Property (and any related Collateral) to the extent that such Mortgaged Real Property is the subject of an Investment of the type described in Section 8.06(n) (it being understood that the Borrower shall have the right, in its reasonable judgment, to make lot line adjustments in parcels and subdivide parcels with respect to the released Mortgaged Real Property to the extent necessary in order to effectuate the transactions contemplated in this clause (g), so long as the applicable Grantor retains the legal parcel).

The Collateral Agent hereby agrees to use its commercially reasonable efforts to take any of the foregoing actions requested by the Borrower to facilitate any transaction permitted hereunder within ten (10) Business Days following request by the Borrower (or such shorter period of time as Collateral Agent may agree to in its reasonable discretion), in a form reasonably requested by the Borrower.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, the Administrative Agent and the Collateral Agent are irrevocably authorized by each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers to, if requested by any Borrower Party or MGM Resorts, take all actions necessary to facilitate the purchase by the Borrower or any other Loan Party of the MGM National Harbor Hotel and Casino Ground Lease or underlying Real Property, including, without limitation, the termination and release of any Mortgage or release of any Mortgaged Real Property reasonably necessary or advisable to accomplish such purchase; provided that concurrently with such release, a Mortgage on such MGM National Harbor Hotel and Casino Ground Lease or underlying Real Property is concurrently entered into.

In each case as specified in this Section 10.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

10.11Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

10.12Withholding Tax.  To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent and the Collateral Agent), the Administrative Agent and the Collateral Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent and the Collateral Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent and the Collateral Agent) incurred by or asserted against the Administrative Agent and the Collateral Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent and the Collateral Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent and the Collateral Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent or the Collateral Agent under this Section 10.12; provided, however, that prior to an Event of Default, the Administrative Agent shall not have any right of set off with respect to amounts held in the Agent Accounts.  The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent and the Collateral Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 10.12, include any L/C Issuer.

Article XI
MISCELLANEOUS

11.01Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (a) below), the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and/or the Collateral Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01 or Section 4.02 without the written consent of each Lender; provided, that, with respect to any Revolving Borrowing or Term A Borrowing after the Closing Date, any condition set forth in Section 4.02 may be waived with the written consent of each Revolving Lender or each Term A Lender, as applicable;

(b)change any provision of this Section 11.01 without the written consent of each Lender directly and adversely affected thereby;

(c)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of any such Lender directly and adversely affected thereby;

(d)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to a Lender under any Loan Document without the written consent of any such Lender directly and adversely affected thereby;

(e)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly and adversely affected thereby; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f)change (A) Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby; (B) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or Section 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is a Term A Facility, the Required Term A Lenders of each affected Class and (ii) if such Facility is the Revolving Facility, the Required Revolving Lenders; (C) the definition of “Class” in a manner that would alter the pro rata borrowing and repayment of Revolving Loans or the pro rata termination of Revolving Commitments without the written consent of the Required Revolving Lenders; (D) Section 2.01(b) or clause (x) of the definition of “Availability Period” without the written consent of the Required Revolving Lenders; or (E) Section 2.13(b) or (c) in any manner that could reasonably be expected to disproportionately and adversely affect the Revolving Lenders relative to the other affected Lenders without the written consent of the Required Revolving Lenders;

(g)change (i) the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term A Lenders” without the written consent of each Lender under the applicable Facility;

(h)release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; and

(i)release all or substantially all of the value of the Guaranty or, prior to the Final Completion Date, the MGM Resorts Completion Guarantee, in each case without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone, and shall be made promptly upon the request of the Borrower);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document; (iii) the Engagement Letter and the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iv) the Administrative Agent and the Collateral Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent and the Collateral Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or any L/C Issuer, if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent and the Collateral Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (v) the Collateral Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents and to add Collateral.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended and the principal amount of any Loan of such Lender may not be decreased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower, the Administrative Agent, the Collateral Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE

ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s or the Collateral Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  The Borrower, the Administrative Agent, the Collateral Agent and any L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent and any L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and/or the Collateral Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided, that the foregoing shall not prohibit (a) the Administrative Agent and the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent and Collateral Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as any L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date by the Administrative Agent and the Collateral Agent and their respective Affiliates in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Collateral Agent, any Lender and any L/C Issuer taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of a conflict of interest between the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)).  The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its reasonable discretion.

(b)Indemnification by Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, each L/C Issuer, each Arranger, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any other Loan Party arising out of, in connection with, or as a result of (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a special counsel for all Indemnitees taken as a whole in each subject matter area that is material to the interests of such Indemnitees, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of a conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its

Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final-non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (y) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or (z) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), Lender, L/C Issuer or Arranger under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct or gross negligence of such Indemnitee or any Related Indemnified Person (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 11.04(b) (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 11.04(b)) shall be paid within twenty Business Days after written demand therefor.  The agreements in this Section 11.04(b) shall survive the resignation of the Administrative Agent, the Collateral Agent, the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  This Section 11.04(b) shall not apply to Taxes, other than Taxes that represent losses, claims, damages, etc. arising from a non-tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such L/C Issuer in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.11(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section 11.04 shall be payable not later than twenty Business Days after demand therefor.

(f)Survival.  The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent and the Collateral Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent any L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent and the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(l), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(n) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement and the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (k) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and each Arranger) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of any Term A Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible

Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(c)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (c) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(d)Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(i)with respect to the Revolving Facility and any unfunded Term A Commitment, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(iii)the consent of any L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more of its Letters of Credit (whether or not then outstanding).

(e)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(f)No Assignment to Loan Parties.  No such assignment shall be made to any Sponsor Entity or Loan Party or affiliate thereof.

(g)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(h)No Assignment to Non-Qualified Financial Institutions.  No such assignment shall be made to any entity that is not a Financial Institution.

(i)No Assignment to a Competitor or Disqualified Lender.  Unless otherwise agreed to by the Borrower in its sole discretion, no such assignment shall be made to (x) a Competitor, (y) any banks, financial institutions, other institutional lenders and other Persons as specified by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) prior to the Closing Date (or as updated by the Borrower in writing after the Closing Date with respect to banks, financial institutions, other institutional lenders and other Persons who are Affiliates of Competitors (other than bona fide debt funds)) or (z) any Affiliate of the foregoing (other than any bona fide debt fund) to the extent clearly identifiable on the basis of such Affiliate’s name, (collectively, the “Disqualified Lenders”). The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(j)Assignments from Defaulting Lenders.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable pro rata portion of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata portion of all Loans and participations in Letters of Credit.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (k) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(l) and, for the avoidance of doubt, such sale shall not be effective until it is recorded in the applicable Participant Register pursuant to Section 11.06(m).

(k)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)), at any reasonable time and from time to time upon reasonable prior notice.

(l)Participations.  Subject to the requirements of clause (e) of this Section 11.06, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Financial Institution (other than a natural Person, a Defaulting Lender, a Disqualified Lender or any Loan Party or any Sponsor Entity; provided that, notwithstanding anything to the contrary contained herein, participations may be sold to Disqualified Lenders unless the DQ List has been posted to the Platform) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  All parties hereto acknowledge and agree that the Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Lender shall have become a Participant hereunder.  Subject to clause (n) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender), and Section 11.13) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each

Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant shall be subject to Section 2.12 as though it were a Lender.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

(m)Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in Loans made hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, and the Lenders shall treat each Person whose name is recorded in the Participant Register as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary.  No sale or other transfer of any participation or other beneficial ownership interest in any Loan shall be effective until such sale or transfer is recorded in the applicable Participant Register and, prior to such recordation, all amounts owing to the selling Lender with respect to any Loan shall remain owing to the selling Lender.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(n)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a Change in Law that occurs after the Participant acquires the applicable participation.

(o)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(p)Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may, subject to the requirements of clause (q) of this Section 11.06, grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii).  Except as provided below in this Section 11.06(p), each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (I) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (II) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guaranty or credit or liquidity enhancement to such SPC. Each SPC shall be entitled to the benefits of Sections 3.01, 3.04, 11.04(a) and 11.04(b) and this Section 11.06 to the same extent as if it were a Lender.

(q)[Reserved]

(r)Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b), such L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer.  In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer; provided, further, that no Lender shall be required to serve as an L/C Issuer unless such Lender consents in its sole discretion.  If an L/C Issuer resigns, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

11.07Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13 or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or similar transaction under which payments are to be made by reference to the Borrower and  its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or their Restricted Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) to any credit insurance provider relating to the Borrower and its obligations.  Nothing herein shall permit the disclosure of confidential Information regarding the Loan Parties or their Affiliates to any Disqualified Lender except to the extent required, directly or indirectly, by Law or compulsory legal process or any regulatory authority.

For purposes of this Section 11.07, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.

11.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent and Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Collateral Agent and the applicable L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) any Lender is a Defaulting Lender, (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.01, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, any such Lender (a “Non-Consenting Lender”), (d) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto or (e) if any Lender is subject to a Disqualification or is not a Financial Institution, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing right to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)such assignment does not conflict with applicable Laws; and

(iv)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Notwithstanding the foregoing, each Lender agrees that if the Borrower exercises its option pursuant to this Section 11.13 to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.06.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice (a “Non-Compliant Lender”), each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.06 on behalf of such Non-Compliant Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.06.  Any removal of Bank of America or its successor as a Defaulting Lender pursuant to this Section 11.13 shall also constitute the removal of Bank of America or its successor as the Administrative Agent pursuant to Section 10.06.

11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN ANY LOAN DOCUMENT WHICH EXPRESSLY STATES THAT IT SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL EACH BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Collateral Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Collateral Agent, on the other hand, (B) the arranging and other services regarding this Agreement provided by the Arrangers are arm’s-length commercial transactions between the Borrower, on the one hand, and the Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Collateral Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower Parties, their Affiliates or any other Person and (B) neither the Administrative Agent, the Collateral Agent nor any Arranger nor any Lender has any obligation to the Borrower Parties or their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower Parties and their Affiliates, and neither the Administrative Agent, the Collateral Agent nor any Arranger nor any Lender has

any obligation under the Loan Documents to disclose any of such interests to the Borrower Parties or their Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications hereof, or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19Keepwell.  The Borrower, at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Section 11.19 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

11.20Gaming Law.

(a)This Agreement and the other Loan Documents are subject to applicable Gaming Laws and laws involving the sale, distribution and possession of alcoholic beverages, including, without limitation, beer, wine and liquor (the “Liquor Laws”).  Without limiting the foregoing, each of the Administrative Agent, the Collateral Agent, the Lenders and participants acknowledges that (i) it is subject to being required by the relevant Gaming Authorities or Liquor Authorities, in the discretion of each of them, to be licensed or found suitable or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages, Gaming Approval or Liquor License, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authorities or Liquor Authorities, as applicable.

(b)Each Creditor Party agrees to cooperate with the Gaming Authority or Liquor Authority (or, in each case, to be subject to Section 11.13) in connection with the provisions of such documents or other information as may be requested by such Gaming Authority or Liquor Authority relating to any Borrower Party or to the Loan Documents.

(c)Notwithstanding anything to the contrary herein, the pledge of any Equity Interests of any Loan Party that is licensed by or registered with the Maryland Lottery and Gaming Control Commission is not effective until such pledge has been approved by the Maryland Lottery and Gaming Control Commission.  Each Loan Party for which this Section 11.20(c) applies shall, at its own expense, promptly apply for and thereafter diligently pursue the requisite approval by the Maryland Lottery and Gaming Control Commission.

(d)Notwithstanding anything to the contrary herein, neither this Agreement nor any of the other Loan Documents: (i) create any property right in the video lottery operation license awarded and/or issued to Borrower and/or any other license awarded and/or issued under MD Code, State Government, §9-1A-01 et seq.; (ii) accrue any monetary value to the privilege of participation in video lottery; or (iii) transfer any license issued under MD Code, State Government, §9-1A-01 et seq., including, for the avoidance of doubt, the video lottery operation license awarded and/or issued to Borrower.  Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the participation in video lottery operations shall be conditioned solely on the continuing individual qualifications of the Person who seeks the privilege.

11.21ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.22Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution that is a Lender or an L/C Issuer arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Article XII
deed of trust

12.01SNDA and Estoppel.

Beneficiary further agrees to execute and deliver a Non-Disturbance and Attornment Agreement in a commercially reasonable form (an “SNDA”) with respect to any Conforming Space Lease at the recommendation of Trustor.  Beneficiary shall use commercially reasonable efforts to provide such SNDA not later than twenty (20) Business Days after written request from Trustor.

12.02Required Notices.

Trustor shall notify Beneficiary promptly of the occurrence of any of the following and shall promptly provide Beneficiary a copy of the notice or documents referred to: (i) receipt of notice from any Governmental Authority relating to all or any material part of the Trust Estate if such notice relates to a default or act, omission or circumstance which constitutes a Default under this Agreement; or (ii)  the entry of any judgment, decree or order materially affecting all or substantially all of the Trust Estate which involves the potential liability of Trustor or its Affiliates in an amount in excess of $2,500,000 (other than for personal injury actions and related property damage suits which are covered by insurance), as well as any others that materially affect all or substantially all of the Trust Estate, subject to the deductible amounts permitted under this Agreement (if any).

12.03Representations, Warranties and Covenants.  Trustor represents and warrants to the Beneficiary that (a) the MGM National Harbor Hotel and Casino Ground Lease is unmodified and in full force and effect, (b) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (c) Trustor enjoys the quiet and peaceful possession of the property demised thereby, (d) Trustor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, and (e) Lessor is not in default under any of the terms or provisions thereof on the part of Lessor to be observed or performed (but this statement is made for the benefit of and may only be relied upon by the Beneficiary and Secured Parties). Trustor shall promptly pay, when due and payable, the rent and other charges payable pursuant to the MGM National Harbor Hotel and Casino Ground Lease, and will timely perform and observe all of the other terms, covenants and conditions required to be performed and observed by Trustor as lessee under the MGM National Harbor Hotel and Casino Ground Lease.  Trustor shall notify Beneficiary in writing of any material default by Trustor in the performance or observance of any terms, covenants or conditions on the part of Trustor to be performed or observed under the MGM National Harbor Hotel and Casino Ground Lease within ten (10) days after Trustor knows of such default.  Trustor shall, promptly following the receipt thereof, deliver a copy of any notice of default given to Trustor by the Lessor pursuant to the MGM National Harbor Hotel and Casino Ground Lease and promptly notify Beneficiary in writing of any material default by the Lessor in the performance or observance of any of the terms, covenants or conditions on the part of the Lessor to be performed or observed thereunder.   Unless required under the terms of the MGM National Harbor Hotel and Casino Ground Lease, except as set forth in this Agreement, Trustor shall not, without the prior written consent of Beneficiary (such consent not to be unreasonably withheld or delayed) (i) terminate, or surrender the MGM National Harbor Hotel and Casino Ground Lease, or (ii) enter into any modification of the MGM National Harbor Hotel and Casino Ground Lease which materially impairs the practical realization of the security interests granted by the Deed of Trust, and any such attempted termination, modification or surrender without Beneficiary’s written consent shall be void.  Trustor shall, within thirty (30) days after written request from Beneficiary and to the extent provided for under the MGM National Harbor Hotel and Casino Ground Lease, use commercially reasonable efforts to obtain from the Lessor and deliver Beneficiary a certificate setting forth the name of the tenant thereunder and stating that the MGM National Harbor Hotel and Casino Ground Lease  is in full force and effect, is unmodified or, if the MGM National Harbor Hotel and Casino Ground Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Trustor, stating that to the best of Lessor’s knowledge, no default or event which with notice or lapse of time (or both) would become a default is existing under the MGM National Harbor Hotel and Casino Ground Lease, stating the date to which rent has been paid, and specifying the nature of any defaults, if any, and containing such other statements and representations as may be reasonably requested by Beneficiary.

12.04Lot Line Adjustment.

In connection with the application by Lessor and the Trustor under the Deed of Trust to Prince George’s County for a lot line adjustment, Beneficiary agrees that, to the extent necessary to facilitate finalization of the Approved Lot Line Adjustment, Beneficiary will, at no cost to itself or the Lenders and provided that reasonably acceptable title insurance endorsements will be concurrently issued in favor of Beneficiary, execute such maps, plats, records of survey, amendments to deed of trust and the like, each in form and substance reasonably acceptable to Beneficiary, as are necessary to give effect to the Approved Lot Line Adjustment, and in addition, provided the same are in form and substance reasonably acceptable to Beneficiary, will consent to Trustor’s execution of such maps, plats, records of survey, lease amendments and memorandum of lease amendments as is necessary to reflect the revised legal description for the Land. A copy of the revised map of the Land and the revised legal description have been delivered by the Trustor (such lot line adjustment, the “Approved Lot Line Adjustment”).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:
MGM NATIONAL HARBOR LLC
By:	/s/ Daniel J. D’Arrigo
Name:	Daniel J. D’Arrigo
Title:	Treasurer

[National Harbor – Signature Page to Credit Agreement]

bank of america, n.a., as
Administrative Agent and Collateral Agent
By:	/s/ DeWayne D. Rosse
Name:	DeWayne D. Rosse
Title:	Vice President

[National Harbor – Signature Page to Credit Agreement]

bank of america, n.a.,
as a Revolving Lender, Term A Lender and an L/C Issuer
By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Managing Director

[National Harbor – Signature Page to Credit Agreement]

FIFTH THIRD BANK, AN OHIO CORPORATION,
individually as a Revolving Lender and Term A Lender
By:	/s/ Andy Tessema
Name:	Andy Tessema
Title:	Vice President

[National Harbor – Signature Page to Credit Agreement]

BNP PARIBAS,
individually as a Revolving Lender and Term A Lender
By:	/s/ James McHale
Name:	James McHale
Title:	Managing Director

By:	/s/ Duane Helkowski
Name:	Duane Helkowski
Title:	Managing Director

[National Harbor – Signature Page to Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
individually as a Revolving Lender and Term A Lender
By:	/s/ Dominique Fournier
Name:	Dominique Fournier
Title:	Managing Director

By:	/s/ Hayden Arnoux
Name:	Hayden Arnoux
Title:	Director

[National Harbor – Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
individually as a Revolving Lender and Term A Lender
By:	/s/ William G. Karl
Name:	William G. Karl
Title:	Executive Officer

[National Harbor – Signature Page to Credit Agreement]

SUNTRUST BANK,
individually as a Revolving Lender and Term A Lender
By:	/s/ J. Haynes Gentry III
Name:	J. Haynes Gentry III
Title:	Director

[National Harbor – Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
individually as a Term A Lender
By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

[National Harbor – Signature Page to Credit Agreement]

Schedule 1.01: Mortgaged Real Property

Legal Description – MGM National Harbor, LLC

ALL THAT CERTAIN tract, piece or parcel of land, lying and being situate in the Oxon Hill (12th) Election District, Prince George's County, Maryland, and more particularly described as follows:

PARCEL FOUR - A, containing 1,004,646 square feet or 23.0635 acres, more or less, as shown on dedication plat prepared by SOLTESZ, entitled "PLAT TWO, PARCEL FOUR – A, NATIONAL HARBOR - BELTWAY PARCEL, Oxon Hill (12th) Election District, Prince George's County, Maryland", dated November, 2015 and recorded November 20, 2015 among the land records of Prince George's County, Maryland in Plat Book SJH 243 at Plat No. 61.

AND BEING the same land conveyed to National Harbor Grand LLC, a Maryland limited liability company, by the following deeds:  a) Deed of No Consideration from National Harbor Beltway L.C., a Virginia limited liability company, to National Harbor Grand LLC, a Maryland limited liability company, dated December 22, 2014 and recorded January 20, 2015 among the land records of Prince George's County, Maryland in Liber 36636 at folio 100;  b) Quitclaim Deed from National Harbor Beltway L.C. to National Harbor Grand LLC, a Maryland limited liability company, dated August 12, 2015 and recorded August 20, 2015, in Liber 37346 at folio 430, among the land records of Prince George's County, Maryland, and  c) Quitclaim Deed from National Harbor Beltway L.C., a Virginia limited liability company, to National Harbor Grand LLC, a Maryland limited liability company, dated November 20, 2015 and recorded November 24, 2015, in Liber 37612 at folio 622, among the land records of Prince George's County, Maryland, conveying title to the four (4) areas vacated by M-NCPPC by Petition for Minor Vacation, Number V-15004, approved November 11, 2015.

Schedule 2.01: Lenders and Commitments

Lender	Term A Commitment	Applicable Percentage
Bank of America, N.A.	$80,000,000.00	18.82%
Fifth Third Bank	$80,000,000.00	18.82%
BNP Paribas	$80,000,000.00	18.82%
Credit Agricole Corporate and Investment Bank	$60,000,000.00	14.12%
Sumitomo Mitsui Bank Corporation	$60,000,000.00	14.12%
SunTrust Bank	$40,000,000.00	9.41%
Barclays Bank PLC	$25,000,000.00	5.88%
Total	$425,000,000.00	100.00%

Lender	Revolving Commitment	Applicable Percentage
Bank of America, N.A.	$20,000,000.00	20.00%
Fifth Third Bank	$20,000,000.00	20.00%
BNP Paribas	$20,000,000.00	20.00%
Credit Agricole Corporate and Investment Bank	$15,000,000.00	15.00%
Sumitomo Mitsui Bank Corporation	$15,000,000.00	15.00%
SunTrust Bank	$10,000,000.00	10.00%
Total	$100,000,000.00	100.00%

Schedule 5.04: Subsidiaries

None.

Schedule 5.06: Litigation

None.

Schedule 6.12: Post-Closing Items

None.

Schedule 8.08: MGM Resorts Agreements

None.

Schedule 11.02: Notice Addresses

Borrower:

MGM National Harbor, LLC
c/o MGM Resorts International
3950 Las Vegas Boulevard South
Las Vegas, NV 89119
Attention: Corporate Legal

Administrative Agent for Notices other than Borrowing Requests, Conversion Notices or Continuation Notices:

Bank of America, N.A.
Mail Code: TX1-492-14-19
901 Main Street 14th Floor
Dallas, Texas 75202
Attention: DeWayne D. Rosse
Telephone: 214.209.0529
Facsimile: 214.672.8623
Electronic Mail: DeWayne.Rosse@BAML.com

Administrative Agent for Borrowing Requests, Conversion Notices or Continuation Notices:

Bank of America, N.A.

Mail Code: TX1-492-14-11

901 Main Street 14th Floor

Dallas, Texas 75202

Attention: Diana R. Lopez

Telephone: 972.338.3774

Facsimile: 214.290.8384

Electronic Mail: Diana.R.Lopez@BAML.com

Collateral Agent:

Bank of America, N.A.
Mail Code: TX1-492-14-19
901 Main Street 14th Floor
Dallas, Texas 75202
Attention: DeWayne D. Rosse
Telephone: 214.209.0529
Facsimile: 214.672.8623
Electronic Mail: DeWayne.Rosse@BAML.com

L/C Issuer:

Bank of America, N.A.
Mail Code: TX1-492-64-01
901 Main Street 64th Floor
Dallas, Texas 75202
Attention: Diane Dycus
Telephone: 214.209.0935
Facsimile: 214.290.9468
Electronic Mail: Diane.Dycus@BAML.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: __________, ____

To:Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, entered into as of January 28, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among MGM National Harbor, LLC, a Nevada limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

The undersigned hereby requests (select one):

A Borrowing of [Revolving][Term A][Incremental Term] Loans

A conversion or continuation of [Revolving][Term A][Incremental Term] Loans

1.	On __________________ (a Business Day).
2.	In the amount of $________________
3.	Comprised of________________
[Type of Loan requested]
4.	For Eurodollar Rate Loans: with an Interest Period of [____ months].

[After giving effect to any Initial Term A Borrowing, (i) the Total Term A Outstandings shall not exceed the total Initial Term A Commitments, and (ii) the aggregate Outstanding Amount of the Initial Term A Loans of any Lender shall not exceed such Term A Lender’s Initial Term A Commitment.]1

[After giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment.]2

[1]	Include this sentence in the case of a Term A Borrowing.
[2]	Include this sentence in the case of a Revolving Borrowing.

A-1

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

MGM NATIONAL HARBOR, LLC
By:
Name:
Title:

A-2

EXHIBIT B

FORM OF IN-BALANCE TEST CERTIFICATE

This In-Balance Test Certificate (“Certificate”) is delivered to Bank of America, N.A., as Administrative Agent pursuant to Section 4.01(a)(xiv)  and 4.02(g) of the Credit Agreement, dated as of January 28, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MGM NATIONAL HARBOR, LLC, a Nevada limited liability company (“Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

Capitalized terms used in this Certificate and all Attachments hereto but not otherwise defined herein or therein shall have the meanings assigned to such terms in the Credit Agreement.

1.I am a duly elected, qualified and acting Responsible Officer of the Borrower.

2.I have reviewed and am familiar with the contents of this Certificate and am executing this Certificate solely in my capacity as a Responsible Officer of the Borrower.

3.Attached hereto as Attachment 1.I are the In-Balance Projections prepared for the In-Balance Test for MGM National Harbor.

4.The In-Balance Projections are based on assumptions believed by the Borrower to be reasonable at the time made as to all matters material to the estimates set forth herein.

5.Attached hereto as Attachment 1.II are the calculations of the Available Funds and the aggregate Remaining Costs for MGM National Harbor as of the date set forth thereto showing compliance with the In-Balance Test.

IN WITNESS WHEREOF, I execute this Certificate this ________ day of ________ 20___.

[Signature page follows]

MGM NATIONAL HARBOR, LLC, a Nevada limited liability company
By:
Name:
Title:

Attachment 1

The information described herein is as of ________, 20____ (the “Certification Date”), and pertains to the period from ______, 20______ to ____________, 20______.

I.IN-BALANCE PROJECTIONS

A.

In-Balance Projections means, with respect to the In-Balance Test, good faith projections of the Available Funds and the aggregate Remaining Costs for MGM National Harbor from the first day of the calendar month in which the In-Balance Test is being made through the Scheduled Completion Date.

	Projection for Quarter Ending [ ]	Projection for Quarter Ending [ ]	Projection for Quarter Ending [ ]	[add more columns as appropriate]	Projection for Quarter Ending at the Scheduled Completion Date
Available Funds
Remaining Costs

II.IN-BALANCE TEST

A.Available Funds as of the Certification Date[3]

1.  Amounts on deposit in the Company Equity Contribution Account, the Term Loan A Proceeds Account, the Operating Account and the Revolving Loan Proceeds Account, collectively, as of the Certification Date:

$
2. Anticipated Investment Income as of the Certification Date:	$
3. Aggregate undrawn Term A Commitments and Revolving Commitments to the extent available to be drawn pursuant to the Credit Agreement:	$
4. The lesser of:
(i) MGM Resorts’ capacity to make investments in the Borrower under the agreements governing its outstanding Indebtedness, and:	$
(ii) Sum of MGM Resorts’ unrestricted cash on hand (excluding cage cash) and unused availability under the revolving lines of credit:	$
5. Net Available Proceeds attributable to any Casualty Event not otherwise required to be applied to prepay the Term Loan A Loans pursuant to Section 2.04(b)(iii) of the Credit Agreement:	$
6. Aggregate amount of Available Funds (aggregate amount of Available Funds described in A1 through A5):	$
B.Remaining Costs as of the Certification Date

1.  As of the Certification Date, the amount of Project Costs the Borrower reasonably expects to be expended by the Loan Parties after the Certification Date to complete the tasks set forth in the Project Budget:

$
C.Aggregate amount of Available Funds (amount in A6) minus amount of Remaining Costs (amount in B1)	$
MGM National Harbor is In-Balance (if amount in C is > 0 or equal to 0) MGM National Harbor is not In-Balance (if amount in C is < 0)

[3]	Calculated after giving effect to any Credit Extension.

EXHIBIT C-1

FORM OF TERM A NOTE

___________, ___

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term A Loan from time to time made by the Lender to the Borrower under the Credit Agreement, dated as of January 28, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of the Term A Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term A Note is one of the Term A Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term A Note is also entitled to the benefits of the Guaranty, if any, and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Borrower is liable for the Obligations represented by this Term A Loan, subject to the limitations expressly set forth in the Agreement.  The Term A Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.

C-1-1

THIS TERM A NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Borrower: MGM NATIONAL HARBOR, LLC
By:
Name:
Title:

C-1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______

C-1-3

EXHIBIT C-2

FORM OF REVOLVING NOTE

___________, ___

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ______________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under the Credit Agreement, dated as of January 28, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Note is also entitled to the benefits of the Guaranty, if any, and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

C-2-1

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN

ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Borrower: MGM NATIONAL HARBOR, LLC
By:
Name:
Title:

C-2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______
_______	_______	_______	_______	_______	_______	_______

C-2-3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ___________, ____

To:Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 28, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among MGM National Harbor, LLC, a Nevada limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.The Borrower has delivered the year-end audited financial statements required by Section 7.01(b) of the Agreement for the Fiscal Year ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.The Borrower has delivered the unaudited financial statements required by Section 7.01(a) of the Agreement for the Fiscal Quarter ended as of the above date.  Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in conformity with GAAP consistently applied, as at such date and for such period (except for the absence of certain footnotes and other informational disclosures customarily omitted from interim financial statements).

2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries during the accounting period covered by such financial statements.

3.A review of the activities of the Borrower and its Restricted Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, as of the date hereof, no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate. 4

[Use following paragraph 6 for fiscal year-end financial statements]

5.[A summary of outstanding mechanics Liens as evidenced by lien searches [consistent with those provided on the Closing Date] is set forth on Schedule 2 attached.]5

[4]	Delivery to commence for the Fiscal Quarter ending on the Initial Calculation Date.
[5]	Not required after the Final Completion Date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ____________, ____.

MGM NATIONAL HARBOR, LLC
By:
Name:
Title:

For the Fiscal Quarter/Fiscal Year ended ___________, ____ (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate

I.	Section 8.11 Maximum Consolidated Total Leverage Ratio
	A. Total Funded Indebtedness of the Borrower and the Restricted Subsidiaries as of the Statement Date:	$______
	B. EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period:[6]	$______
	F. Consolidated Total Leverage Ratio (Ratio of I.A to I.B):	_______
	G. Maximum Consolidated Total Leverage Ratio:	_______
II.	Section 8.12 Minimum Consolidated Interest Coverage Ratio
	A. EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period: [7]	$______
	B. Consolidated Interest Charges for the most recently ended Test Period:	$______
	C. Consolidated Interest Coverage Ratio (Ratio of II.A to II.B):	_______
	D. Minimum Consolidated Interest Coverage Ratio:	2.00 to 1.00
III.	Available Amount
	A. $25,000,000	$25,000,000
	B. The cumulative amount of Excess Cash Flow for each Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2017:	$______

[6]

EBITDA shall be calculated with respect to the applicable Test Period as follows: with respect to each calculation made at any time after the time when one full Fiscal Quarter shall have elapsed after the Opening Date but prior to the time when four full Fiscal Quarters shall have elapsed after the Opening Date, EBITDA shall be equal to (1) for the first full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for such Fiscal Quarter, multiplied by (ii) four; (2) for the second full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for the preceding two Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) two; and (3) for the third full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for the preceding three Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 1.33.

[7]

EBITDA shall be calculated with respect to the applicable Test Period as follows: with respect to each calculation made at any time after the time when one full Fiscal Quarter shall have elapsed after the Opening Date but prior to the time when four full Fiscal Quarters shall have elapsed after the Opening Date, EBITDA shall be equal to (1) for the first full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for such Fiscal Quarter, multiplied by (ii) four; (2) for the second full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for the preceding two Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) two; and (3) for the third full Fiscal Quarter after the Opening Date, (i) the actual EBITDA for the preceding three Fiscal Quarters ending on the last day of the applicable Fiscal Quarter, multiplied by (ii) 1.33.

	C. The portion of Excess Cash Flow that has been (or is required to be or to have been) used to prepay the Loans in accordance with Section 2.04(b)(iv) of the Agreement:	$______

D.        The amount of cash dividends, distributions and returns of capital  and other payments (excluding any expense reimbursements, indemnification payments, Matching Equity Contributions and payments or contributions made pursuant to the MGM Resorts Completion Guarantee) actually received in cash by the Borrower or any Restricted Subsidiary after the Closing Date and prior to such date of determination from any Person which is not a Restricted Subsidiary:

$______
	E. The net cash proceeds of any issuance by the Borrower of common Equity Interests or preferred Qualified Equity Interests after the Closing Date and prior to such date of determination:	$______
	F. Any Declined Proceeds:	$______
	G. Proceeds from any Permitted Asset Sale not otherwise required to be applied to prepay the Term A Loans pursuant to Section 2.04(b) of the Agreement:	$______
	H. Available Amount used to make Investments pursuant to Section 8.06(j) of the Agreement on or prior to the Statement Date:	$______
	I. Available Amount used to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 8.05(d) of the Agreement on or prior to the Statement Date:	$______
	J. Available Amount used to make any Restricted Payment pursuant to Section 8.07(f) of the Agreement on or prior to the Statement Date:	$______
	K. Available Amount as of the Statement Date (III.A + III.B – III.C + III.D + III.E + III.F + III.G – III.H – III.I – III.J):	$______
IV.	Excess Cash Flow[8]
	A. The EBITDA of the Borrower and the Restricted Subsidiaries for such Fiscal Year:	$______
	B. Interest Charges and transaction-related fees actually paid in cash by the Borrower and its Subsidiaries (net of interest income received during such Fiscal Year) for such Fiscal Year:	$______

C.        Scheduled principal repayments to the extent actually made, of Total Funded Indebtedness (including the Term A Loans) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) for such Fiscal Year:

$______

[8]	Calculated for any Fiscal Year of the Borrower ending on or after December 31, 2017

D.        All Federal, state, local and foreign taxes on or measured by income of the Borrower and its Subsidiaries actually paid in cash by the Borrower and its Subsidiaries (net of any tax rebates or credits received in cash by the Borrower or any of its Subsidiaries during such fiscal year) for such Fiscal Year:

$______
E. any Permitted Tax Distributions made by Borrower during such Fiscal Year:	$______

F.        Capital Expenditures made by Borrower and its Subsidiaries during such Fiscal Year (other than (x) Capital Expenditures financed with the proceeds of long-term Indebtedness and (y) Capital Expenditures financed with the Net Available Proceeds from any Asset Sale (removing the monetary threshold set forth in the definition of “Asset Sale” in the Agreement)):

$______
G. Any fees, expenses or charges related to litigation in connection with the construction of MGM National Harbor during such Fiscal Year:	$______
H. The amount of any Restricted Payments made pursuant to Section 8.07(i) of the Agreement and any fees, expenses or charges related thereto	$______
I. Excess Cash Flow as of the Statement Date (IV.A - IV.B – IV.C - IV.D - IV.E - IV.F - IV.G – IV.H):	$______

For the Fiscal Year ended ___________, ____

SCHEDULE 2

[Attached]

EXHIBIT E-1

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See Attached]

E-1-1

EXHIBIT E-2

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]9 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]10 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]11 hereunder are several and not joint.]12  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignor[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

[9]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[10]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[11]	Select as appropriate.
[12]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-2-1

3.	Borrower:	MGM National Harbor, LLC, a Nevada limited liability company

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement, dated as of January 28, 2016 among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer (as amended, restated, amended and restated, supplemented or otherwise modified).

6.	Assigned Interest:

Assignor[s][13]	Assignee[s][14]	Facility Assigned[15]	Aggregate Amount of Commitment/ Loans for all Lenders[16]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[17]	CUSIP Number
_________	_________	_________	$______	$______	______%	______
_________	_________	_________	$______	$______	______%	______
_________	_________	_________	$______	$______	______%	______

[7.	Trade Date:	][18]

Effective Date:  ___________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[13]	List each Assignor, as appropriate.
[14]	List each Assignee, as appropriate.
[15]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term A Commitment,” etc.).
[16]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[17]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[18]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-2-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:

BANK OF AMERICA, N.A., as

  Administrative Agent

By:
Title:

Consented to:

MGM NATIONAL HARBOR, LLC

By:
Title:][19]

[19]	Include consents (including, without limitation, consent of any L/C Issuer) only as required by Section 11.06 of the Credit Agreement.

E-2-3

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION

MGM National Harbor, LLC
Credit Agreement

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1.Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(d), (f), (g), (h) and (i) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(d) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

E-2-4

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-2-5

EXHIBIT F-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MGM National Harbor, LLC (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	__________ __, 20[ ]

F-1-1

EXHIBIT F-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MGM National Harbor, LLC (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	__________ __, 20[ ]

F-2-1

EXHIBIT F-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MGM National Harbor, LLC (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	__________ __, 20[ ]

F-3-1

EXHIBIT F-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MGM National Harbor, LLC (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and as an L/C Issuer.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners’/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	__________ __, 20[ ]

F-4-1

EXHIBIT G

Form of Opening Date Certificate

[___________], 201[__]

Bank of America, N.A., as Administrative Agent

Global Corporate and Commercial Banking Client Service

901 Main St.

Dallas, TX 75202

Mail Code: TX1-492-14-11

Attention: DeWayne Rosse, AVP, Agency Management Officer

Phone: (214) 209-0529

Fax: (214) 672-8623

Dewayne.Rosse@baml.com

Re:	Opening Date Certificate pursuant to Credit Agreement of MGM National Harbor, LLC

Ladies and Gentlemen:

This Opening Date Certificate is delivered to you pursuant to clause (c) of the definition of “Opening Date” in the Credit Agreement dated as of January 28, 2016 (the “Credit Agreement”) among MGM National Harbor, LLC, a Nevada limited liability company (the “Borrower”), Bank of America, N.A., as Administrative Agent and each lender from time to time party thereto.  Capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby represents, warrants and certifies that the Opening Date has occurred and as follows:

(a)All material permits and licenses necessary for opening and operation of MGM National Harbor with the Minimum Opening Date Facilities have been issued and are in full force and effect; and

(b)MGM National Harbor is open to the public and operating with the Minimum Opening Date Facilities.

The Administrative Agent is entitled to rely on the foregoing certifications.

[SIGNATURE PAGE FOLLOWS]

G-1

IN WITNESS WHEREOF, the undersigned has executed this Opening Date Certificate as of this [___] day of [______], 201[__].

MGM NATIONAL HARBOR, LLC,

a Nevada limited liability company

By:
Name:
Title:

G-2

EXHIBIT H

Form of Completion of Construction Certificate

[_______], 201[__]

Bank of America, N.A., as Administrative Agent

Global Corporate and Commercial Banking Client Service

901 Main St.

Dallas, TX 75202

Mail Code: TX1-492-14-11

Attention: DeWayne Rosse, AVP, Agency Management Officer

Phone: (214) 209-0529

Fax: (214) 672-8623

Dewayne.Rosse@baml.com

Re:	Completion of Construction Certificate pursuant to Credit Agreement of MGM National Harbor, LLC

Ladies and Gentlemen:

This certificate is delivered to you pursuant to the clause (b) of the definition of “Final Completion Date” of the Credit Agreement dated as of January 28, 2016 (the “Credit Agreement”) among MGM National Harbor, LLC, a Nevada limited liability company (the “Borrower”), Bank of America, N.A., as Administrative Agent and each lender from time to time party thereto.  Capitalized terms used in this certificate that are otherwise not defined shall have the meanings assigned to them in the Credit Agreement.  The Borrower hereby represents, warrants and certifies as follows:

(a)The Opening Date has occurred;

(b)The final completion of construction of MGM National Harbor has occurred substantially in accordance with the Final Plans and Specifications in effect;

(c)All mechanics Liens associated with MGM National Harbor in excess of $25 million shall have been discharged (provided that for purposes of this clause (c), multiple Liens for the same work or services shall be considered a single Lien) through the Construction Completion Date;

(d)The applicable title company has delivered to the Administrative Agent an updated title search identifying all Liens of record through a date reasonably acceptable to the Administrative Agent that is reasonably close to the Final Completion Date confirming that there are no intervening Liens or encumbrances which may then or thereafter take priority over the Lien of each Mortgage, other than Permitted Encumbrances, Permitted Mechanics Liens and any other exceptions to title that are reasonably acceptable to the Administrative Agent;

(e)Attached hereto as Exhibit 1 is the signed certificate of the General Contractor; and

(f)No default or Event of Default under Section 9.01 (a), (b) or (i) has occurred or is continuing.

The Administrative Agent is entitled to rely on the foregoing certifications.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Completion of Construction Certificate as of this [___] day of [_________], 201[__].

MGM National Harbor, LLC,

a Nevada Limited Liability Company

By:
Name:
Title:

EXHIBIT 1
Certificate of General Contractor
Borrower’s Completion of Construction Certificate

[_______], 201[__]

MGM National Harbor, LLC

c/o MGM Resorts International

3940 Las Vegas Boulevard South

Las Vegas, NV  89119

Attention: Corporate Legal

Re:	Certificate of General Contractor pursuant to Credit Agreement of MGM National Harbor, LLC

Ladies and Gentlemen:

This certificate is delivered to you pursuant to the clause (b) of the definition of “Final Completion Date” of the Credit Agreement dated as of January 28, 2016 (the “Credit Agreement”) among MGM National Harbor, LLC, a Nevada limited liability company (the “Borrower”), Bank of America, N.A., as Administrative Agent and each lender from time to time party thereto.  Capitalized terms used in this certificate that are otherwise not defined shall have the meanings assigned to them in the Credit Agreement.  WHITING-TURNING CONTRACTING COMPANY (the “General Contractor”) hereby certifies as follows:

(a) The final completion of construction of MGM National Harbor has occurred substantially in accordance with the Final Plans and Specifications in effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of General Contractor as of this [___] day of [_________], 201[__].

WHITING-TURNER CONTRACTING COMPANY

By:
Name:
Title:

EXHIBIT I

FORM OF GUARANTY

FORM OF GUARANTY

(MGM National Harbor, LLC Subsidiaries)

This Guaranty (together with any extensions, modifications, renewals, restatements, reaffirmations, supplements or amendments hereof, including, without limitation, any documents or agreements by which additional Guarantors become party hereto, this “Guaranty”) dated as of [            ], 20[  ] is made by each of the Persons listed on the signature pages hereto and each other Person who may become a party hereto pursuant to Section 21 of this Guaranty (each a “Guarantor” and collectively “Guarantors”), jointly and severally in favor of the Beneficiary (as defined below), and is acknowledged by (i) Bank of America, N.A., as Administrative Agent under the Credit Agreement (as defined below), and (ii) Bank of America, N.A., as Collateral Agent (as defined below) under the Credit Agreement (as defined below).  This Guaranty is made with reference to the following facts:

RECITALS

A.Borrower, Administrative Agent and certain Lenders are party to that certain Credit Agreement dated as of January 28, 2016 (as amended from time to time prior to the date hereof, the “Credit Agreement”).

B.Pursuant to Section 6.08 of the Credit Agreement, (i) any Loan Party creating or acquiring any Subsidiary that is a wholly owned Restricted Subsidiary (other than an Immaterial Subsidiary or Excluded Subsidiary) after the Closing Date, (ii) any Subsidiary that is a Restricted Subsidiary of a Loan Party ceasing to be an Immaterial Subsidiary, (iii) any Immaterial Subsidiary providing a guarantee of any Material Indebtedness and (iv) any Subsidiary that is an Unrestricted Subsidiary becoming a wholly owned Restricted Subsidiary (other than an Immaterial Subsidiary or Excluded Subsidiary) pursuant to Section 6.11 of the Credit Agreement, shall, subject to certain limitations set forth in the Credit Agreement and to the extent it does not violate any Gaming Law, execute and deliver a Guaranty.

C.Each Guarantor expects to realize direct and indirect benefits as the result of the continued availability of the aforementioned credit facilities to Borrower.

AGREEMENT

NOW, THEREFORE, in order to induce the Lenders to continue to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors, jointly and severally, hereby represent, warrant, covenant, agree and guarantee as follows:

1.Definitions.  This Guaranty is the Guaranty referred to in the Credit Agreement and is one of the Loan Documents.  Terms defined in the Credit Agreement and not otherwise defined in this Guaranty shall have the meanings given those terms in the Credit Agreement and such definitions are incorporated herein as though set forth in full.  In addition, as used herein, the following terms shall have the meanings respectively set forth after each:

“Beneficiary” means Administrative Agent, the Lenders, the Hedge Banks and the Cash Management Banks, and each of them, and any one or more of them and their respective successors in interest.

“Credit Agreement” means that certain Credit Agreement dated as of January 28, 2016 among Borrower, the Lenders referred to therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent, as at any time amended, modified, supplemented, renewed or extended or successively refinanced.

“Collateral Agent” means Bank of America, N.A., when acting in its capacity as Collateral Agent under the Credit Agreement, and any successor to Bank of America, N.A. acting in such capacity.

“Guarantied Obligations” means (a) all Obligations of Borrower under the Credit Agreement and other Loan Documents, whether for principal, interest, fees, expenses or otherwise and (b) all Obligations of Guarantor existing under this Guaranty; provided that the Guarantied Obligations shall exclude any Excluded Swap Obligations.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.Guaranty of Guarantied Obligations.  Each Guarantor hereby absolutely, irrevocably and unconditionally guarantees and promises to pay and perform on demand the Guarantied Obligations and each and every one of them, including all amendments, modifications, supplements, renewals or extensions of any of them, whether such amendments, modifications, supplements, renewals or extensions are evidenced by new or additional instruments, documents or agreements or change the rate of interest on any Guarantied Obligation or the security therefor, or otherwise.  All rights, remedies, privileges and powers of Beneficiary shall be exercised exclusively by Administrative Agent on behalf of the Beneficiary.

3.Nature of Guaranty.  This Guaranty is irrevocable and continuing in nature and relates to any Guarantied Obligations now existing or hereafter arising.  This Guaranty is a guaranty of prompt and punctual payment and performance and is not merely a guaranty of collection and shall be operative and binding until the Guarantied Obligations (other than any contingent indemnification obligations for which no claim has been made) shall have been paid and performed in full, the Credit Agreement and the other Loan Documents shall have been terminated and no commitment to extend credit to Borrower remains outstanding under the Credit Agreement.

4.Relationship to Other Agreements.  Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other document, instrument or agreement executed by Guarantors or in connection with the Guarantied Obligations, but each and every term and condition hereof shall be in addition thereto.  All provisions contained in the Credit Agreement or any other Loan Document that apply to Loan Documents generally are fully applicable to this Guaranty and are incorporated herein by this reference.  Each Guarantor hereby irrevocably appoints Borrower as its agent for the purpose of receiving notices hereunder and under each of the other Loan Documents and agrees that such Guarantor shall be deemed to have conclusively received any such notice when received by Borrower in accordance with Section 11.02 of the Credit Agreement.

5.Subordination of Indebtedness of Borrower to Guarantors to the Guarantied Obligations.  Each Guarantor agrees that:

(a)Any indebtedness of Borrower now or hereafter owed to any Guarantor is hereby subordinated to the Guarantied Obligations.

(b)If Beneficiary so requests, upon the occurrence and during the continuance of any Event of Default, any such indebtedness of Borrower now or hereafter owed to any Guarantor shall be collected, enforced and received by such Guarantor as trustee for Beneficiary and shall be paid over to Beneficiary in kind on account of the Guarantied Obligations, but without reducing or affecting in any manner the obligations of such Guarantor under the other provisions of this Guaranty.

(c)Should any Guarantor fail to collect or enforce any such indebtedness of Borrower now or hereafter owed to such Guarantor and pay the proceeds thereof to Beneficiary in accordance with Section 5(b) hereof, Beneficiary as such Guarantor’s attorney-in-fact may do such acts and sign such documents in such Guarantor’s name as Beneficiary considers necessary or desirable to effect such collection, enforcement and/or payment.

6.Statutes of Limitations and Other Laws.  Until the Guarantied Obligations shall have been paid and performed in full (other than any contingent indemnification obligations for which no claim has been made), the Credit Agreement and the other Loan Documents shall have been terminated and no commitment to extend credit to Borrower remains outstanding under the Credit Agreement, all the rights, privileges, powers and remedies granted to Beneficiary hereunder shall continue to exist and may be exercised by Beneficiary at any time and from time to time irrespective of the fact that any of the Guarantied Obligations may have become barred by any statute of limitations.  Each Guarantor expressly waives the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, each to the maximum extent permitted by applicable Laws.

7.Waivers and Consents.  Each Guarantor acknowledges that the obligations undertaken herein involve the guaranty of obligations of Persons other than such Guarantor and, in full recognition of that fact, consents and agrees that each of Beneficiary and Collateral Agent, as applicable, may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof, including, without limitation, any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Guarantied Obligations or any part thereof, or any of the Loan Documents to which such Guarantor is not a party or any additional security or guaranties, or any, condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Guarantied Obligations or any part thereof; (d) accept partial payments on the Guarantied Obligations; (e) receive and hold additional security or guaranties for the Guarantied Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Beneficiary or Collateral Agent, as applicable, in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Guarantied Obligations or any part thereof; (h) settle, release on terms satisfactory to

Beneficiary or Collateral Agent, as applicable, or by operation of applicable Laws or otherwise liquidate or enforce any Guarantied Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or (i) consent to the merger, change or any other restructuring or termination of the organizational existence of Borrower, such Guarantor or any other Person, and correspondingly restructure the Guarantied Obligations, and any such merger, change, restructuring or termination shall not affect the liability of such Guarantor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Guarantied Obligations.

Upon the occurrence and during the continuance of any Event of Default, Beneficiary may enforce this Guaranty, except to the extent prohibited by applicable Law, independently as to any Guarantor and independently of any other remedy or security Beneficiary or Collateral Agent, as applicable, at any time may have or hold in connection with the Guarantied Obligations.  Each Guarantor expressly waives any right to require Beneficiary or Collateral Agent to marshal assets in favor of Borrower or any other Person, and agrees that each of Beneficiary and Collateral Agent, as applicable, may proceed against Borrower or any other Person, or upon or against any security or remedy, before proceeding to enforce this Guaranty, in such order as Borrower or Collateral Agent, as applicable, shall determine in its sole and absolute discretion.  Beneficiary and Collateral Agent, as applicable, each may file a separate action or actions against Borrower, each Guarantor or any other Loan Party without respect to whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Guarantor agrees that each of Beneficiary, Collateral Agent, each Guarantor, and Borrower and any Affiliates of Borrower may deal with each other in connection with the Guarantied Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting this Guaranty or any security for this Guaranty.  Beneficiary’s rights hereunder shall be reinstated and revived, and the enforceability of this Guaranty shall continue, with respect to any amount at any time paid on account of the Guarantied Obligations which thereafter shall be required to be restored or returned by Beneficiary upon the bankruptcy, insolvency or reorganization of Borrower or any other Person, or otherwise, all as though such amount had not been paid.  The rights of Beneficiary and Collateral Agent created or granted herein and the enforceability of this Guaranty with respect to each Guarantor at all times shall remain effective to guaranty the full amount of all the Guarantied Obligations even though the Guarantied Obligations, or any part thereof, or any security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower or any other guarantor or surety and whether or not Borrower shall have any personal liability with respect thereto.  Except to the extent Guarantors are prohibited from waiving pursuant to applicable Law, each Guarantor expressly waives any and all defenses now or hereafter arising or asserted by reason of: (a) any disability or other defense of Borrower with respect to the Guarantied Obligations; (b) the unenforceability or invalidity of any security or guaranty for the Guarantied Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations; (c) the cessation for any cause whatsoever of the liability of Borrower (other than by reason of the full payment and performance of all Guarantied Obligations, other than any contingent indemnification obligations for which no claim has been made); (d) any failure of Beneficiary or Collateral Agent to marshal assets in favor of Borrower or any other Person; (e) any failure of Collateral Agent to give notice of sale or other disposition of Collateral to any Guarantor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral; (f) any failure of Collateral Agent to comply with applicable Laws in connection with the sale or other disposition of any Collateral or other security for any Guarantied Obligation, including without limitation, any failure of Collateral Agent to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any Guarantied Obligation; (g) any act or omission of Beneficiary, Collateral Agent or others that directly or indirectly results in or aids the discharge or release of Borrower or the Guarantied Obligations or any security or guaranty therefor by operation of law or otherwise; (h) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (i) any failure of Beneficiary or Collateral Agent to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person; (j) the election by Beneficiary or Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code; (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code; (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (n) the avoidance of any Lien in favor of Collateral Agent or Beneficiary for any reason; (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Guarantied Obligations (or any interest thereon) in or as a result of any such proceeding; (p) the benefits of any provision of applicable “one-action” or similar statutes; or (q) any action taken by Beneficiary or Collateral Agent that is authorized by this Section or any other provision of any Loan Documents.  Each Guarantor expressly waives any benefit of and any right to participate in any security now or hereafter held by Beneficiary or Collateral Agent.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.

8.Condition of Borrower and its Subsidiaries.  Each Guarantor represents and warrants to Beneficiary that each Guarantor has established adequate means of obtaining from Borrower and Borrower’s Subsidiaries, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Borrower and Borrower’s Subsidiaries and their Properties, and each Guarantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Borrower and Borrower’s Subsidiaries and their Properties.  Each Guarantor hereby expressly waives and relinquishes any duty on the part of Beneficiary or Collateral Agent (should any such duty exist) to disclose to any Guarantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Borrower or Borrower’s Subsidiaries and their Properties, whether now known or hereafter known by Beneficiary during the life of this Guaranty.  With respect to any of the Guarantied Obligations, Beneficiary need not inquire into the powers of Borrower or any of Borrower’s Subsidiaries or the officers or employees acting or purporting to act on their behalf, and all Guarantied Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

9.Liens on Real Property; Additional Waivers.  Each Guarantor authorizes each of Collateral Agent and Beneficiary, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting any Guarantied Obligations of each Guarantor, the enforceability of this Guaranty, or the validity or enforceability of any Liens of Collateral Agent or Beneficiary on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale, except to the extent prohibited by applicable Law.  Each Guarantor expressly waives any defenses to the enforcement of this Guaranty and any rights of Beneficiary or Collateral Agent created or granted hereby or to the recovery by Beneficiary or Collateral Agent against Borrower, each Guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of each Guarantor or may preclude such Guarantor from obtaining reimbursement or contribution from Borrower or any other Person.  Each Guarantor expressly waives any defenses or benefits that may be derived from NRS Section 40.451, et.  seq.  and judicial decisions relating thereto, any comparable provisions of the Laws of any other jurisdiction and all other suretyship defense it might otherwise have under applicable Law, except to the extent Guarantors are prohibited from waiving such defenses or benefits pursuant to applicable Law.  Each Guarantor expressly waives to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein subject to any such deeds of trust or mortgages or other instruments, except to the extent Guarantors are prohibited from waiving such rights pursuant to applicable Law, and any Guarantor’s or any other Person’s failure to receive any such notice shall not impair or affect each Guarantor’s Obligations or the enforceability of this Guaranty or any rights of Beneficiary or Collateral Agent created or granted hereby.

10.Waiver of Rights of Subrogation.  Notwithstanding anything to the contrary elsewhere contained herein (other than Section 15 below) or in any other Loan Document to which any Guarantor is a party, until the Guarantied Obligations have been paid and performed in full (other than contingent indemnification obligations for which no claim has been made), the Credit Agreement and the other Loan Documents shall have been terminated and no commitment to extend credit to Borrower remains outstanding under the Credit Agreement, Guarantor hereby expressly postpones with respect to Borrower and Borrower’s successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of Borrower or any surety for Borrower, any and all rights at Law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which any Guarantor may have or hereafter acquire against Borrower or any other such Person in connection with or as a result of any Guarantor’s execution, delivery and/or performance of this Guaranty or any other Loan Document to which any Guarantor is a party.  Each Guarantor agrees that it shall not have or assert any such rights against Borrower or Borrower’s successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of Borrower or any surety for Borrower, either directly or as an attempted setoff to any action commenced against such Guarantor by Borrower (as borrower or in any other capacity), Beneficiary or any other such Person.  Each Guarantor hereby acknowledges and agrees that this waiver is intended to benefit Borrower, Beneficiary and Collateral Agent and shall not limit or otherwise affect any Guarantor’s liability hereunder, under any other Loan Document to which any Guarantor is a party, or the enforceability hereof or thereof.

11.Understandings With Respect to Waivers and Consents.  Each Guarantor warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which any Guarantor otherwise may have against Borrower, Beneficiary or others, or against any Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law.  Each Guarantor acknowledges that it has either consulted with legal counsel regarding the effect of this Guaranty and the waivers and consents set forth herein, or has made an informed decision not to do so.  If this Guaranty or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable Law, this Guaranty and such waivers and consents shall be effective to the maximum extent permitted by Law.

12.Representations and Warranties.  Each Guarantor hereby makes each and every representation and warranty set forth in Article V of the Credit Agreement which is applicable to such Guarantor as if set forth herein.  Without limiting the foregoing, each Guarantor hereby represents and warrants that: (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

13.Costs and Expenses.  Each Guarantor agrees to pay to Beneficiary all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Beneficiary in the enforcement or attempted enforcement of this Guaranty, whether or not an action is filed in connection therewith, and in connection with any waiver or amendment of any term or provision hereof.  All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements (including the allocated cost of legal counsel employed by Beneficiary), incurred or paid by Beneficiary in exercising any right, privilege, power or remedy conferred by this Guaranty, or in the enforcement or attempted enforcement thereof, shall be subject hereto and shall become a part of the Guarantied Obligations and shall be paid to Beneficiary by Guarantors, immediately upon demand, together with interest thereon at the rate(s) provided for under the Credit Agreement.

14.Construction of this Guaranty.  This Guaranty is intended to give rise to absolute and unconditional obligations on the part of each Guarantor; hence, in any construction hereof, notwithstanding any provision of any Loan Document to the contrary, this Guaranty shall be construed strictly in favor of Beneficiary in order to accomplish its stated purpose.

15.Contribution Rights.  Each Guarantor agrees that as among itself and the other Guarantors that each Guarantor shall have a right of contribution from each other Guarantor; provided, however, that no Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder shall be required to make any contribution hereunder to any other Guarantor with respect to any Excluded Swap Obligations; and provided, further, that such right of contribution and any and all claims of any Guarantor against any other Guarantor, any endorser or against any of their property shall be junior and subordinate in right of payment to the prior final payment in cash in full of all of the Guarantied Obligations (other than any contingent indemnification obligations for which no claim has been made), and the Guarantors shall not take any action to enforce such right of contribution, and the Guarantors shall not accept any payment in respect of such right of contribution, until the Guarantied Obligations shall have been paid and performed in full (other than any contingent indemnification obligations for which no claim has been made), the Credit Agreement and the other Loan Documents shall have been terminated and no commitment to extend credit to Borrower remains outstanding under the Credit Agreement.

The preceding paragraph is intended only to define the relative rights of the Guarantors among themselves, and nothing set forth therein is intended to or shall impair the obligations of any of the Guarantors to pay any amounts to Beneficiary as and when the same shall become due and payable.

16.Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 16, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guarantied Obligations (other than any contingent indemnification obligations for which no claim has been made) shall have been paid and performed in full, the Credit Agreement and the other Loan Documents shall have been terminated and no commitment to extend credit to Borrower remains outstanding under the

Credit Agreement.  Each Qualified ECP Guarantor intends this Section 16 to constitute, and this Section 16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

17.Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS GUARANTY AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL EACH BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, COLLATERAL AGENT, ANY BENEFICIARY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR THE TRANSACTIONS RELATING HERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, COLLATERAL AGENT OR ANY BENEFICIARY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 OF THE CREDIT AGREEMENT AND EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE TO IT AT THE ADDRESS OF BORROWER DESCRIBED THEREIN.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

18.Severability.  Wherever possible, each provision of this Guaranty will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.  Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate any Guarantor’s obligations under this Guaranty under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, such Guarantor (the “Affected Guarantor”), automatically and without any further action being required of such Affected Guarantor or Administrative Agent, any Lender or any other Beneficiary, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by such Affected Guarantor under any guaranty of the Guarantied Obligations (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of such Affected Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being such Affected Guarantor’s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount of this Guaranty as to such Affected Guarantor had instead been the Maximum Guaranty Amount.  This Section is intended solely to preserve the rights of Administrative Agent, the Lenders and the other Beneficiaries under this Guaranty to the maximum extent not subject to avoidance under applicable law, and neither any Affected Guarantor nor any other person or entity shall have any right or claim under this Section with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of any Affected Guarantor under this Guaranty shall not be rendered voidable under applicable law.  Without limiting the generality of the foregoing, the determination of a Maximum Guaranty Amount for any Affected Guarantor pursuant to the provisions of the second preceding sentence of this Section shall not in any manner reduce or otherwise affect the obligations of any other Guarantor (including any other Affected Guarantor) under the provisions of this Guaranty.

19.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20.Joinder.  Any Person may become a Guarantor under and become bound by the terms and conditions of this Guaranty by executing and delivering to Administrative Agent an Instrument of Joinder substantially in the form attached hereto as Exhibit A accompanied by such documentation as Administrative Agent may require to establish the due organization, valid existence and good standing of such Person, its authority to execute, deliver and perform this Guaranty, and the identity, authority and capacity of each Responsible Officer thereof authorized to act on its behalf.  Upon delivery of such Instrument of Joinder to and acceptance thereof by Administrative Agent, notice of which acceptance is hereby waived by each Guarantor, each such additional Guarantor shall be as fully a party hereto as if such Guarantor were an original signatory hereof.

21.Counterparts.  This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Guarantors have executed this Guaranty by its duly authorized officer as of the date first written above.

GUARANTORS:

[           ]

By:	MGM National Harbor, LLC, a Nevada limited liability company, its sole member

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has acknowledged this Guaranty by its duly authorized officer as of the date first written above.

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:

BANK OF AMERICA, N.A.
a national banking association,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT A
TO
GUARANTY

INSTRUMENT OF JOINDER

THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of               , ____, by                 , a                           (“Joining Party”), and delivered to Bank of America, N.A., as Administrative Agent (“Administrative Agent”), pursuant to the Guaranty dated as of [          ], 20[  ] made by the Persons listed on signature pages thereof and each other Guarantor later party thereto, in favor of the Beneficiary (as defined therein) (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Guaranty”).  Terms used but not defined in this Joinder shall have the meanings defined for those terms in the Guaranty.

RECITALS

(a)The Guaranty was made by the Guarantors in favor of the Beneficiary described therein in connection with the Credit Agreement dated as of January 28, 2016 by and among MGM National Harbor, LLC, a Nevada limited liability company (“Borrower”), the lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent (as the same may from time to time be amended, extended, renewed, supplemented or otherwise modified, the “Credit Agreement”).

(b)Joining Party is required pursuant to the Credit Agreement to become a Guarantor under the terms and conditions of the Guaranty.

(c)Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW THEREFORE, Joining Party agrees as follows:

AGREEMENT

22.By this Joinder, Joining Party becomes a Guarantor under and pursuant to Section 20 of the Guaranty.  Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Guarantied Obligations as further set forth therein, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.

23.The effective date of this Joinder is                 ,         .

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IN WITNESS WHEREOF, the Joining Party has executed this Joinder by its duly authorized officer as of the date first written above.

[                  ], as Joining Party

a

By:
Name:
Title:

ACKNOWLEDGED:

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

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